As filed with the Securities and Exchange Commission on November 7 , 2007
Registration No. 333- 146373

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

PRE-EFFECTIVE
AMENDMENT NO. 1
TO THE
FORM S-1
 REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

Meridian Interstate Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	6036	204652200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

10 Meridian Street
East Boston, Massachusetts 02128
(617) 567-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard J. Gavegnano
Chairman of the Board and Chief Executive Officer
Meridian Interstate Bancorp, Inc.
10 Meridian Street
East Boston, Massachusetts 02128
(617) 567-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence M. F. Spaccasi, Esquire	Dave Muchnikoff, Esquire
Sean P. Kehoe, Esquire	Silver Freedman & Taff, LLP
Muldoon Murphy & Aguggia LLP	3299 K Street
5101 Wisconsin Avenue, NW	Suite 100
Washington, DC 20016	Washington, DC 20007-444
(202) 362-0840	(202) 295-4500

          Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock no par value	13,591,125 (1)	$10.00	$135,911,250	(3)

(1)	Includes shares of common stock to be issued to Meridian Charitable Foundation, Inc., a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	A registration fee of $4,173 was previously paid upon the initial filing of the Form S-1 on September 28, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
Meridian Interstate Bancorp, Inc. (Holding Company for East Boston Savings Bank) Up to 11,557,500 Shares of Common Stock

          This is the initial public offering of shares of common stock of Meridian Interstate Bancorp, Inc.  The shares we are offering will represent 43.7% of our outstanding common stock.  Additionally, we will contribute 300,000 shares of our common stock to Meridian Charitable Foundation, Inc., which represents between 1.53% and 1.13% of our outstanding common stock at the minimum and maximum of the offering, respectively.  Meridian Financial Services, Incorporated, our Massachusetts chartered mutual holding company parent, will own the remainder of our outstanding common stock and will be our majority stockholder.  We intend to have our common stock quoted on the Nasdaq Global Select Market under the symbol “EBSB.”

          If you were a depositor of East Boston Savings Bank on June 30, 2006 or June 30, 2007, you may have priority rights to purchase shares of common stock.  If you are not a depositor of East Boston Savings Bank, but are interested in purchasing shares of our common stock, you may have an opportunity to purchase shares of common stock after priority orders are filled.

          We are offering up to 11,557,500 shares of common stock for sale on a best efforts basis, subject to certain conditions.  We must sell a minimum of 8,542,500 shares to complete the offering.  The amount of capital being raised is based on an appraisal of Meridian Interstate Bancorp.  Most of the terms of this offering are required by regulations of the Massachusetts Commissioner of Banks.  If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 13,291,125 shares without giving you further notice or the opportunity to change or cancel your order.

          The offering is scheduled to terminate at Noon, Eastern time, on [Date 1], 2007.  We may extend this termination date without notice to you until [Date 2], 2007, unless the Massachusetts Commissioner of Banks approves a later date , which may not be beyond July 2, 2009. Funds received before completion of the offering (up to, and in excess of, the minimum of the offering range) will be maintained at East Boston Savings Bank in a segregated escrow account.  All subscriptions received will earn interest at 0.75%.

          The minimum purchase is 25 shares.  Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Date 2], 2007.  If we extend the offering beyond [Date 2], 2007, we will promptly return the funds of all subscribers who do not reconfirm their subscriptions.  If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at 0.75%.

          Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is offered for sale.  Purchasers will not pay a commission to purchase shares of common stock in the offering.  All shares offered for sale are offered at a price of $10.00 per share.

          We expect our directors and executive officers, together with their associates, to subscribe for 129,900 shares, which equals 1. 1 % of the shares offered for sale at the maximum of the offering range.

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors” beginning on page _____.

OFFERING SUMMARY
Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted

Number of shares	8,542,500	11,557,500	13,291,125
Gross offering proceeds	$85,425,000	$115,575,000	$132,911,250
Estimated offering expenses, excluding underwriting fees and expenses	$996,000	$996,000	$996,000
Estimated underwriting fees and expenses(1)	$543,000	$751,000	$870,000
Estimated net proceeds	$83,886,000	$113,828,000	$131,045,250
Estimated net proceeds per share	$9.82	$9.85	$9.86

(1)

Does not include fees to be paid to broker-dealers in the event a syndicated community offering is conducted.  For information regarding underwriting compensation to be paid Keefe, Bruyette & Woods, Inc., see “Pro Forma Data” and “The Stock Offering—Marketing Arrangements.”

          These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

          None of the Securities and Exchange Commission, the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Massachusetts Commissioner of Banks nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

          For assistance on how to subscribe, please contact the stock information center at (___) ___-____.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is __________, 2007

East Boston Savings Bank

Office Locations

East Boston
1. Ten Meridian St.
2. One Bennington St.
3. 856 Bennington St.

Saugus

4. 320 Central St.
5. 317 Main St.

Lynnfield Loan Center

6. 220 Broadway

Winthrop

7. 15 Bartlett Rd.

Revere

8. 575 Broadway

Peabody

9. 67 Prospect St.

Melrose

10. 108 Main St.

Everett

11. 1755 Revere Beach Parkway

Lynn

12. 335 Broadway

ATM-only locations
- 35 Revere St., Winthrop
- 294 Bennington St., East Boston

MASSACHUSETTS
BOSTON
Essex County
6 Lynnfield
9 Peabody
Middlesex County
12 Lynn
5
Saugus
4
Melrose 10
8
Revere
Everett 11
3
East Boston
Winthrop 7
2
1
Suffolk County

Summary

          This summary highlights material information from this document and may not contain all the information that is important to you.  To understand the stock offering fully, you should read this entire document carefully including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.  For assistance, please call our stock information center at (___) ___-____.

The Companies

Meridian Financial Services, Incorporated
Meridian Interstate Bancorp, Inc.
East Boston Savings Bank
10 Meridian Street
East Boston, Massachusetts 02128
(617) 567-1500

          Meridian Financial Services, Incorporated is our Massachusetts chartered mutual holding company parent.  As a mutual holding company, Meridian Financial Services is a non-stock company.  Upon completion of the offering, Meridian Financial Services will own a majority of Meridian Interstate Bancorp’s common stock.  So long as Meridian Financial Services exists, it will own a majority of the voting stock of Meridian Interstate Bancorp and, through its board of trustees, will be able to exercise voting control over most matters put to a vote of stockholders.  All 11 directors of Meridian Interstate Bancorp are also members of the board of trustees of Meridian Financial Services, which is composed of 28 members.  Following the offering, Meridian Financial Services does not intend to engage in any business activity other than those relating to owning a majority of the common stock of Meridian Interstate Bancorp.

          Meridian Interstate Bancorp, Inc. is a Massachusetts chartered mid-tier stock holding company that was formed in 2006 by East Boston Savings Bank to be its holding company.  This offering is made by Meridian Interstate Bancorp.  Meridian Interstate Bancorp owns all of East Boston Savings Bank’s capital stock and directs, plans and coordinates East Boston Savings Bank’s business activities.  In addition, Meridian Interstate Bancorp owns 40% of the capital stock of Hampshire First Bank, a New Hampshire chartered bank, organized in 2006 and headquartered in Manchester, New Hampshire.  At June 30, 2007, Hampshire First Bank had assets of $42.4 million.  In the future, Meridian Interstate Bancorp might also acquire or organize other operating subsidiaries, including other financial services companies or their assets, although it currently has no specific plans or agreements to do so.  At June 30, 2007, Meridian Interstate Bancorp had total assets of $909.8 million, deposits of $745.6 million and total retained earnings of $112.7 million on a consolidated basis.

          East Boston Savings Bank is a Massachusetts chartered stock savings bank that operates from 11 full-service locations and one loan center in the greater Boston metropolitan area.  We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts.  We have been successful in growing both deposits and loans.  Since December 31, 2005, deposits have increased $73.1 million, or 10.9%, and loans have increased $62.9 million, or 13.1%.  At June 30, 2007, we had total assets of $895.8 million, deposits of $745.6 million and total retained earnings of $98.7 million.

Our Corporate Structure

          The following diagram depicts our corporate structure after the offering at the midpoint of the offering range:

Our Operating Strategy (page _____)

          Our mission is to operate and grow a profitable community-oriented financial institution.  We plan to achieve this by executing our strategy of:

•	Continuing to emphasize our commercial real estate, commercial business and construction loans, as well as increase our commercial business relationships in our expanding market area;

•	Managing credit risk to maintain a low level of nonperforming assets, and interest rate risk to optimize our net interest margin;

•	Expanding our franchise through the opening of additional branch offices and the possible acquisition of existing financial service companies or their assets;

•	Increasing core deposits through aggressive marketing and the offering of new deposit products; and

•	Continuing to grow and diversify our sources of non-interest income.

Regulation and Supervision (page _____)

          Meridian Financial Services and Meridian Interstate Bancorp are subject to regulation, supervision and examination by the Federal Reserve Board and the Massachusetts Commissioner of Banks.  East Boston Savings Bank is subject to regulation, supervision and examination by the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation.

The Offering

Persons Who Can Order Stock in the Offering (page ____)

          We have granted rights to subscribe for shares of Meridian Interstate Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

1.	Persons with $50 or more on deposit at East Boston Savings Bank as of the close of business on June 30, 2006.

2.	Persons with $50 or more on deposit at East Boston Savings Bank as of the close of business on June 30, 2007.

3.	Our employee stock ownership plan, which provides retirement benefits to our employees.

4.	Officers, directors, trustees, corporators and employees of Meridian Financial Service, Meridian Interstate Bancorp and East Boston Savings Bank who do not have a higher priority right.

          If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order.  Shares will be allocated in order of the priorities described above under a formula outlined in the plan of stock issuance.  See “The Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.  The employee stock ownership plan may choose to fill, or be required to fill if the offering is unsubscribed by priorities 1 or 2, some or all of its intended subscription after the offering by purchasing shares in the open market or may purchase shares directly from us.

          We may offer shares not sold in the subscription offering to the general public in a “direct community offering” that can begin concurrently with, during or immediately following the subscription offering.  Orders received in the direct community offering will be subordinate to subscription offering orders. Natural persons residing in the communities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts will have first preference to purchase shares in the direct community offering.  Shares of common stock not purchased in the subscription offering or the direct community offering may be offered for sale through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.  We have the right to accept or reject, in our sole discretion, orders we receive in the direct community offering and syndicated community offering.

Reasons for the Offering (page _____)

          Our primary reasons for this offering are to:

•	increase the capital of East Boston Savings Bank to support future lending and operational growth;

•	enhance profitability and earnings through investing and leveraging the proceeds;

•	enable us to increase lending limits and support our emphasis on commercial real estate, construction and commercial business loans;

•	support future branching activities and/or the acquisition of financial services companies or their assets; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current incentive based compensation programs.

          As part of our business planning process, our board of directors concluded that additional capital was needed in order to increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering.  The board of directors considered two options:  either (1) a full mutual-to-stock conversion, in which a new stock holding company is formed that issues all of its stock to the public, or (2) an offering by Meridian Interstate Bancorp, which by regulation may not issue more than 49.9% of its stock to the public.  The board of directors determined that a minority offering by Meridian Interstate Bancorp was preferable, because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy.  Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering.  Additionally, the board of directors preferred to remain in the mutual holding company structure because it provides for the continued control of Meridian Interstate Bancorp by Meridian Financial Services through its majority ownership position.  We chose to sell 43.7% of our shares to the public, rather than a smaller portion, because we believe that we are raising the amount of capital we can effectively deploy and because the sale of a smaller number of shares would make it less likely that an active trading market for the shares would develop.  We chose not to sell more than 43.7% of our shares to the public so that we would have shares to contribute to the charitable foundation and have the flexibility to issue authorized but unissued shares to fund future stock benefit plans, in each case without exceeding the regulatory limit on the percentage of shares that can be owned by persons other than Meridian Financial Services.

          We will also be able to increase our philanthropic endeavors to the communities we serve through the contribution to Meridian Charitable Foundation.

Purchase Price

          The purchase price is $10.00 per share.  You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold

          We are offering for sale between 8,542,500 and 11,557,500 shares of Meridian Interstate Bancorp common stock in this offering.  The amount of capital being raised is based on an appraisal of Meridian Interstate Bancorp.  Most of the terms of this offering are required by regulations of the Massachusetts Commissioner of Banks and are further subject to the approval of the Federal Reserve Board.  With regulatory approval, we may increase the number of shares to be sold to 13,291,125 shares without giving you further notice or the opportunity to change or cancel your order.  In considering whether to increase the offering size, the Massachusetts Commissioner of Banks and the Federal Reserve Board will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

          We also intend to contribute 300,000 shares of our common stock to Meridian Charitable Foundation.

How We Determined the Offering Range (page _____)

          We decided to offer between 8,542,500 and 11,557,500 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., an appraisal firm experienced in appraisals of financial institutions.  Keller & Company will receive fees totaling $55,000 for the preparation and delivery of the original appraisal report and the final updated appraisal report, plus reimbursement of out-of-pocket expenses not to exceed $2,500, and $2,500 for the preparation and delivery of each additional required updated appraisal report.  Keller & Company estimates that as of August 30, 2007, our pro forma market value on a fully converted basis was between $195.5 million and $264.5 million, with a midpoint of $230.0 million.  The term “fully converted” means that Keller & Company assumed that 100% of our common stock had been sold to the public, rather than the 43.7% that will be sold in connection with this offering.

          In preparing its appraisal, Keller & Company considered the information in this prospectus, including our financial statements.  Keller & Company also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of the operating and financial statistics of East Boston Savings Bank with those of other similarly-situated, publicly-traded savings banks and bank holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	our intention to make a contribution to Meridian Charitable Foundation of 300,000 shares of our common stock.

          Our board of directors determined that the common stock should be sold at $10.00 per share and that 43.7% of the shares of our common stock should be offered for sale to the public in the offering.  The following table shows the number of shares that will be sold in the offering, issued to Meridian Financial Services and contributed to the charitable foundation, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	Percent of Shares Outstanding	At Maximum of Offering Range	Percent of Shares Outstanding

Shares sold in the offering	8,542,500	43.70%	11,557,500	43.70%
Shares issued to Meridian Financial Services	10,707,500	54.77	14,592,500	55.17
Shares contributed to the charitable foundation	300,000	1.53	300,000	1.13

Total	19,550,000	100.00%	26,450,000	100.00%

          Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual core earnings.  Keller & Company considered these ratios in preparing its appraisal, among other factors.  Tangible book value is the same as total equity less goodwill and other intangible assets and represents the difference between the value of the issuer’s tangible assets and liabilities.  Core earnings, for purposes of the appraisal, were defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items.  Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded mutual holding companies that Keller & Company considered to be comparable to us.

          The following table presents a summary of selected pricing ratios for the peer group companies and pro forma pricing ratios for us utilized by Keller & Company in its appraisal.  These ratios are based on earnings for the 12 months ended June 30, 2007 and book value as of June 30, 2007.

	Fully Converted Price To Core Earnings Multiple	Fully Converted Price To Book Value Ratio

Meridian Interstate Bancorp (pro forma):
Minimum	31.87x	69.52%
Midpoint	33.59x	74.04%
Maximum	34.98x	77.64%
Maximum, as adjusted	36.29x	81.05%
Peer group companies as of August 30, 2007:
Average	29.33x	88.56%
Median	25.54x	90.18%

          Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at discount of 12.33% to the peer group on a price-to-book basis and a premium of 19.25 % on a price-to-core earnings basis.  This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group based on a book value per share basis and more expensive on a core earnings per share basis.  The disparity between the pricing ratios results from Meridian Interstate Bancorp, on a pro forma basis, generally having higher levels of equity but lower earnings than the companies in the peer group.  The appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing Meridian Interstate Bancorp, and the number of shares to be sold, in comparison to the peer group institutions.

          The independent appraisal does not indicate market value.  You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Mutual Holding Company Data

          The following table presents a summary of selected pricing ratios for publicly traded mutual holding companies and the pricing ratios for us, without the ratios being adjusted to the hypothetical case of being fully converted.  These ratios are based on earnings for the 12 months ended June 30, 2007 and book value as of June 30, 2007.

	Non-Fully Converted Price To Core Earnings Multiple	Non-Fully Converted Price To Book Value Ratio

Meridian Interstate Bancorp (pro forma):
Minimum	49.87x	106.46%
Midpoint	54.34x	116.86%
Maximum	58.20x	125.95%
Maximum, as adjusted	62.04x	135.10%
Publicly traded mutual holding companies as of August 30, 2007 (1):
Average	44.78x	168.14%
Median	38.21x	162.02%

(1)

The information for publicly traded mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that may have issued a different percentage of their stock in their offerings than the 43.7% that we are offering to the public. In addition, stock repurchase activity may affect these ratios.

Possible Change in Offering Range

          Keller & Company will update its appraisal before we complete the stock offering.  If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 13,291,125 shares without further notice to you.  If our pro forma market value at that time is either below $195.5 million or above $304.2 million, then, after consulting with the Massachusetts Commissioner of Banks and the Federal Reserve Board, we may:  (i) terminate the stock offering and promptly return all funds with interest; (ii) promptly return all funds with interest, set a new offering range and give all subscribers the opportunity to place a new order; or (iii) take such other actions as may be permitted by the Massachusetts Commissioner of Banks, the Federal Reserve Board and the Securities and Exchange Commission.

Possible Termination of the Offering

          We must sell a minimum of 8,542,500 shares to complete the offering.  If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at 0.75% and without deduction of any fees, and holds on funds authorized for withdrawal from deposit accounts will be released.

After-Market Performance of “First-Step” Mutual Holding Company Offerings

          The following table provides information regarding the after-market performance of all “first-step” mutual holding company offerings completed from March 31, 2006 through August 30, 2007.  “First-step” mutual holding company offerings are initial public offerings by companies in the mutual holding company form of organization.

		Appreciation From Initial Offering Price

Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After 4 Weeks	Through 8/30/07

FSB Community Bancshares, Inc. (Nasdaq: FSBC)	08/15/2007	—%	—%	N/A %	—%
Beneficial Mutual Bancorp, Inc. (Nasdaq: BNCL)	07/16/2007	(7.9)	(6.8)	(11.5)	(5.5)
Hometown Bancorp, Inc. (OTCBB:HTWC)	06/29/2007	—	—	(5.0)	(15.0)
TFS Financial Corporation (Nasdaq: TFSL)	04/23/2007	17.9	18.0	23.4	15.7
Sugar Creek Financial Corp. (OTCBB:SUGR)	04/04/2007	—	—	6.0	(9.0)
Delanco Bancorp, Inc. (OTCBB:DLNO)	04/02/2007	—	—	(5.0)	(6.3)
Oritani Financial Corp. (Nasdaq: ORIT)	01/24/2007	59.7	54.3	55.0	54.3
Polonia Bancorp (OTCBB: PBCP)	01/16/2007	0.5	1.5	1.0	(4.0)
MSB Financial Corp. (Nasdaq: MSBF)	01/05/2007	23.0	21.5	19.3	5.0
MainStreet Financial Corp. (OTCBB: MSFN)	12/27/2006	10.0	10.0	(2.5)	(7.5)
Ben Franklin Financial, Inc. (OTCBB: BFFI)	10/19/2006	7.0	6.5	6.5	4.0
ViewPoint Financial Group (Nasdaq: VPFG)	10/03/2006	49.9	52.5	53.9	72.2
Fox Chase Bancorp, Inc. (Nasdaq: FXCB)	10/02/2006	29.5	27.9	30.1	22.0
Roma Financial Corp. (Nasdaq: ROMA)	07/12/2006	41.0	45.0	46.6	70.4
Seneca-Cayuga Bancorp, Inc. (OTCBB: SCAY)	07/11/2006	—	(1.5)	(7.0)	(10.0)
Northeast Community Bancorp, Inc. (Nasdaq: NECB)	07/06/2006	10.0	12.0	12.0	4.0
Mutual Federal Bancorp, Inc. (OTCBB: MFDB)	04/06/2006	11.3	10.0	14.0	19.9
Lake Shore Bancorp, Inc. (Nasdaq: LSBK)	04/04/2006	7.0	5.5	2.9	5.7
United Community Bancorp (Nasdaq: UCBA)	03/31/2006	8.0	8.4	5.5	24.1
Average – all transactions		14.0	13.9	13.6	12.2
Average – Nasdaq listed companies		21.6	21.7	21.6	24.4
Average – OTCBB quoted companies		3.6	3.3	1.0	(3.5)

          This table is not intended to be indicative of how our stock may perform.  Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.  Stock price appreciation is affected by many factors, including, but not limited to:  general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area, the quality of management and management’s ability to deploy proceeds (such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases), the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management. In addition, the companies listed in the table above may not be similar to Meridian Interstate Bancorp, with regard to market capitalization, offering size, earnings quality and growth potential, among other factors.  Further, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Meridian Interstate Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions.  Any or all of these differences may cause our stock to perform differently from these other offerings.  Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the “Risk Factors” section of this prospectus.

          You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased.  For example, as the above table illustrates, the stock of seven companies traded at or below the initial offering price at various times through August 30, 2007.  We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Offering

          We are conducting the offering under the terms of our plan of stock issuance.  We cannot complete the offering unless the plan of stock issuance is approved by the corporators of Meridian Financial Services, we sell at least the minimum number of shares offered and we receive the final approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board to complete the offering.

We Will Contribute Stock to the Meridian Charitable Foundation (page ___)

          To continue our long-standing commitment to our local communities, we intend to contribute 300,000 shares of our common stock to Meridian Charitable Foundation, a charitable foundation that we formed in 1997. The common stock contributed to the charitable foundation is in addition to the shares being offered for sale and will not be included in determining whether the minimum number of shares of common stock has been sold to complete the offering. Our contribution to the charitable foundation would reduce net earnings by $2.0 million, after tax, in the year in which the contribution is made, which is expected to be the fourth quarter of 2007 or first quarter of 2008.  Meridian Charitable Foundation will make charitable grants and donations and support projects located within our market area.  The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the contribution to Meridian Charitable Foundation.  For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” For a discussion of the dilutive impact of the contribution to the charitable foundation, see “Risks Related to the Contribution of Stock to the Charitable Foundation-The contribution to Meridian Charitable Foundation will decrease the ownership interest and voting interest in the shares issued to persons other than Meridian Financial Services by 1.1% after the contribution.”

Benefits of the Offering to Management (page _____)

          We intend to adopt the benefit plans and employment agreements described below.  Meridian Interstate Bancorp will recognize compensation expense related to the employee stock ownership plan and the equity incentive plan.  The actual expense will depend on the market value of Meridian Interstate Bancorp’s common stock and, with respect to the employee stock ownership plan, will increase as the value of Meridian Interstate Bancorp’s common stock increases.  As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual tax effected expense related to the employee stock ownership plan and the equity incentive plan would have been $313,000 and $1.6 million, respectively, for the year ended December 31, 2006, assuming shares are sold at the maximum of the offering range.  See “Pro Forma Data” for a detailed analysis of the effects of each of these plans.

          Employee Stock Ownership Plan.  We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.0% of the shares sold in the offering and contributed to Meridian Charitable Foundation.  The plan will use the proceeds from a 20-year loan from Meridian Interstate Bancorp or a subsidiary capitalized by Meridian Interstate Bancorp to purchase these shares.  As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants.  Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation.  Non-employee directors are not eligible to participate in the employee stock ownership plan.  We will incur additional compensation expense as a result of this plan.  See “Pro Forma Data” for an illustration of the effects of this plan.

          Equity Incentive Plan.  Following completion of the offering, we intend to consider adopting an equity incentive plan.  Pursuant to approval conditions imposed by the Massachusetts Commissioner of Banks in connection with the formation of Meridian Interstate Bancorp, the adoption of the equity incentive plan requires the prior approval of the Massachusetts Commissioner of Banks.  In addition, under current Massachusetts banking regulations, if the plan is implemented within one year after the offering, this plan must be approved by the holders of two-thirds of the total votes eligible to be cast by our stockholders and by the holders (other than Meridian Financial Services) of a majority of the total votes eligible to be cast by our stockholders at a meeting to be held no earlier than six months after completion of the offering.  Under this plan, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering and contributed to Meridian Charitable Foundation, and restricted stock awards in an amount equal to 4.0% of the shares sold in the offering and contributed to Meridian Charitable Foundation.  These limitations will not apply if the plan is implemented more than one year after the offering.  Shares of restricted stock will be awarded at no cost to the recipient.  Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.  We will incur additional compensation expense as a result of this plan.  See “Pro Forma Data” for an illustration of the effects of this plan.

          The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan.  At the maximum of the offering range, we will sell 11,557,500 shares and have 26,450,000 shares outstanding.  The number of shares reflected for the benefit plans in the table below assumes that East Boston Savings Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds of the offering as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased

(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Sold and Contributed to the Charitable Foundation at Maximum of Offering Range	As a % of Common Stock Outstanding	Total Estimated Value of Grants

Employee stock ownership plan (1)	948,600	8.0%	3.6%	$9,486
Restricted stock awards (1)	474,300	4.0	1.8	4,743
Stock options (2)	1,185,750	10.0	4.5	5,288

Total	2,608,650	22.0%	9.9%	$19,517

(1)	Assumes the value of Meridian Interstate Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $4.46, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

          Employment Agreements.  East Boston Savings Bank intends to enter into amended and restated two-year employment agreements with each of Robert F. Verdonck, its President and Chief Executive Office, Philip F. Freehan, its Executive Vice President and Senior Loan Officer and Leonard V. Siuda, its Treasurer and Chief Financial Officer.  In addition, Meridian Interstate Bancorp intends to enter into a two-year employment agreement with Richard J. Gavegnano, its Chairman of the Board and Chief Executive Officer.  These employment agreements will provide for severance benefits if the executives are terminated following a change in control of Meridian Interstate Bancorp or East Boston Savings Bank.  Based solely on cash compensation for the year ended December 31, 2006 and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Meridian Interstate Bancorp occurred and we terminated all officers with employment agreements, the total cash payments due under the employment agreements would be approximately $3.6 million.

The Offering Will Not Be Taxable to Persons Receiving Subscription Rights (page _____)

          As a general matter, the offering will not be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights.  We have received an opinion from our counsel, Muldoon Murphy & Aguggia LLP that, for federal income tax purposes, it is more likely than not that the depositors of East Boston Savings Bank will not realize any income upon the issuance or exercise of the subscription rights.

Subscription Rights are Not Transferable

          You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so.  You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase.  We will not accept any stock orders that we believe involve the transfer of subscription rights.  Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page ____)

In the subscription offering and the direct community offering, you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to Meridian Interstate Bancorp, Inc. (third-party checks of any type will not be accepted); or

2.

authorizing us to withdraw money from your East Boston Savings Bank deposit account(s) other than accounts with check writing privileges and individual retirement accounts (“IRAs”).  To use funds from accounts with check writing privileges, please submit a check.  To use IRA funds, please see the next section.

          East Boston Savings Bank is not permitted to lend funds (including funds drawn on an East Boston Savings Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering.  Also, payment may not be made by wire transfer.

          Checks and money orders will be immediately cashed, so the funds must be available within the account when your stock order form is received by us.  The funds (up to, and in excess of, the minimum of the offering range) will be deposited by us into an East Boston Savings Bank segregated escrow account or, at our discretion, in an escrow account at an independent insured depository institution.  We will pay interest at 0.75% from the date those funds are received until completion or termination of the offering.  Withdrawals from certificate of deposit accounts at East Boston Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty.  All funds authorized for withdrawal from deposit accounts with East Boston Savings Bank must be available within the deposit accounts at the time the stock order form is received.  A hold will be placed on the amount of funds designated on your stock order form.  Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

          To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order and certification form.  If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed.  To preserve your purchase priority, you must register the shares only in the name or names of persons on the deposit account at the applicable date of eligibility.  You may not add the names of others who were not named on the deposit account as of the applicable date of eligibility.

          You may submit your order form in one of three ways: by mail, using the reply envelope provided; by overnight courier to the address indicated on the order form; or by hand delivery to our stock information center at our Peabody office.  Stock order forms will not be accepted at other branch offices or our main office, nor will these locations have stock offering materials on hand.  Once submitted, your order is irrevocable.  We are not required to accept copies or facsimiles of order forms.

Using IRA Funds to Purchase Shares in the Offering (page ___)

          You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA.  If you wish to use some or all of the funds in your East Boston Savings Bank IRA, the applicable funds must first be transferred to a self-directed IRA account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm.  If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order.  An annual fee may be payable to the new trustee.  Our Stock Information Center can give you guidance in this regard.  Because processing this type of order takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [Date 1], 2007 offering deadline.  Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page ___)

          Our plan of stock issuance establishes limitations on the purchase of stock in the offering.  These limitations include the following:

•	The minimum purchase is 25 shares.

•

No individual (or individuals exercising subscription rights through a single qualifying deposit account held jointly) may purchase more than $300,000 of common stock (which equals 30,000 shares) in the offering.

•

No individual together with any associates and no group of persons acting in concert may purchase more than $600,000 of common stock (which equals 60,000 shares) in the offering.  For purposes of applying this limitation, your associates include:

o

Your spouse or any relative of you or your spouse, who has the same house as you or is a director, trustee or officer of Meridian Financial Services, Meridian Interstate Bancorp or East Boston Savings Bank or any of their subsidiaries;

o

Any corporation or organization (other than Meridian Financial Services, Meridian Interstate Bancorp, East Boston Savings Bank or their majority owned subsidiaries) in which you are an officer or partner or are directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; and

o	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

          Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation.  We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

          Subject to regulatory approval, we may increase or decrease the purchase limitations at any time.  Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering, including shares contributed to Meridian Charitable Foundation, without regard to these purchase limitations.

Deadline for Ordering Stock (page ___)

          The subscription offering will end at Noon, Eastern time, on [Date 1], 2007.  If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) at our stock information center located at our Peabody office no later than this time.  We expect that the direct community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date.  If we extend the offering beyond [Date 2], 2007, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders.  If you do not respond to this notice, we will promptly return your funds with interest at 0.75% or cancel your deposit account withdrawal authorization.  If we intend to sell fewer than 8,542,500 shares or more than 13,291,125 shares, we will promptly return all funds, set a new offering range and all subscribers will be notified and given the opportunity to place a new order.

How We Will Use the Proceeds of this Offering (page ____)

          The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	8,542,500 Shares at $10.00 Per Share	11,557,500 Shares at $10.00 Per Share

Offering proceeds	$85,425	$115,575
Less: offering expenses	1,539	1,747
Net offering proceeds	83,886	113,828
Less:
Proceeds contributed to East Boston Savings Bank	41,943	56,914
Proceeds used for loan to employee stock ownership plan	7,074	9,486
Proceeds remaining for Meridian Interstate Bancorp	$34,869	$47,428

          Initially, Meridian Interstate Bancorp intends to invest the proceeds that it retains in short-term liquid investments.  In the future, Meridian Interstate Bancorp may use those funds to, among other things, invest in securities or repurchase shares of common stock, subject to regulatory restrictions.  East Boston Savings Bank will initially invest the proceeds it receives in short-term liquid investments.  Over time, East Boston Savings Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities, open new branches and expand its business activities.  Meridian Interstate Bancorp and East Boston Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other financial service companies or their assets, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page ____)

          We expect that our directors and executive officers, together with their associates, will subscribe for 129,900 shares, which equals 1. 1 % of the shares that would be sold at the maximum of the offering range.  Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering.  Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of stock issuance.  Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Meridian Interstate Bancorp’s Common Stock (page ____)

          We anticipate that the common stock of Meridian Interstate Bancorp will be listed on the Nasdaq Global Select Market under the symbol “EBSB.”  Keefe, Bruyette & Woods, Inc. currently intends to become a market maker in the common stock, but it is under no obligation to do so.  We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained.  After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.  There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Meridian Interstate Bancorp’s Dividend Policy (page ____)

          We have not determined whether we will pay dividends on the common stock.  After the offering, we will consider a policy of paying regular cash dividends.  Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.  Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Meridian Interstate Bancorp and earnings from the investment of such proceeds.  At the maximum of the offering range, Meridian Interstate Bancorp will retain approximately $47.4 million of the net proceeds.  Additionally, funds could be contributed from East Boston Savings Bank through dividends; however, the ability of East Boston Savings Bank to dividend funds to Meridian Interstate Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy.”

          Some holding companies that are chartered by other regulatory agencies waive dividends.  Massachusetts banking regulations prohibit Meridian Financial Services from waiving dividends declared and paid by Meridian Interstate Bancorp unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of East Boston Savings Bank.  In addition, as a mutual holding company regulated by the Federal Reserve Board under current Federal Reserve policies, Meridian Financial Services would be prohibited from waiving dividends declared and paid by Meridian Interstate Bancorp. If Meridian Interstate Bancorp pays dividends to its stockholders, it therefore will be required to pay dividends to Meridian Financial Services. The fact that dividends must be paid to Meridian Financial Services may act to reduce the level of dividends paid.

Possible Conversion of Meridian Financial Services to Stock Form

          In the future, we may undertake a transaction commonly known as a “second-step conversion” in which we would sell to the public Meridian Financial Services’ interest in Meridian Interstate Bancorp.  In a second-step conversion, depositors of East Boston Savings Bank would have subscription rights to purchase common stock of Meridian Interstate Bancorp or its successor, and the public stockholders of Meridian Interstate Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the new holding company.

This percentage may be adjusted to reflect any assets owned by Meridian Financial Services.  Meridian Interstate Bancorp’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion.  We have no current plan to undertake a second-step conversion transaction and current Massachusetts banking regulations prohibit a second-step transaction for a period of three years from the completion of the offering unless waived by the Massachusetts Commissioner of Banks.

Delivery of Prospectus

          To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver prospectuses later than two days prior to that date.  Stock order forms may only be delivered if accompanied or preceded by a prospectus.  We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

          We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights.  The subscription offering and all subscription rights will expire at Noon, Eastern time, on [Date 1], 2007 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page ____)

          Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided by them on the order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals.

Stock Information Center

          If you have any questions regarding the offering, please call our stock information center.  The telephone number is (____) ____-_____.  The stock information center is open Monday through Friday from ___:00 a.m. to ___:00 p.m. and on Saturdays from 9:00 a.m. to Noon, Eastern time, except for bank holidays.  Our stock information center is located at our Peabody office at 67 Prospect Street, Peabody, Massachusetts.

Risk Factors

           You should consider carefully the following risk factors before purchasing Meridian Interstate Bancorp common stock.

Risks Related to Our Business

We have experienced declining profits in recent years and if we cannot generate and increase our income to competitive levels our stock price may be adversely affected.

           Our net income has decreased steadily in recent years. Net income, which in 2003 was $7.8 million, has decreased each year since and in 2006 was $3.3 million. Net income also decreased to $2.6 million for the six months ended June 30, 2007 from $3.1 million for the same 2006 period. The primary reason for the decline in net income was the decrease in our net interest income. Our net interest income decreased from $27.3 million in 2003 to $23.4 million in 2006 and from $12.1 million for the six months ended June 30, 2006 to $10.6 million for the same 2007 period. In addition, from 2003 to 2006, our return on average assets and return on average equity decreased each year, from 1.05% and 8.55%, respectively, in 2003, to 0.38% and 3.12%, respectively, in 2006. Return on average assets and return on average equity also decreased to 0.58% and 4.63%, respectively (annualized), for the six months ended June 30, 2007 from 0.74% and 6.09%, respectively (annualized), for the same 2006 period.

           We face significant challenges that will hinder our ability to generate competitive returns. Our most significant challenge has been our low interest rate spread and margin. Our interest rate spread, which is the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities, declined steadily from 3.76% in 2003 to 2.60% in 2006 to 2.18% during the six months ended June 30, 2007. Similarly, our interest rate margin, which is our net interest income as a percent of average interest-earning assets, has decreased during this time period. While we have identified various strategic initiatives that we will pursue in our efforts to overcome these challenges and improve earnings, including growing and diversifying our sources of non-interest income, our strategic initiatives may not succeed in generating and increasing income. If we are unable to generate or increase income, our stock price may be adversely affected. For a description of our strategic initiatives to improve earnings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Strategy.”

Changes in interest rates could hurt our profits.

          Our profitability, like most financial institutions, depends to a large extent upon our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowed funds.  Accordingly, our results of operations depend largely on movements in market interest rates and our ability to manage our interest-rate-sensitive assets and liabilities in response to these movements.

          Short-term market rates of interest (which we use as a guide to price our deposits) have until recently risen from historically low levels, while longer-term market rates of interest (which we use as a guide to price our longer-term loans) have not.  As a result, many financial institutions, including East Boston Savings Bank, experienced a narrowing or “compression” of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  For the six months ended June 30, 2007, our interest rate spread was 2.18% compared to 2.60% and 3.23% for the years ended December 31, 2006 and 2005.  If short-term interest rates rise, and if rates on our deposits reprice upwards faster than the rates on our long-term loans and investments, we would experience compression of our interest rate spread, which would have a negative effect on our profitability.

          Recently however, the U.S. Federal Reserve has decreased its target for the federal funds rate from 5.25% to 4. 50%.  Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs.  Under these circumstances, we are subject to reinvestment risk as we may have to redeploy such loan or securities proceeds into lower-yielding assets, which might also negatively impact our income.

          We principally manage interest rate risk by managing our volume and mix of our earning assets and funding liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively. If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed. Changes in the level of interest rates also may negatively affect our ability to originate real estate loans, the value of our assets and our ability to realize gains from the sale of our assets, all of which ultimately affect our earnings. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Our emphasis on commercial real estate and construction lending may expose us to increased lending risks.

          At June 30, 2007, our loan portfolio consisted of $169.3 million, or 30.9%, of commercial real estate loans, and $110.3 million, or 20.1%, of construction loans.  We have grown our loan portfolio in recent years with respect to these types of loans and intend to continue to emphasize these types of lending.  As a result, our credit risk profile will be higher than traditional savings institutions that have higher concentrations of one- to four-family residential loans.

          Our construction loans are based upon estimates of costs and values associated with the completed project.  These estimates may be inaccurate.  Construction lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion.  Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio.  This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders.  In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget.  These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest.  If our appraisal of the value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.  A “discounted cash flow analysis” is utilized for determining the value of any construction project of five or more units.  Our ability to continue to originate a significant amount of construction loans is dependent on the continued strength of the housing market in our market areas. Further, if we lost our relationship with one or more of our larger borrowers building in these areas or there is a decline in the demand for new housing in these areas, it is expected that the demand for construction loans would decline, our liquidity would substantially increase and our net income would be adversely affected.

          The credit risk related to commercial real estate loans is considered to be greater than the risk related to one- to four-family residential or consumer loans because the repayment of commercial real estate loans typically is dependent on the income stream of the real estate securing the loan as collateral and the successful operation of the borrower’s business, which can be significantly affected by conditions in the real estate markets or in the economy.  For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired.  In addition, some of our commercial real estate loans are not fully amortizing and contain large balloon payments upon maturity.  These balloon payments may require the borrower to either sell or refinance the underlying property in order to make the balloon payment.

          Further, if we foreclose on a commercial real estate or construction loan, our holding period for the collateral may be longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral.  These loans also generally have relatively large balances to single borrowers or related groups of borrowers.  Accordingly, if we make any errors in judgment in the collectibility of our commercial real estate loans, any resulting charge-offs may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.   Finally, as a result of this offering, our regulatory loans-to-one borrower limit will increase and we expect to increase our internal loans-to-one borrower limit.  This ability to make larger loans may expose us to greater risk of loss.

Our business strategy includes the continuation of significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

          Our assets have increased $193.5 million, or 27.0%, from $716.3 million at December 31, 2002 to $909.8 million at June 30, 2007, primarily due to increases in commercial real estate and construction loans. We expect to continue to experience growth in the amount of our assets, the level of our deposits and the scale of our operations. Achieving our growth targets requires us to attract customers that currently bank at other financial institutions in our market, thereby increasing our share of the market. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, the competitive responses from other financial institutions in our market areas and our ability to manage our growth. While we believe we have the management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth. If we do not manage our growth effectively, we may not be able to achieve our business plan, and our business and prospects could be harmed.

Our business strategy may result in increased volatility of earnings.

          In addition to the expansion of our residential lending, our business strategy is focused on the expansion of commercial real estate and commercial business lending and the continued emphasis on construction lending.  These types of commercial lending activities, while potentially more profitable than single-family lending, are generally more sensitive to regional and local economic conditions, making loss levels more difficult to predict.  Collateral evaluation and financial statement analysis in these types of loans requires a more detailed analysis at the time of loan underwriting and on an ongoing basis.  While economic trends in eastern Massachusetts have been relatively positive, a decline in real estate values, would reduce the value of the real estate collateral securing our loans and increase the risk that we would incur losses if borrowers defaulted on their loans.  In addition, the repayment of commercial real estate loans generally is dependent, in large part, on the successful operation of the property securing the loan or the business conducted on the property securing the loan.  Also, loan balances for commercial real estate and construction loans are typically larger than those for permanent single-family and consumer loans.  Accordingly, when there are defaults and losses on these types of loans, they are often larger on a per loan basis than those for permanent single-family and consumer loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  A secondary market for most types of commercial real estate, construction and commercial business loans is not readily liquid, so we have less opportunity to mitigate credit risk by selling part or all of our interest in these loans.

We may continue to record losses from our investment in Hampshire First Bank, a de novo institution.

          In 2006, we acquired 40% of the capital stock of Hampshire First Bank, a New Hampshire chartered bank, organized in 2006 and headquartered in Manchester, New Hampshire.  We account for our investment in Hampshire First Bank by the equity method of accounting under which our share of the net income or loss of Hampshire First Bank is recognized as income or loss in our consolidated financial statements.  However, as a new financial institution, Hampshire First will likely incur operating losses during its initial years of operation.  During the six months ended June 30, 2007 and the year ended December 31, 2006, we recorded losses of $211,000 and $578,000, respectively, and may continue to record losses in the future, from this investment.  We cannot assure that these losses may not significantly affect our profitability.

The building of market share through de novo branching could cause our expenses to increase faster than revenues.

          We intend to continue to build market share in the greater Boston metropolitan area through de novo branching.  Since 2002, we have opened four de novo branches, the most recent in July 2007.  We currently anticipate that we will establish two additional branches by the end of 2012, if market conditions are favorable. There are considerable costs involved in opening branches and new branches generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence.  Accordingly, any new branch can be expected to negatively impact our earnings for some period of time until the branch reaches certain economies of scale.  Our expenses could be further increased if we encounter delays in the opening of any of our new branches.  Finally, we have no assurance our new branches will be successful even after they have been established.

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

          We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we use a number of funding sources in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to become more dependent on these sources, which include Federal Home Loan Bank advances, proceeds from the sale of loans and brokered certificates of deposit.  At June 30, 2007, we had $39.3 million of Federal Home Loan Bank advances outstanding with an additional $74.8 million of available borrowing capacity, including a $9.4 million line of credit with the Federal Home Loan Bank, and $850,000 of brokered funds. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

          We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions.  Management recognizes that significant new growth in loan portfolios, new loan products and the refinancing of existing loans can result in portfolios comprised of unseasoned loans that may not perform in a historical or projected manner.  If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance that could materially decrease our net income.  At June 30, 2007, our allowance for loan losses was 0.64% of total loans and 49.95% of non-performing loans.

          In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

A downturn in the local economy or a decline in real estate values could hurt our profits.

          Unlike larger financial institutions that are more geographically diversified, our profitability depends on the general economic conditions in the Boston metropolitan area.  Local economic conditions have a significant impact on our commercial real estate and construction and consumer loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans.  As of June 30, 2007, $520.7 million, or 95.8%, of our loans were made to borrowers or secured by collateral located in Massachusetts.  As a result of this concentration, a downturn or a recession in the local economy could result in a decrease in the demand for our products and services and cause significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital.  A decline in real estate values in our market area could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss on defaulted loans which would negatively impact our net income.

          If the population or income growth in the Boston metropolitan area is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in the curtailment of our expansion, growth and profitability. Moreover, a significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could impact these local economic conditions and could negatively affect the financial results of our banking operations. For a discussion of our market areas, see “Our Business—Market Area.”

Strong competition within our market area could hurt our profits and slow growth.

          We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees.  This competition has made it more difficult for us to make new loans and attract deposits.  Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income.  Competition also makes it more difficult and costly to attract and retain qualified employees.  Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  If we are not able to effectively compete in our market area, our profitability may be negatively affected, potentially limiting our ability to pay dividends.  The greater resources and broader offering of deposit and loan products of some of our competitors may also limit our ability to increase our interest-earning assets.  For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

Our failure to continue to recruit and retain qualified loan originators could adversely affect our ability to compete successfully and affect our profitability.

          Our continued success and future growth depend heavily on our ability to attract and retain highly skilled and motivated loan originators and other banking professionals. We compete against many institutions with greater financial resources both within our industry and in other industries to attract these qualified individuals. Our failure to recruit and retain adequate talent could reduce our ability to compete successfully and adversely affect our business and profitability.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

          We are subject to extensive regulation, supervision and examination by the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation and the Federal Reserve Board.  Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of East Boston Savings Bank rather than for holders of Meridian Interstate Bancorp common stock.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

          If the equity incentive plan is adopted by our board of directors following the offering and approved by our stockholders, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans.  Stock options and restricted stock would be granted under an equity incentive plan adopted following the offering and approved by stockholders.  These additional expenses will adversely affect our profitability.  We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material.  We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients.  Pro forma benefits expenses for the year ended December 31, 2006 were $1.9 million (tax effected) at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value.  Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans.  For further discussion of these plans, see “Our Management—Benefit Plans.”

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses.

          As a result of the completion of this offering, we will become a public reporting company.  The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting.  We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which will require us to upgrade our accounting systems.  These reporting and compliance obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock price may decline when trading commences.

          If you purchase shares in the offering you may not be able to sell them at or above the $10.00 purchase price.  After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions.  Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility.  These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.  We also cannot predict whether a liquid trading market in our shares of common stock will develop or how liquid that market might become. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop and may not be able to sell them at a price equal to or above $10.00 per share even if a liquid market develops. In several cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies.

Our return on equity will initially be low compared to other publicly traded financial institutions.  A low return on equity may negatively impact the trading price of our common stock.

          Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers.  For the year ended December 31, 2006, our return on average equity was 3.12%.  Although we expect that our net income will increase following the offering, we expect that our return on equity will be reduced as a result of the additional capital that we will raise in the offering.  For example, our pro forma return on equity for the twelve months ended June 30, 2007 would have been 2.22%, assuming the sale of shares at the maximum of the offering range.  Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies.  This goal could take a number of years to achieve, and it may not be attained.  Consequently, you should not expect a competitive return on equity in the near future.  Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity.  See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering.  Our failure to effectively utilize such proceeds would reduce our profitability.

          Meridian Interstate Bancorp intends to contribute approximately 50.0% of the net proceeds of the offering to East Boston Savings Bank at the midpoint of the offering range and to use approximately 8.3% of the net proceeds at the maximum of the offering range to fund the loan to the employee stock ownership plan.  Meridian Interstate Bancorp may use the remaining proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions.  East Boston Savings Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities, open new branches and expand its business activities.  Meridian Interstate Bancorp and East Boston Savings Bank may also use the proceeds of the offering to diversify their businesses and acquire other financial services companies and their assets, although we have no specific plans to do so at this time.  We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications.  Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

          We intend to consider adopting an equity incentive plan following the offering.  If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan.  We may fund the equity incentive plan through the purchase of common stock in the open market, subject to regulatory restrictions, by a trust established in connection with the plan, or from authorized but unissued shares of Meridian Interstate Bancorp common stock.  If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares would be diluted by up to approximately 1.8%, assuming awards of common stock equal to 4.0% of the shares sold in the offering, including shares contributed to Meridian Charitable Foundation, are awarded under the plan.  If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares would be diluted by up to approximately 4.3%, assuming stock option grants equal to 10.0% of the shares sold in the offering, including shares contributed to Meridian Charitable Foundation, are granted under the plan.  See “Pro Forma Data” and “Our Management—Benefit Plans.”

Meridian Financial Services’ majority control of our common stock will enable it to exercise voting control over most matters put to a vote of stockholders and will prevent stockholders from forcing a sale or a second-step conversion transaction you may find advantageous.

          Meridian Financial Services will own a majority of Meridian Interstate Bancorp’s common stock after the offering and, through its board of trustees, will be able to exercise voting control over most matters put to a vote of stockholders.  The same officers who will manage Meridian Interstate Bancorp and East Boston Savings Bank will also manage Meridian Financial Services and our directors will constitute 12 of the 29 members of the board of trustees of Meridian Financial Services.  Therefore, the votes cast by Meridian Financial Services may not be in your personal best interests as a stockholder.  For example, Meridian Financial Services may exercise its voting control to defeat a stockholder nominee for election to the board of directors of Meridian Interstate Bancorp.  Meridian Financial Services’ ability to control the outcome of the election of the board of directors of Meridian Interstate Bancorp restricts the ability of minority stockholders to effect a change of management.  In addition, stockholders will not be able to force a merger or second-step conversion transaction without the consent of Meridian Financial Services, as majority stockholder.  Some stockholders may desire a sale or merger transaction, since stockholders typically receive a premium for their shares, or a second-step conversion transaction, since fully converted institutions tend to trade at higher multiples than mutual holding companies.

Massachusetts banking regulations regarding second-step conversion transactions prohibit the acquisition of Meridian Interstate Bancorp, which may adversely affect our stock price.

          Current Massachusetts banking regulations prohibit a mutual holding company from converting to stock form for at least three years following the completion of a minority stock offering unless the Massachusetts Commissioner of Banks waives the restriction for supervisory reasons or for compelling and valid business reasons established to the satisfaction of the Massachusetts Commissioner of Banks.  Moreover, the mutual-to-stock conversion regulations of the Massachusetts Commissioner of Banks prohibit the sale of control of a converted savings bank for a period of three years following the offering unless waived by the Massachusetts Commissioner of Banks.  Accordingly, prospective investors should not purchase the common stock if they are doing so in anticipation of a sale of control of Meridian Interstate Bancorp.

If we declare dividends on our common stock, Meridian Financial Services will be prohibited from waiving the receipt of dividends.

          Meridian Interstate Bancorp’s board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. If Meridian Interstate Bancorp pays dividends to its shareholders, it also will be required to pay dividends to Meridian Financial Services, unless Meridian Financial Services is permitted by the Federal Reserve Board to waive the receipt of dividends. The Federal Reserve Board’s current position is to not permit a bank holding company to waive dividends declared by its subsidiary.  In addition, Massachusetts banking regulations prohibit Meridian Financial Services from waiving dividends declared and paid by Meridian Interstate Bancorp unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of East Boston Savings Bank.  Accordingly, because dividends will be required to be paid to Meridian Financial Services along with all other stockholders, the amount of dividends available for all other shareholders will be less than if Meridian Financial Services were permitted to waive the receipt of dividends.

Risks Related to the Contribution of Stock to the Charitable Foundation

The contribution to Meridian Charitable Foundation will decrease the ownership interest and voting interest in the shares issued to persons other than Meridian Financial Services by 1.1% after the contribution.

          Purchasers of shares other than Meridian Financial Services will have their ownership and voting interests diluted by 1.1% at the close of the offering, assuming the maximum of the offering range, when Meridian Interstate Bancorp issues and contributes 300,000 shares to Meridian Charitable Foundation.  For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to Meridian Charitable Foundation may not be tax deductible, which could reduce our profits.

          We believe that our contribution to Meridian Charitable Foundation, valued at $3.0 million, pre-tax, will be deductible for federal income tax purposes.  If the contribution is not deductible, we would not receive any tax benefit from the contribution.  In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.  In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Our contribution to Meridian Charitable Foundation will reduce our profits.

          Meridian Interstate Bancorp intends to contribute 300,000 shares of its common stock to Meridian Charitable Foundation.  This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the contribution is made, which is expected to be the fourth quarter of 2007 or the first quarter of 2008.  Based on the pro forma assumptions, at the maximum of the offering range, the contribution to Meridian Charitable Foundation would reduce net earnings by $2.0 million after tax, in the year the contribution is made.  See “Pro Forma Data.”

A Warning About Forward-Looking Statements

          This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions.  Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

          These forward-looking statements are subject to significant risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

          Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions we might make, the factors illustrated above or other factors that we cannot foresee.  Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements and you should not rely on such statements.

Selected Financial and Other Data

           The summary financial information presented below is derived in part from our consolidated financial statements.  The following is only a summary and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.  The information at December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 is derived in part from our audited consolidated financial statements that appear in this prospectus.  The information at December 31, 2004, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 is derived in part from our audited consolidated financial statements that do not appear in this prospectus.  The information at June 30, 2007 and for the six months ended June 30, 2007 and 2006, was not audited, but in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation.  Historical results are not necessarily indicative of results to be expected in any future period, and the results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2007.  The information at or for periods ending prior to April 30, 2006 is for East Boston Savings Bank only as Meridian Interstate Bancorp had not been formed. For a discussion of the reasons for material changes in financial condition and results of operations at and for the six months ended June 30, 2007 and 2006 and at and for the years ended December 31, 2006, 2005 and 2004, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,

(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002

Financial Condition Data:
Total assets	$909,809	$847,168	$899,563	$824,500	$794,008	$766,169	$717,331
Securities	271,934	267,707	281,662	264,174	298,492	301,314	276,169
Loans receivable, net	543,765	502,977	529,650	480,833	424,418	400,513	383,391
Deposits	745,613	691,033	736,989	672,544	642,714	628,570	598,264
Federal Home Loan Bank advances	39,257	39,534	40,589	37,108	38,482	29,152	21,550
Total retained earnings	112,702	106,293	110,275	104,243	102,076	97,778	87,408

Operating Data:
Interest and dividend income	$23,975	$21,681	$45,235	$40,186	$38,260	$40,388	$41,566
Interest expense	13,392	9,590	21,828	14,545	11,937	13,039	16,276
Net interest income	10,583	12,091	23,407	25,641	26,323	27,349	25,290
Provision (credit) for loan losses	143	180	434	456	(113)	375	232
Net interest income after provision (credit) for loan losses	10,440	11,911	22,973	25,185	26,436	26,974	25,058
Non-interest income	4,189	2,876	3,342	3,555	4,331	5,276	3,824
Non-interest expenses	10,773	10,578	21,894	20,637	20,104	20,164	18,037
Income before income taxes	3,856	4,209	4,421	8,103	10,663	12,086	10,845
Income taxes	1,265	1,063	1,127	2,700	3,894	4,250	3,917
Net income	2,591	3,146	3,294	5,403	6,769	7,836	6,928

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,

	2007	2006	2006	2005	2004	2003	2002

Performance Ratios (1):
Return on average assets	0.58%	0.74%	0.38%	0.68%	0.88%	1.05%	1.04%
Return on average equity	4.63	6.09	3.12	5.31	6.85	8.55	8.47
Interest rate spread (2)	2.18	2.80	2.60	3.23	3.48	3.76	3.74
Net interest margin (3)	2.54	3.10	2.92	3.47	3.67	3.97	4.04
Non-interest expense to average assets	2.40	2.49	2.55	2.58	2.60	2.71	2.71
Efficiency ratio (4)	84.56	75.93	81.72	70.97	66.75	61.78	61.61
Average interest-earning assets to average interest-bearing liabilities	110.15	111.28	111.47	111.97	111.68	110.69	111.69

Capital Ratios:
Average equity to average assets	12.44%	12.19%	12.26%	12.72%	12.80%	12.31%	12.28%
Total capital to risk weighted assets (5)	13.81	15.44	13.44	15.49	15.05	14.71	14.64
Tier I capital to risk weighted assets (5)	12.79	14.71	12.39	14.77	14.35	14.10	14.10
Tier I capital to average assets (5)	10.73	12.51	10.46	12.77	12.53	12.03	11.97

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.64%	0.6 2%	0.63%	0.61%	0.5 8%	0.65%	0.5 8%
Allowance for loan losses as a percent of non-performing loans	49.95	1,344.40	126.06	926.50	1,301.05	81.28	762.71
Net charge-offs (recoveries) to average outstanding loans, net, during the period	—	—	—	—	0.01	—	(0.01)
Non-performing loans as a percent of total loans	1.28	0.0 5	0.50	0.07	0.04	0.80	0.08
Non-performing assets as a percent of total assets	0.77	0.03	0.30	0.04	0.02	0.42	0.04

Other data:
Number of offices	11	10	11	10	10	9	9

(1)	Performance ratios for the six months ended June 30, 2007 and 2006 have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities.
(5)	Ratios are for East Boston Savings Bank only.

Use of Proceeds

          The following table shows how we intend to use the net proceeds of the offering.  The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering.  Payments for shares made through withdrawals from deposit accounts at East Boston Savings Bank will reduce East Boston Savings Bank’s deposits and will not result in the receipt of new funds for investment.  See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range

(Dollars in thousands)	8,542,500 Shares at $10.00 Per Share	Percent of Net Proceeds	10,050,000 Shares at $10.00 Per Share	Percent of Net Proceeds	11,557,500 Shares at $10.00 Per Share	Percent of Net Proceeds	13,291,125 Shares at $10.00 Per Share	Percent of Net Proceeds

Offering proceeds	$85,425		$100,500		$115,575		$132,911
Less: offering expenses	1,539		1,643		1,747		1,866

Net offering proceeds	83,886	100.0%	98,857	100.0%	113,828	100.0%	131,045	100.0%
Less:
Proceeds contributed to East Boston Savings Bank	41,943	50.0	49,429	50.0	56,914	50.0	65,523	50.0
Proceeds used for loan to employee stock ownership plan	7,074	8.4	8,280	8.4	9,486	8.3	10,873	8.3

Proceeds remaining for Meridian Interstate Bancorp	$34,869	41.6%	$41,14 8	41.6%	$47,428	41.7%	$54,6 49	41.7%

          Meridian Interstate Bancorp intends to invest the proceeds it retains from the offering in short-term, liquid investments, such as U.S. treasury and government-sponsored enterprises, mortgage-backed securities and cash and cash equivalents, in order to supplement the interest income of East Boston Savings Bank and increase consolidated interest income.  The actual amounts to be invested in different instruments will depend on the interest rate environment and Meridian Interstate Bancorp’s liquidity requirements.  In the future, Meridian Interstate Bancorp may sell some or all of its investments and use the proceeds of those sales:

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial service companies or their assets; and

•	for general corporate purposes.

          Massachusetts Commissioner of Banks regulations restrict stock repurchases by Meridian Interstate Bancorp within three years of the offering unless the repurchase: (i) is part of a general repurchase made on a pro rata basis pursuant to an offering approved by the Commissioner of the Banks and made to all stockholders of Meridian Interstate Bancorp (other than Meridian Financial Services with the approval of the Commissioner of Banks); (ii) is limited to the repurchase of qualifying shares of a director; (iii) is purchased in the open market by a tax-qualified or nontax-qualified employee stock benefit plan of Meridian Interstate Bancorp or East Boston Savings Bank in an amount reasonable and appropriate to fund the plan; or (iv) is limited to stock repurchases of no greater than 5% of the outstanding capital stock of Meridian Interstate Bancorp where compelling and valid business reasons are established to the satisfaction of the Commissioner of Banks.  In addition, pursuant to Federal Reserve Board approval conditions imposed in connection with the formation of Meridian Interstate Bancorp, Meridian Interstate Bancorp has committed (i) to seek the Federal Reserve Board’s prior approval before repurchasing any equity securities from Meridian Financial Services and (ii) that any repurchases of equity securities from stockholders other than Meridian Financial Services will be at the current market price for such stock repurchases.  Meridian Interstate Bancorp will also be subject to the Federal Reserve Board’s notice provisions for stock repurchases.

          East Boston Savings Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to East Boston Savings Bank, in short-term, liquid investments.  Over time, East Boston Savings Bank may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

          We may need regulatory approvals to engage in some of the activities listed above.

          Except as described above, neither Meridian Interstate Bancorp nor East Boston Savings Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use.  For a discussion of our business reasons for undertaking the offering, see “The Stock Offering—Reasons for the Offering.”

Our Dividend Policy

          Meridian Interstate Bancorp will retain approximately $47.4 million from the net proceeds raised in the offering at the maximum of the offering range.  We have not yet determined whether we will pay a dividend on the common stock.  After the offering, our board of directors will consider a policy of paying regular cash dividends.  The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends.  In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions.  The regulatory restrictions that affect the payment of dividends by East Boston Savings Bank to us discussed below also will be considered.  We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

          If Meridian Interstate Bancorp pays dividends to its shareholders, it will be required to pay dividends to Meridian Financial Services. The Federal Reserve Board’s current policy prohibits the waiver of dividends by mutual holding companies.  In addition, Massachusetts banking regulations prohibit Meridian Financial Services from waiving dividends declared and paid by Meridian Interstate Bancorp unless the Massachusetts Commissioner of Banks does not object to the waiver and provided the waiver is not detrimental to the safe and sound operation of East Boston Savings Bank.  Accordingly, we do not currently anticipate that Meridian Financial Services will be permitted to waive dividends paid by Meridian Interstate Bancorp. See “Risk Factors — If we declare dividends on our common stock, Meridian Financial Services will be prohibited from waiving the receipt of dividends.”

          Meridian Interstate Bancorp is subject to Massachusetts law, which prohibits distributions to stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

          Dividends from Meridian Interstate Bancorp may depend, in part, upon receipt of dividends from East Boston Savings Bank because Meridian Interstate Bancorp will have no source of income other than dividends from Meridian Interstate Bancorp and earnings from investment of net proceeds from the offering retained by Meridian Interstate Bancorp.  Massachusetts banking law and Federal Deposit Insurance Corporation regulations limit distributions from East Boston Savings Bank to Meridian Interstate Bancorp.  For example, East Boston Savings Bank could not pay dividends if it were not in compliance with applicable regulatory capital requirements.  See “Regulation and Supervision–Massachusetts Bank Regulation–Dividends” and “–Federal Bank Regulation–Prompt

Corrective Regulatory Action.”  In addition, Meridian Interstate Bancorp is subject to the Federal Reserve Board’s policy that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by Meridian Interstate Bancorp appears consistent with its capital needs, asset quality and overall financial condition.  See “Regulation and Supervision–Holding Company Regulation.”

          Any payment of dividends by East Boston Savings Bank to Meridian Interstate Bancorp that would be deemed to be drawn out of East Boston Savings Bank’s bad debt reserves would require East Boston Savings Bank to pay federal income taxes at the then-current income tax rate on the amount deemed distributed.  See “Federal and State Taxation—Federal Income Taxation” and note 9 of the notes to financial statements included in this prospectus.  Meridian Interstate Bancorp does not contemplate any distribution by East Boston Savings Bank that would result in this type of tax liability.

Market for the Common Stock

          We have not previously issued common stock, so there currently is no established market for the common stock.  We have applied to have our shares of common stock listed on the Nasdaq Global Select Market under the symbol “EBSB.”  Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so.  We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

          The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker.  Due to the size of our offering, the number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering.  Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

          The following table presents the historical capitalization of Meridian Interstate Bancorp at June 30, 2007 and the capitalization of Meridian Interstate Bancorp reflecting the offering (referred to as “pro forma” information).  The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table.  This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan.  A change in the number of shares to be issued in the offering may materially affect pro forma capitalization.  We are offering our common stock on a best efforts basis.  We must sell a minimum of 8,542,500 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of

(Dollars in thousands)	At June 30, 2007	Minimum of Offering Range 8,542,500 Shares at $10.00 Per Share	Midpoint of Offering Range 10,050,000 Shares at $10.00 Per Share	Maximum of Offering Range 11,557,500 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 13,291,125 Shares at $10.00 Per Share

Deposits (1)	$745,613	$745,613	$745,613	$745,613	$745,613
Borrowings	39,257	39,257	39,257	39,257	39,257

Total deposits and borrowed funds	$784,870	$784,870	$784,870	$784,870	$784,870

Stockholders’ equity:
Common stock:
50,000,000 shares, no par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	$—	$83,886	$98,857	$113,828	$131,045
Retained earnings (3)	109,502	109,502	109,502	109,502	109,502
Accumulated other comprehensive income	3,200	3,200	3,200	3,200	3,200
Shares issued to foundation	—	3,000	3,000	3,000	3,000
Less:
Foundation contribution expense, net (4)	—	1,980	1,980	1,980	1,980
Common stock acquired by employee stock ownership plan (5)	—	7,074	8,280	9,486	10,873
Common stock to be acquired by equity incentive plan (6)	—	3,537	4,140	4,743	5,436

Total stockholders’ equity	$112,702	$186,997	$200,159	$213,321	$228,458

Ratio of equity-to-assets (1) (7)	12. 39%	19.02%	20.09%	21.13%	22.30%

(1)

Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering.  Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)

Reflects total issued and outstanding shares of 19,550,000, 23,000,000, 26,450,000 and 30,417,500 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.  Issued and outstanding shares include shares sold in the offering, issued to Meridian Financial Services and contributed to Meridian Charitable Foundation.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)

Represents the expense, net of tax, of the contribution of common stock to Meridian Charitable Foundation based on an estimated tax rate of 34%.  The actual tax rate experienced by Meridian Interstate Bancorp may vary.  The realization of the tax benefit is limited to 10% of our annual taxable income.  However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)

Assumes that 8.0% of the common stock sold in the offering, including shares contributed to Meridian Charitable Foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Meridian Interstate Bancorp.  Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital.  As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized.  Since the funds are borrowed from Meridian Interstate Bancorp or a subsidiary capitalized by Meridian Interstate Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Meridian Interstate Bancorp.  See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(footnotes continued on next page)

(6)

Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4.0% of the shares of common stock sold in the offering, including shares contributed to Meridian Charitable Foundation.  The shares are reflected as a reduction of stockholders’ equity.  The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering.  See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

(7)

The equity-to-assets ratio was calculated by using the pro forma stockholders’ equity, as provided above, and pro forma total assets of $ 983.1 million, $ 996.2 million, $ 1,009.4 million and $ 1,024.5 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

Regulatory Capital Compliance

          At June 30, 2007, East Boston Savings Bank exceeded all regulatory capital requirements.  The following table presents East Boston Savings Bank’s capital positions relative to their regulatory capital requirements at June 30, 2007, on a historical and pro forma basis.  For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (8.0% and 4.0% of the shares of common stock sold in the offering and contributed to Meridian Charitable Foundation, respectively) are deducted from pro forma regulatory capital.  For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.”  For a discussion of the capital standards, see “Regulation and Supervision—Federal Bank Regulation—Capital Requirements.”

			Pro Forma at June 30, 2007

	Historical at June 30, 2007		Minimum of Offering Range 8,542,500 Shares at $10.00 Per Share		Midpoint of Offering Range 10,050,000 Shares at $10.00 Per Share		Maximum of Offering Range 11,557,500 Shares at $10.00 Per Share		15% Above Maximum of Offering Range 13,291,125 Shares At $10.00 Per Share

(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)	Amount	Percent of Assets (1)

Total equity under generally accepted accounting principles	$103,306	13.8%	$134,638	17.0%	$140,31 4	17.6%	$145,991	18.1%	$152,519	18.8%
Tier 1 capital to average assets:
Capital level (2)	$95,631	10.7%	$126,963	13.6%	$132,6 39	14.1%	$138,316	14.6%	$144,844	15.1%
Requirement	35,640	4.0	37,318	4.0	37,617	4.0	37,917	4.0	38,261	4.0

Excess	$59,991	6.7%	$89,645	9.6%	$95,023	10.1%	$100,399	10.6%	$106,583	11.1%

Tier 1 capital to risk-weighted assets:
Capital level (2)	$95,631	12.8%	$126,963	16.7%	$132,6 39	17.5%	$138,316	18.2%	$144,844	19.0%
Requirement	29,912	4.0	30,333	4.0	30,393	4.0	30,453	4.0	30,522	4.0

Excess	$65,719	8.8%	$96,630	12.7%	$102,247	13.5%	$107,863	14.2%	$114,322	15.0%

Total capital to risk-weighted assets:
Total risk-based capital (3)	$103,306	13.8%	$134,638	17.8%	$140,31 4	18.5%	$145,991	19.2%	$152,519	20.0%
Requirement	59,824	8.0	60,666	8.0	60,786	8.0	60,906	8.0	61,044	8.0

Excess	$43,482	5.8%	$73,972	9.8%	$79,529	10.5%	$85,085	11.2%	$91,475	12.0%

Reconciliation (4):
Net proceeds of Offering			$83,886		$98,857		$113,828		$131,045

Proceeds to Bank			41,943		49,429		56,914		65,523

Less stock acquired by ESOP			7,074		8,280		9,486		10,873

Pro forma increases in GAAP and regulatory capital			$34,869		$41,14 8		$47,428		$54,6 49

(1)	Based on average assets of $891.0 million and risk-weighted assets of $747.8 million, respectively.
(2)

The net unrealized losses on available-for-sale securities, net of income taxes, accounts for the difference between capital calculated under generally accepted accounting principles for East Boston Savings Bank and each of tangible capital and core capital for regulatory purposes.  See note 13 of the notes to the consolidated financial statements for additional information concerning the reconciliation of East Boston Savings Bank’s consolidated equity under generally accepted accounting principles to regulatory capital.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.
(4)

The reconciliation does not reflect the impact of restricted stock awards expected to be issued under an equity incentive plan because that plan, if adopted, will be implemented by Meridian Interstate Bancorp rather than East Boston Savings Bank, and therefore, will not impact the regulatory capital ratios of East Boston Savings Bank.

Pro Forma Data

          The following tables show information about our net income and stockholders’ equity reflecting the offering.  The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range.  The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed.  Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and direct community offerings;

•

Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering, including shares contributed to Meridian Charitable Foundation, with a loan from Meridian Interstate Bancorp or a subsidiary capitalized by Meridian Interstate Bancorp that will be repaid in equal installments over 20 years (the borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently _____%, however, interest earned by Meridian Interstate Bancorp on the loan offsets the interest paid on the loan by East Boston Savings Bank);

•

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 0.75% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares contributed to the charitable foundation or purchased by the employee stock ownership plan or by our officers, directors, trustees and employees and members of their immediate families and reimbursement of legal fees and other expenses of $30,000;

•	Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, Inc., will be $996,000; and

•	We will make a charitable contribution of 300,000 shares of Meridian Interstate Bancorp common stock, with an assumed value of $10.00 per share.

          Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

          Pro forma net income for the six months ended June 30, 2007 and the year ended December 31, 2006 have been calculated as if the offering was completed at the beginning of each period, and the net proceeds had been invested at 4.96% and 5.06%, respectively, which represents the one-year treasury rate on each date.

          A pro forma after-tax return of 3.27% and 3.34% is used for the six months ended June 30, 2007 and the year ended December 31, 2006, after giving effect to a combined federal and state income tax rate of 34% for each period.  The actual rate experienced by Meridian Interstate Bancorp may vary.  Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

          When reviewing the following tables you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, or changes in market conditions after the offering begins.  See “The Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•

Since funds on deposit at East Boston Savings Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases.  The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table.  However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities.  Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation.  The amounts shown do not reflect the federal income tax consequences of the restoration to income of East Boston Savings Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation.  See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•	The pro forma tables do not reflect the impact of all the new expenses that we expect to incur as a result of operating as a public company.

          The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering.  The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables.  The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we were to be liquidated after the offering.

          We are offering our common stock on a best efforts basis.  We must sell a minimum of 8,542,500 shares to complete the offering.

At or For the Six Months Ended June 30, 2007

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

(Dollars in thousands, except per share amounts)	8,542,500 Shares at $10.00 Per Share	10,050,000 Shares at $10.00 Per Share	11,557,500 Shares at $10.00 Per Share	13,291,125 Shares at $10.00 Per Share

Gross proceeds	$85,425	$100,500	$115,575	$132,911
Less: estimated expenses	(1,539)	(1,643)	(1,747)	(1,866)

Estimated net proceeds	83,886	98,857	113,828	131,045
Less: common stock acquired by employee stock ownership plan (1)	(7,074)	(8,280)	(9,486)	(10,873)
Less: common stock to be acquired by equity incentive plan (2)	(3,537)	(4,140)	(4,743)	(5,436)

Net investable proceeds	$73,275	$86,437	$99,599	$114,736

Pro Forma Net Income:
Pro forma net income (3):
Historical	$2,591	$2,591	$2,591	$2,591
Pro forma income on net investable proceeds	1,199	1,415	1,630	1,878
Less: pro forma employee stock ownership plan adjustments (1)	(117)	(137)	(157)	(179)
Less: pro forma restricted stock award expense (2)	(233)	(273)	(313)	(359)
Less: pro forma stock option expense (4)	(361)	(422)	(484)	(555)

Pro forma net income	$3,079	$3,1 74	$3,2 67	$3,3 76

Pro forma net income per share (3):
Historical	$0.14	$0.12	$0.10	$0.09
Pro forma income on net investable proceeds	0.06	0.06	0.06	0.06
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.16	$0.14	$0.12	$0.11

Offering price as a multiple of pro forma net income per share (annualized)	31.25	x	35.71	x	41.67	x	45.45	x
Number of shares used to calculate pro forma net income per share (5)	18,860,285	22,192,700	25,525,115	29,357,3 92
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$112,702	$112,702	$112,702	$112,702
Estimated net proceeds	83,886	98,857	113,828	131,045
Plus: shares issued to foundation	3,000	3,000	3,000	3,000
Less: after-tax cost of foundation	(1,980)	(1,980)	(1,980)	(1,980)
Less: common stock acquired by employee stock ownership plan (1)	(7,074)	(8,280)	(9,486)	(10,873)
Less: common stock to be acquired by equity incentive plan (2)	(3,537)	(4,140)	(4,743)	(5,436)

Pro forma stockholders’ equity	$186,997	$200,159	$213,321	$228,458

Pro forma stockholders’ equity per share:
Historical	$5.76	$4.90	$4. 26	$3.71
Estimated net proceeds	4.29	4.30	4.30	4.31
Plus: shares issued to foundation	0.15	0.13	0.11	0.10
Less: after-tax cost of foundation	(0.10)	(0.09)	(0.07)	(0.07)
Less: common stock acquired by employee stock ownership plan (1)	(0.36)	(0.36)	(0.36)	(0.36)
Less: common stock to be acquired by equity incentive plan (2)	(0.18)	(0.18)	(0.18)	(0.18)

Pro forma stockholders’ equity per share	$9.56	$8.70	$8.0 6	$7.51

Offering price as a percentage of pro forma stockholders’ equity per share	104.60%	114.94%	124. 07%	133.16%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	106.38%	116.82%	125.94%	135.14%
Number of shares used to calculate pro forma stockholders’ equity per share (5)	19,550,000	23,000,000	26,450,000	30,417,500
Minority ownership percentage	45.23%	45.00%	44.83%	44.68%

At or For the Year Ended December 31, 2006

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

(Dollars in thousands, except per share amounts)	8,542,500 Shares at $10.00 Per Share	10,050,000 Shares at $10.00 Per Share	11,557,500 Shares at $10.00 Per Share	13,291,125 Shares at $10.00 Per Share

Gross proceeds	$85,425	$100,500	$115,575	$132,911
Less: estimated expenses	(1,539)	(1,643)	(1,747)	(1,866)

Estimated net proceeds	83,886	98,857	113,828	131,045
Less: common stock acquired by employee stock ownership plan (1)	(7,074)	(8,280)	(9,486)	(10,873)
Less: common stock to be acquired by equity incentive plan (2)	(3,537)	(4,140)	(4,743)	(5,436)

Net investable proceeds	$73,275	$86,437	$99,599	$114,736

Pro Forma Net Income:
Pro forma net income (3):
Historical	$3,294	$3,294	$3,294	$3,294
Pro forma income on net investable proceeds	2,447	2,887	3,326	3,832
Less: pro forma employee stock ownership plan adjustments (1)	(233)	(273)	(313)	(359)
Less: pro forma restricted stock award expense (2)	(467)	(546)	(626)	(718)
Less: pro forma stock option expense (4)	(7 22)	(8 45)	(968)	(1,1 09)

Pro forma net income	$4, 319	$4, 517	$4, 713	$4,9 40

Pro forma net income per share (3):
Historical	$0.17	$0.15	$0.13	$0.11
Pro forma income on net investable proceeds	0.13	0.13	0.13	0.13
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (4)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share	$0.23	$0.21	$0.19	$0.17

Offering price as a multiple of pro forma net income per share (annualized)	43.48	x	47.62	x	52.63	x	58.82	x
Number of shares used to calculate pro forma net income per share (5)	18,877,970	22,213,400	25,548,830	29,384,5 75
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$110,275	$110,275	$110,275	$110,275
Estimated net proceeds	83,886	98,857	113,828	131,045
Plus: shares issued to foundation	3,000	3,000	3,000	3,000
Less: after-tax cost of foundation	(1,980)	(1,980)	(1,980)	(1,980)
Less: common stock acquired by employee stock ownership plan (1)	(7,074)	(8,280)	(9,486)	(10,873)
Less: common stock to be acquired by equity incentive plan (2)	(3,537)	(4,140)	(4,743)	(5,436)

Pro forma stockholders’ equity	$184,570	$197,732	$210,894	$226,031

Pro forma stockholders’ equity per share:
Historical	$5.64	$4.79	$4.17	$3.63
Estimated net proceeds	4.29	4.30	4.30	4.31
Plus: shares issued to foundation	0.15	0.13	0.11	0.10
Less: after-tax cost of foundation	(0.10)	(0.09)	(0.07)	(0.07)
Less: common stock acquired by employee stock ownership plan (1)	(0.36)	(0.36)	(0.36)	(0.36)
Less: common stock to be acquired by equity incentive plan (2)	(0.18)	(0.18)	(0.18)	(0.18)

Pro forma stockholders’ equity per share	$9.44	$8.59	$7.97	$7.43

Offering price as a percentage of pro forma stockholders’ equity per share	105.93%	116.41%	125.47%	134.59%
Offering price as a percentage of pro forma tangible stockholders’ equity per Share	107.87%	118. 34%	127. 39%	136. 61%
Number of shares used to calculate pro forma stockholders’ equity per share (5)	19,550,000	23,000,000	26,450,000	30,417,500
Minority ownership percentage	45.23%	45.00%	44.83%	44.68%

(footnotes on following page)

(1)

Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares sold in the offering, including shares contributed to Meridian Charitable Foundation (707,400, 828,000, 948,600 and 1,087,290 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively).  The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Meridian Interstate Bancorp.  The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds.  This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently _____%, and a term of 20 years.  East Boston Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt.  Interest income that Meridian Interstate Bancorp will earn on the loan will offset a portion of the compensation expense recorded by East Boston Savings Bank as it contributes to the ESOP.  As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan.  Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations.  An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan.  The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price.  If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater.  See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)

Assumes that Meridian Interstate Bancorp will purchase in the open market a number of shares of stock equal to 4.0% of the shares sold in the offering, including shares contributed to Meridian Charitable Foundation (353,700, 414,000, 474,300 and 543,645 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under a equity incentive plan to be adopted following the offering.  Purchases will be funded with cash on hand at Meridian Interstate Bancorp or with dividends paid to Meridian Interstate Bancorp by East Boston Savings Bank.  The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds.  In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price.  The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 1.8%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards.  It is assumed that the fair market value of a share of Meridian Interstate Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%.  If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 or 2008 as a result of the contribution of common stock to Meridian Charitable Foundation.

          The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income (loss) and pro forma net income (loss) per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range

After-tax expense of contribution to foundation:
Six months ended June 30, 2007	$(1,980)	$(1,980)	$(1,980)	$(1,980)
Year ended December 31, 2006	(1,980)	(1,980)	(1,980)	(1,980)

Pro forma net income (loss):
Six months ended June 30, 2007	1,099	1,194	1,287	1,396
Year ended December 31, 2006	2,339	2,537	2,733	2,960

Pro forma net income (loss) per share:
Six months ended June 30, 2007	0.0 6	0.0 5	0.0 5	0.0 5
Year ended December 31, 2006	0.12	0.11	0.11	0.10

The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 34% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering.  If the equity incentive plan is adopted by the board of directors and approved by stockholders, a number of shares equal to 10.0% of the number of shares sold in the offering, including shares contributed to Meridian Charitable Foundation (884,250, 1,035,000, 1,185,750 and 1,359,113 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan.  We will comply with Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued.  This standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements over the period the employee is required to provide services for the award.  The cost will be measured based on the fair value of the equity instruments issued.  Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options.  Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.46 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 20.5%; and risk-free interest rate, 4.77%.  Because there currently is no market for Meridian Interstate Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts.  The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering.  It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year , that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34% . We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different.  The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Meridian Financial Services, by approximately 4.3%.

(5)

The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering as adjusted to effect a weighted average over the period.  The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial
Information With and Without the Foundation

          As set forth in the following table, if we do not contribute stock to Meridian Charitable Foundation as part of the offering, Keller & Company estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering.  If the foundation is not funded, there is no assurance that the updated appraisal that Keller & Company will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below.  The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

          The information presented in the following table is for comparative purposes only.  It assumes that the offering was completed at June 30, 2007, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range

(Dollars in thousands, except per share amounts)	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation

Estimated offering amount (1)	$85,425	$91,800	$100,500	$108,000	$115,575	$124,200	$132,911	$142,830
Estimated pro forma valuation	195,500	204,000	230,000	240,000	264,500	276,000	304,175	317,400
Pro forma total assets	983,084	988,977	996,246	1,003,124	1,009,408	1,017,271	1,024,545	1,033,541
Pro forma total liabilities	796,087	797,107	796,087	797,107	796,087	797,107	796,087	797,106
Pro forma stockholders’ equity	186,997	191,870	200,159	206,017	213,321	220,164	228,458	236,435
Pro forma net income	3,079	3,149	3,174	3,249	3,267	3,351	3,376	3,467
Pro forma stockholders’ equity per share	9.56	9.40	8.70	8.59	8.06	7.97	7.51	7.45
Pro forma net income per share	0.16	0.16	0.14	0.14	0.12	0.13	0.11	0.11

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	104.60%	106.38%	114.94%	116.41%	124.07%	125.47%	133.16%	134.23%
Offering price as a multiple of pro forma net income per share (annualized)	31.25	31.25	35.71	35.71	41.67	38.46	45.45	45.45
Offering price to assets	19.87	20.63	23.07	23.93	26.18	27.13	29.66	30.71

Pro Forma Financial Ratios:
Return on assets (annualized)	0.63%	0.64%	0.64%	0.65%	0.65%	0.66%	0.66%	0.67%
Return on stockholders’ equity (annualized)	3.29	3.28	3.17	3.15	3.06	3.04	2.96	2.93
Stockholders’ equity to total assets	19.02	19.40	20.09	20.54	21.13	21.64	22.30	22.88

(1)	Based on independent valuation prepared by Keller & Company as of August 30, 2007.

Our Business

General

          Meridian Interstate Bancorp is a bank holding company established in 2006 to be the mid-tier stock holding company for East Boston Savings Bank.  Currently, Meridian Interstate Bancorp is a wholly-owned subsidiary of Meridian Financial Services, a Massachusetts chartered mutual holding company.  Meridian Interstate Bancorp’s business activity is the ownership of the outstanding capital stock of East Boston Savings Bank.  In addition, Meridian Interstate Bancorp owns 40% of the capital stock of Hampshire First Bank, a New Hampshire chartered bank, organized in 2006 and headquartered in Manchester, New Hampshire.  Meridian Interstate Bancorp does not own or lease any property but instead uses the premises, equipment and other property of East Boston Savings Bank with the payment of appropriate fees, as required by applicable law and regulations, under the terms of an expense allocation agreement.  In the future, Meridian Interstate Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

          East Boston Savings Bank is a Massachusetts chartered stock savings bank originally founded in 1848.  We operate as a community-oriented financial institution offering financial services to consumers and businesses in our market area.  We attract deposits from the general public and use those funds to originate one- to four-family real estate, multi-family and commercial real estate, construction, commercial business and consumer loans, which, we primarily hold for investment.  In addition, a segment of our lending business involves the purchase and sale of loan participation interests.  We also offer non-deposit products through a third-party network arrangement.

          Our website address is www.ebsb.com.  Information on our website should not be considered a part of this prospectus.

Market Area

           We consider the greater Boston metropolitan area, and to a lesser extent eastern Massachusetts (east of Route 93), to be our primary market area. While our primary deposit-gathering area is concentrated in the greater Boston metropolitan area, our lending area encompasses a broader market that includes all of Massachusetts east of Route 93, including Cape Cod, and portions of south-eastern New Hampshire. We conduct our operations through our 11 full service offices and one loan center located in Essex (four offices and one loan center), Middlesex (two offices) and Suffolk (five offices) Counties, all of which are located in the greater Boston metropolitan area. The greater Boston metropolitan area is the 11th largest metropolitan area in the United States. Located adjacent to major transportation corridors, the Boston metropolitan area provides a highly diversified economic base, with major employment sectors ranging from services, manufacturing and wholesale retail trade, to finance, technology and medical care. Based on census estimates, from 2000 to 2006 the population of Essex and Middlesex Counties increased 4.5% and 1.3%, respectively, and the population of Suffolk County decreased 0.8%. This compares to population increases of 3.0% for Massachusetts and 7.9% for the United States. In addition, 2006 per capita income was $34,287, $42,582 and $30,099 for Essex, Middlesex and Suffolk Counties, respectively, increases of 30.1%, 36.5% and 32.2%, respectively, from 2000. For Massachusetts, 2006 per capita income was $34,320, an increase of 32.2%, and for the United States, 2006 per capital income was $26,228, an increase of 21.5%. Median household income in 2006 was $65,803, $78,854 and $50,068 for Essex, Middlesex and Suffolk Counties, respectively, increases of 27.6%, 29.6% and 27.2%, respectively, from 2000. For Massachusetts, 2006 median household income was $63,971, an increase of 26.7%, and for the United States, 2006 median household income was $48,534, an increase of 15.6%. In addition, the median age for Essex, Middlesex and Suffolk Counties was 39.1, 37.7 and 32.9, respectively, as compared to the state median of 38.1 and the national median of 36.5.

Competition

          We face significant competition for the attraction of deposits and origination of loans.  Our most direct competition for deposits has historically come from the many financial institutions and credit unions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms and insurance companies.  Several large holding companies operate banks in our market area, including Bank of America Corporation, Sovereign Bancorp, Inc., TD Banknorth, Inc., Citizens Financial Group, Inc. and Eastern Bank.  These institutions are significantly larger than us and, therefore, have significantly greater resources.  We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities.  At June 30, 200 7 , which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held 0. 51 % of the deposits in the Boston metropolitan statistical area, which was the 2 2nd largest market share out of 154 financial institutions with offices in that metropolitan statistical area.

          Our competition for loans comes from financial institutions and credit unions in our market area and from other financial service providers, such as mortgage companies and mortgage brokers.  Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

          We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks.  Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry.  Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

          One- to Four-Family Residential Loans.  One of the two largest segments of our loan portfolio is mortgage loans to enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner.  At June 30, 2007, one- to four-family residential loans were $210.9 million, or 38.5% of our total loan portfolio, consisting of $96.1 million and $114.8 million of fixed-rate and adjustable rate loans, respectively.  We offer fixed-rate loans with terms up to 30 years and adjustable-rate loans with terms up to 40 years.  Generally, our fixed-rate loans conform to Fannie Mae and Freddie Mac underwriting guidelines and are originated with the intention to sell.  Our adjustable-rate mortgage loans generally adjust annually or every three years after an initial fixed period that ranges from three to seven years.  East Boston Savings Bank also offers fixed-rate bi-weekly loans (loan payments are made every two weeks) and such loans were $59.5 million at June 30, 2007.  Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the one or three year U.S. Treasury index.  Depending on the loan type, the maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate caps range from 2% to 4% over the initial interest rate of the loan.  Our loans generally do not have prepayment penalties.

          Borrower demand for adjustable-rate compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans.  The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment.  The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

          While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan.  Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.  We do not offer loans with negative amortization and generally do not offer interest-only one- to four-family residential real estate loans.  Additionally, our current practice is generally to (1) sell to the secondary market newly originated longer term (more than 15 year terms) fixed-rate one- to four-family residential real estate loans, and (2) to hold in our portfolio shorter-term fixed-rate loans and adjustable-rate loans.  Generally, loans are sold to the Fannie Mae and the Federal Home Loan Bank Mortgage Partnership Finance Program with servicing retained.  East Boston Savings Bank does not make loans generally known as subprime loans or Alt-A loans.

          We will make loans with loan-to-value ratios up to 95% (100% for first time home buyers only); however, we generally require private mortgage insurance for loans with a loan-to-value ratio over 80%.  We require all properties securing mortgage loans to be appraised by a licensed real estate appraiser.  We generally require title insurance on all first mortgage loans.  Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

          In an effort to provide financing for first-time buyers, we offer five-year adjustable rate, bi-weekly and fixed-rate 30-year residential real estate loans through the Massachusetts Housing Finance Agency First Time Home

Buyer Program.  We offer mortgage loans through this program to qualified individuals and originate the loans using modified underwriting guidelines, reduced interest rates and loan conditions.

          We also offer investment loans secured by one- to four-family properties that are not owner-occupied.  These loans consist primarily of bi-weekly fixed-rate loans with terms up to 30 years and adjustable-rate loans which adjust annually after an initial fixed period of three years or adjust every three years after an initial fixed period of five years.  Investment loans generally can be made with a loan-to-value ratio of up to 80%.  At June 30, 2007, investment loans totaled $14.5 million.

          We also originate land loans primarily to local contractors and developers for making improvements on approved building lots.  Such loans are generally written with a maximum 75% loan-to-value ratio based upon the appraised value or purchase price, whichever is less, for a term of up to three years.  Interest rates on our land loans are fixed for three years.  At June 30, 2007, land loans totaled $3.9 million.

          Commercial and Multi-Family Real Estate Loans.  The second of the largest segments of our loan portfolio is fixed- and adjustable-rate mortgage loans secured by commercial real estate and multi-family real estate.  At June 30, 2007, commercial real estate and multi-family real estate loans were $169.3 million and $25.9 million, or 30.9% and 4.7% respectively, of our total loan portfolio.  The commercial real estate and multi-family loan portfolio consisted of $12.9 million fixed-rate loans and $182.3 million adjustable rate loans at June 30, 2007.  We currently target new individual commercial and multi-family real estate loan originations to small and mid-size owner occupants and investors in our market area between $4.0 million and $6.0 million; however, we can, by policy, originate loans to one borrower up to $10.0 million. Due to loan amortizations and lower than targeted size originations, the average size for loans in this portfolio was $462,000 at June 30, 2007. Our commercial real estate and multi-family real estate loans are generally secured by apartment buildings and properties used for business purposes such as office buildings, industrial facilities and retail facilities.  We intend to continue to grow our commercial real estate loan portfolio.  In addition to originating these loans, we also participate in loans with other financial institutions located primarily in Massachusetts.

          We originate a variety of fixed- and adjustable-rate commercial real estate and multi-family real estate loans for terms up to 25 years.  Interest rates and payments on our adjustable-rate loans adjust every three or five years and generally are adjusted to a rate equal to a percentage above the corresponding U.S. Treasury rate or Federal Home Loan Bank borrowing rate. Most of our adjustable-rate commercial real estate and multi-family real estate loans adjust every three years and amortize over a 20 year term.  The maximum amount by which the interest rate may be increased or decreased is generally 2.5% per adjustment period, with a lifetime interest rate cap of 5% over the initial interest rate of the loan. Loan amounts generally do not exceed 75% to 80% of the property’s appraised value at the time the loan is originated.

          At June 30, 2007, our largest commercial real estate loan was for $7.7 million and was secured by an office building located in North Andover, Massachusetts.  At June 30, 2007, our largest multi-family real estate loan was for $3.4 million and was secured by an apartment complex located in Roxbury, Massachusetts.  Both of these loans were performing according to their original repayment terms at June 30, 2007.

          At June 30, 2007, loan participations purchased totaled $9.4 million.  The properties securing these loans are located primarily in Massachusetts. Our underwriting practices with respect to loan participations generally do not differ from loans that we originate.

          Construction Loans.  At June 30, 2007, construction loans were $110.3 million, or 20.1% of our total loan portfolio. While we expect to continue to emphasize construction lending after the offering, we expect to decrease the size of the portfolio relative to our entire loan portfolio with the goal of decreasing the size of the construction loan portfolio to approximately 15.0% of total loans.

          We primarily make construction loans for commercial development projects, including apartment buildings, small industrial buildings and retail and office buildings. We also originate adjustable and bi-weekly loans to individuals and to builders to finance the construction of residential dwellings. Our construction loans generally are interest-only loans that provide for the payment of only interest during the construction phase, which is usually up to 12 to 24 months.  At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full.  Loans generally can be made with a maximum loan to value ratio of 80% of the appraised market value upon completion of the project.  As appropriate to the underwriting, a “discounted cash flow analysis” is utilized.  Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser.  We also will generally require an inspection of the property before disbursement of funds during the term of the construction loan.

          We also originate construction and site development loans to contractors and builders to finance the construction of single-family homes and subdivisions, which homes typically have an average price ranging from $225,000 to $900,000.  We will originate these loans whether or not the collateral property underlying the loan is under contract for sale.  Residential real estate construction loans include single-family tract construction loans for the construction of entry level residential homes. Loans to finance the construction of single-family homes and subdivisions are generally offered to experienced builders in our primary market areas.  The maximum loan-to-value limit applicable to these loans is generally 75% to 80% of the appraised market value upon completion of the project.  We do not require any cash equity from the borrower if there is sufficient equity in the land being used as collateral.  Development plans are required from builders prior to making the loan. Our loan officers are required to personally visit the proposed site of the development and the sites of competing developments.  We require that builders maintain adequate insurance coverage. While maturity dates for residential construction loans are largely a function of the estimated construction period of the project, and generally do not exceed one year, land development loans generally are for 18 to 24 months. Substantially all of our residential construction loans have adjustable rates of interest based on  The Wall Street Journal  prime rate and during the term of construction, the accumulated interest is added to the principal of the loan through an interest reserve.  Construction loan proceeds are disbursed periodically in increments as construction progresses and as inspection by our approved inspectors warrant.  Loan commitment amounts for site development loans typically range from $100,000 to $10.0 million with an average individual loan commitment at June 30, 2007 of $1.0 million.  We generally target financing to mid-range $5.0 million to $10.0 million residential development projects.

            At June 30, 2007, we had $4.0 million, or less than 1.0% of our total loan portfolio, in construction loans for one- to four-family properties that convert to permanent loans.  Also at that date, we had $106.3 million, or 19.4% of our total loan portfolio, of which $21.6 million will convert to permanent loans, in construction loans on commercial and multi-family real estate consisting, mixed-use and non-residential loans.

          At June 30, 2007, our largest outstanding construction loan was for $10.0 million, of which $6.1 million was outstanding.  This loan is secured by a residential townhouse complex (46 units) in Hingham, Massachusetts.  This loan was performing according to its original repayment terms at June 30, 2007.

          Home Equity Lines of Credit.  We offer home equity lines of credit, which are secured by owner-occupied one- to four-family residences.  At June 30, 2007, home equity lines of credit were $21.4 million, or 3.9% of our total loan portfolio.  Home equity lines of credit have adjustable rates of interest with ten-year draws amortized over 15 years that are indexed to the Prime Rate as published by The Wall Street Journal on the last business day of the month.  Our home equity lines of either have a monthly variable interest rate or an interest rate that is fixed for five years and that adjusts in years six and 11.  We offer home equity lines of credit with cumulative loan-to-value ratios generally up to 80%, when taking into account both the balance of the home equity loans and first mortgage loan.

          The procedures for underwriting home equity lines of credit include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.  Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral to the proposed loan amount.  The procedures for underwriting one- to four-family residential real estate loans apply equally to home equity loans.

          Commercial Business Loans.  We make commercial business loans primarily in our market area to a variety of professionals, sole proprietorships and small businesses.  At June 30, 2007, commercial business loans were $8.7 million, or 1.6% of our total loan portfolio.  As part of our strategic plan, we are focusing on increasing the commercial business loans that we originate.  Commercial lending products include term loans and revolving lines of credit.  Commercial loans and lines of credit are made with either variable or fixed rates of interest.  Variable rates are based on the prime rate as published in The Wall Street Journal, plus a margin.  Fixed-rate business loans are generally indexed to a corresponding U.S. Treasury rate, plus a margin.  Commercial business loans typically have shorter maturity terms and higher interest spreads than real estate loans, but generally involve more credit risk because of the type and nature of the collateral.  We are focusing our efforts on small- to medium-sized, privately-held companies with local or regional businesses that operate in our market area.

          When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities of the borrower, the projected cash flows of the business and the value of the collateral, primarily accounts receivable, inventory and equipment, and are supported by personal guarantees.  Depending on the collateral used to secure the loans, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan.  At June 30, 2007, our largest commercial business loan was a $348,000 loan and our largest commercial line of credit was $1.0 million, none of which was outstanding at June 30, 2007.  All of these loans are secured by assets of the respective borrowers and were performing according to their original terms at June 30, 2007.

          Consumer Loans.  We occasionally make fixed rate second mortgage loans, automobile loans, loans secured by passbook or certificate accounts and overdraft loans.  At June 30, 2007, consumer loans were $2.0 million, or 0.4% of total loans.

          The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.  Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

          Loan Underwriting Risks.

          Adjustable-Rate Loans.  While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults.  The marketability of the underlying property also may be adversely affected in a high interest rate environment.  In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

          Commercial and Multi-Family Real Estate Loans.  Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans.  Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project.  Payments on loans secured by income properties often depend on successful operation and management of the properties.  As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy.  To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on commercial and multi-family real estate loans.   In reaching a decision on whether to make a commercial or multi-family real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property.  We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.10x.  An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.  Land loans secured by improved lots generally involve greater risks than residential mortgage lending because land loans are more difficult to evaluate.  If the estimate of value proves to be inaccurate, in the event of default and foreclosure, we may be confronted with a property the value of which is insufficient to assure full payment.

          Construction Loans.  Our construction loans are based upon estimates of costs and values associated with the completed project.  These estimates may be inaccurate.  Construction lending involves additional risks when compared with permanent residential lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion.  Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio.  This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders.   In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget.  These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest.  If our appraisal of the value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.  A “discounted cash flow analysis” is utilized for determining the value of any construction project of five or more units.  Our ability to continue to originate a significant amount of construction loans is dependent on the continued strength of the housing market in our market areas. Further, if we lost our relationship with one or more of our larger borrowers building in these areas or there is a decline in the demand for new housing in these areas, it is expected that the demand for construction loans would decline, our liquidity would substantially increase and our net income would be adversely affected.

          Commercial Business Loans.  Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value.  Our commercial business loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  Most often, this collateral consists of accounts receivable, inventory or equipment.  Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any.  As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself.  Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

          Consumer Loans.  Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles.  Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower.  Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy.  Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

          Loan Originations, Purchase and Sales.  Loan originations come from a number of sources.  The primary sources of loan originations are existing customers, walk-in traffic, our website, advertising and referrals from customers as well as our directors, trustees and corporators.  We advertise in newspapers that are widely circulated throughout our market area.  We occasionally purchase participation loans to supplement our origination efforts.  We generally do not purchase whole loans.

          We generally originate loans for our portfolio, however, we generally sell, prior to funding, to the secondary market all newly originated conforming fixed-rate, 16- to 30-year one- to four-family residential real estate loans.  Our decision to sell loans is based on prevailing market interest rate conditions and interest rate risk management.  Generally, loans are sold to the Fannie Mae and the Federal Home Loan Bank Mortgage Partnership Finance Program with loan servicing retained.  In addition, we sell participation interests in commercial real estate loans to local financial institutions, primarily on the portion of loans that exceed our borrowing limits, or is prudent in concert with recognition of credit risk.

          For the six months ended June 30, 2007 and year ended December 31, 2006, we originated $84.2 million and $175.0 million of loans, and sold $3.9 million and $9.9 million of loans.  At June 30, 2007, we were servicing $84.2 million of loans for others.

          Loan Approval Procedures and Authority.  Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management.  Our board of directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience, the type of loan and whether the loan is secured or unsecured.  All loans is excess of $100,000 require a second authorized officer’s approval.  Loans in excess of $500,000 generally must be authorized by the Executive Committee.

          Loans-to-One Borrower Limit and Loan Category Concentration.  The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by statute, to 20% of our capital, which is defined under Massachusetts law as the sum of our capital stock, surplus account and undivided profits. At June 30, 2007, our regulatory limit on loans-to-one borrower was $24.0 million.  At that date, our largest lending relationship consisted of three loans totaling $13.3 million and was secured by commercial real estate.  This loan was performing in accordance with its original repayment terms at June 30, 2007.  As a result of the offering, our regulatory loans-to-one borrower limit will increase.

          Loan Commitments.  We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events.  Commitments to originate mortgage loans are legally binding agreements to lend to our customers.  Generally, our loan commitments expire after 30 days.

Investment Activities

          We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises and municipal governments, deposits at the Federal Home Loan Bank of Boston, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities.  Our equity securities generally pay dividends.  We also are required to maintain an investment in Federal Home Loan Bank of Boston stock.  While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at June 30, 2007.

          At June 30, 2007, our investment portfolio consisted primarily of corporate bonds, investment-grade marketable equity securities, short-term government-sponsored enterprises and mortgage-backed securities.

          Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return.  Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy.  The Investment Committee and management are responsible for implementation of the investment policy and monitoring our investment performance.  Our Executive Committee reviews the status of our investment portfolio on a quarterly basis, or more frequently if warranted.

Deposit Activities and Other Sources of Funds

          General.  Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes.  Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

          Deposit Accounts.  Deposits are attracted, by advertising and through our website, from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit.  In addition to accounts for individuals, we also offer several commercial checking accounts designed for the businesses operating in our market area.  At June 30, 2007, we had $850,000 of brokered deposits and $574,000, or less than 1.0% of our total deposits, in municipal deposits.

          Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors.  In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns.  We generally review our deposit mix and pricing on a weekly basis.  Our deposit pricing strategy has generally been to offer competitive rates and to periodically offer special rates in order to attract deposits of a specific type or term.

          Borrowings.  We may utilize advances from the Federal Home Loan Bank of Boston to supplement our supply of investable funds.  The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions.  As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met.  Advances are made under several different programs, each having its own interest rate and range of maturities.  Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.  As of June 30, 2007, we also had an available line of credit of $9.4 million with the Federal Home Loan Bank of Boston at an interest rate that adjusts daily.  All of our borrowings from the Federal Home Loan Bank are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of certain first mortgage loans on owner-occupied residential property.

Financial Services

          We offer customers a range of non-deposit products, including mutual funds, annuities, stocks and bonds which are cleared by a third party broker-dealer.  We receive a portion of the commissions generated by our sales to are customers.  We also offer customers long-term care insurance through a third-party insurance company which generates commissions for us.  Our non-deposit products generated $55,000, $43,000,  $97,000 and $127,000 of non-interest income during the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively.

Properties

          At June 30, 2007, we conducted business through our ten full service offices and one loan center located in East Boston, Everett, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts.  In July 2007 we opened a branch office in Lynn, Massachusetts.  We own all of our offices except our Saugus (Village Park) office (subject to a renewable lease that expires in 2012).  At June 30, 2007, the total net book value of our land buildings, furniture, fixtures and equipment was $22.4 million.

Personnel

          As of June 30, 2007, we had 161 full-time and 36 part-time employees, none of whom is represented by a collective bargaining unit.  We believe our relationship with our employees is excellent.

Legal Proceedings

          Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business.  We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

          The only subsidiary of Meridian Interstate Bancorp is East Boston Savings Bank.

          In addition, Meridian Interstate Bancorp owns 40% of the capital stock of Hampshire First Bank, a New Hampshire chartered bank, organized in 2006 and headquartered in Manchester, New Hampshire.  In connection with the organization of Hampshire First Bank, Meridian Interstate Bancorp also received non-voting warrants to purchase an additional 60,000 shares of capital stock of Hampshire First Bank (currently representing 2.0% of the outstanding shares of Hampshire First Bank).  At June 30, 2007, our directors and executive officers also own an additional 1.2% in the aggregate of the capital stock of Hampshire First Bank and owned non-voting warrants to purchase in the aggregate less than 1.0% of the capital stock.  None of our directors and executive officers have any agreements or contracts with each other or with Meridian Interstate Bancorp regarding voting their shares of Hampshire First Bank stock.  We also have no additional agreements or contracts to purchase shares of voting securities of Hampshire First Bank.  In addition, any future acquisition by Meridian Interstate Bancorp of the voting securities of Hampshire First Bank, either common stock or warrants, would require prior approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks.

          Hampshire First Bank bylaws provide that Meridian Interstate Bancorp may nominate or appoint 40% of the directors of Hampshire First Bank for as long as it holds 40% or more of the outstanding common stock of Hampshire First Bank.  In addition, the Hampshire First Bank bylaws require that all matters requiring a vote of the board of directors be approved by a two-thirds vote.  The members of the Hampshire First Bank board appointed by Meridian Interstate Bancorp also will appoint the Chairman of the Board.  As a result, four of the 10 current directors of Hampshire First Bank also currently serve as directors of Meridian Interstate Bancorp (Messrs. Del Rossi, Gavegnano, Lynch and Verdonck) and Mr. Gavegnano, our Chairman of the Board and Chief Executive Officer, also serves as Chairman of the Board of Hampshire First Bank.  None of these four individuals has any agreements or contracts with Meridian Interstate Bancorp regarding their duties or actions as directors of Hampshire First Bank.

          In the future, we may realize gains from our investment in Hampshire First Bank from the net income generated by the business of Hampshire First Bank and, possibly, by the sale of this investment, although we have no current intention to sell our investment.  In addition, we believe Hampshire First Bank will provide us with a source of loans via loan participations.  Due to the consolidation of financial institutions in New Hampshire and in Hampshire First Bank’s primary market, Hillsborough County, New Hampshire, we believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. In addition, we believe Hampshire First Bank is led by a qualified and experienced executive management team.  Because it is a new enterprise with no operating history, however, we do not expect to record substantial benefits from our investment in the near future.  As a result of the substantial start-up expenditures that a new bank must incur, we expect that Hampshire First Bank will likely incur significant operating losses during its initial years of operations.

          Hampshire First Bank’s loan portfolio consists primarily of multi-family and commercial real estate, commercial business and construction loans.  At June 30, 2007, Hampshire First Bank had assets of $42.4 million, deposits of $14.9 million and equity of $27.3 million.  Meridian Interstate Bancorp accounts for its investment in Hampshire First Bank by the equity method of accounting under which Meridian Interstate Bancorp’s share of the net income or loss of Hampshire First Bank is recognized as income or loss in Meridian Interstate Bancorp’s consolidated financial statements.  At June 30, 2007, Meridian Interstate Bancorp had a $11.1 million investment in Hampshire First Bank and during the six months ended June 30, 2007 and the year ended December 31, 2006, Meridian Interstate Bancorp recorded losses of $211,000 and $578,000, respectively, from this investment.

          East Boston Savings Bank has one active wholly-owned subsidiary, Prospect, Inc., a Massachusetts corporation.  Prospect was formed in 2000 to engage in buying, selling and holding securities on its own behalf.  As a Massachusetts securities corporation, the income earned on Prospect’s investment securities is subject to a lower state tax rate than that assessed on income earned on investment securities maintained at East Boston Savings Bank. At June 30, 2007, Prospect had total assets of $94.9 million and total equity of $94.6 million.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

          The objective of this section is to help potential investors understand our views on our results of operations and financial condition.  You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

          Our principal business is to acquire deposits from individuals and businesses in the communities surrounding our offices and to use these deposits to fund loans.  We focus on providing our products and services to two segments of customers: individuals and businesses.

           Recent Decline in Net Income. Our net income has decreased steadily in recent years. Net income, which in 2003 was $7.8 million, has decreased each year since and in 2006 was $3.3 million. Net income also decreased to $2.6 million for the six months ended June 30, 2007 from $3.1 million for the same 2006 period. The primary reason for the decline in net income was the decrease in our net interest income. Our net interest income decreased from $27.3 million in 2003 to $23.4 million in 2006 and from $12.1 million for the six months ended June 30, 2006 to $10.6 million for the same 2007 period. In addition, from 2003 to 2006, our return on average assets and return on average equity decreased each year, from 1.05% and 8.55%, respectively, in 2003, to 0.38% and 3.12%, respectively, in 2006. Return on average assets and return on average equity also decreased to 0.58% and 4.63%, respectively (annualized), for the six months ended June 30, 2007 from 0.74% and 6.09%, respectively (annualized), for the same 2006 period. Our most significant challenge that hinders our ability to generate competitive returns has been our low interest rate spread and margin. Our interest rate spread declined steadily from 3.76% in 2003 to 2.60% in 2006 to 2.18% during the six months ended June 30, 2007. Similarly, our interest rate margin has decreased during this time period from 3.97% in 2003 to 2.92% in 2006 to 2.54% during the six month ended June 30, 2007. See also “Risk Factors—Risks Related to Our Business—We have experienced declining profits in recent years and if we cannot generate and increase our income to competitive levels our stock price may be adversely affected.”

          Income.  Our primary source of income is net interest income.  Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings.  Changes in levels of interest rates affect our net interest income.  In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not.  The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits has negatively affected our net interest income.

          A secondary source of income is non-interest income, which includes revenue that we receive from providing products and services.  The majority of our non-interest income generally comes from customer service fees, loan fees, bank-owned life insurance and gains on sales of securities.

          Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance for possible losses inherent in the loan portfolio.  We evaluate the need to establish allowances against losses on loans on a regular basis.  When additional allowances are necessary, a provision for loan losses is charged to earnings.

          Expenses.  The non-interest expenses we incur in operating our business consist of expenses for salaries and employee benefits, occupancy and equipment, data processing, marketing and advertising, professional services and various other miscellaneous expenses.

          Our largest non-interest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits.  Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans.  We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future.  For an illustration of these expenses, see “Pro Forma Data.”  In addition, we intend to enter into a supplemental executive retirement agreement with Mr. Gavegnano in lieu of the agreement currently in place for Mr. Gavegnano as a director and intend to amend the vesting terms of the supplemental executive retirement agreements with Messrs. Verdonck, Freehan and Siuda. See “Our Management-Non-Qualified Defferred Compensation-Supplemental Executive Retirement Agreements.” As a result, we expect to incur increased annual expenses relating to the new and amended agreements.  We expect that the additional charge to salaries and employee benefits expense in 2007 and 2008 to be approximately $407,000 and $431,000, respectively.

          Effective at the beginning of 2007, the Federal Deposit Insurance Corporation began assessing most insured depository institutions for deposit insurance at a rate between five cents and seven cents for every $100 of deposits.  Assessment credits have been provided to institutions that paid high premiums in the past.  According to information provided by the Federal Deposit Insurance Corporation, East Boston Savings Bank will receive an assessment credit of approximately $539,000.  We expect that this credit will offset all of our deposit insurance premiums in 2007.

          Following the offering, we will incur additional non-interest expenses as a result of operating as a public company.  These additional expenses will consist primarily of legal and accounting fees and expenses of stockholder communications and meetings.

          In addition, our contribution to Meridian Charitable Foundation will be an additional operating expense that will reduce net income during the fiscal quarter in which the contribution is made.

Critical Accounting Policies

          We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies:

           Allowance for Loan Losses. The allowance for loan losses is utilized to absorb losses inherent in the loan portfolio. The allowance represents management’s estimate of losses as of the date of the financial statements. The allowance includes a specific component for impaired loans and a general component for pools of non-impaired loans.

           The loan portfolio is reviewed on a regular basis by management and the adequacy of the allowance for loan losses is adjusted monthly. The methodology for assessing the appropriateness of the allowance includes comparison to actual losses, comparisons to peer groups, industry data, and economic conditions. The regulatory agencies also review the allowance for loan losses. Such agencies may require that additional provisions be made based upon judgments that differ from those of management.

           Other than monthly adjustments to reflect the change in the size of the loan portfolio, or the change in the various components of the portfolio reflecting a higher or lower risk profile, management has not had to increase the level of the allowance in order to bring the level of the allowance to an acceptable level.

           While management believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making its determinations. Because the estimation of inherent losses cannot be made with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loan deteriorate as a result of the factors noted above. Any material increase in the allowance for loan losses may adversely affect the financial condition and results of operations and will be recorded in the period in which the circumstances become known. See note 1 of the notes to the consolidated financial statements included in this prospectus.

Operating Strategy

          Our mission is to operate and grow a profitable community-oriented financial institution.  We plan to achieve this by executing our strategy of:

•	Continuing to emphasize our commercial real estate, commercial business and construction loans, as well as increase our commercial business relationships in our expanding market area;

•	Managing credit risk to maintain a low level of nonperforming assets, and interest rate risk to optimize our net interest margin;

•	Expanding our franchise through the opening of additional branch offices and the possible acquisition of existing financial service companies or their assets;

•	Increasing core deposits through aggressive marketing and the offering of new deposit products; and

•	Continuing to grow and diversify our sources of non-interest income.

          Continuing to emphasize our commercial real estate, commercial business and construction loans, as well as increase our commercial business relationships in our expanding market area.

          Recently, we have worked to increase our commercial relationships by diversifying our loan portfolio beyond residential mortgage loans and offering business deposit and checking products.  Since December 31, 2002, our commercial real estate and construction loan portfolio has increased $143.3 million, or 105.1%, and at June 30, 2007 was 51.0% of our total loan portfolio. The increase in this commercial real estate and construction loan portfolio represented 88.9% of the total increase in our entire loan portfolio during the same period. In particular, since December 31, 2002, our construction loan portfolio increased $89.7 million, or 435.8%, and at June 30, 2007 was 20.1% of our total loan portfolio.  One of the historic strengths of East Boston Savings Bank’s commercial lending team, has been its ability to seek opportunities to provide financing to mid-range $5.0 million to $10.0 million residential development projects, as well as analyzing the associated risk of such loan relationships.  Historic performance is also an indicator of the commercial team’s ability to provide proper management of these complex lending relationships.  Since December 31, 2002, we have taken advantage of the significant growth in both residential and commercial real estate development in our market area.  Finally, since December 31, 2002, we have increased the number of our commercial real estate lenders and commercial lending support staff.

          After the offering we intend to increase the size of our commercial business loan portfolio as a percentage of our total loan portfolio.  In order to support this increase, we expect to increase the number of our commercial business lenders and staff.  In connection with the increase in our commercial business loan portfolio, we expect an increase in our business checking accounts.  Since December 31, 2002, our business checking accounts increased $ 5.1 million, or 20.55%, and at June 30, 2007 represented 4.00% of our total deposits.

          With the additional capital raised in the offering, we expect to continue to emphasize the larger lending relationships associated with commercial real estate and construction lending.  In addition, we intend to expand and develop our commercial business loan portfolio, as well as our business deposit and checking products to better serve our commercial customers.

Managing credit risk to maintain a low level of nonperforming assets, and interest rate risk to optimize our net interest margin;

          Managing risk is an essential part of successfully managing a financial institution.  Credit risk and interest rate risk are two prominent risk exposures that we face. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due.  Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.  We believe that high asset quality is a key to long-term financial success. We have sought to grow and diversify the loan portfolio, while maintaining a high level of asset quality and moderate credit risk, using underwriting standards that we believe are conservative, as well as diligent monitoring of the portfolio and loans in non-accrual status and on-going collection efforts. At June 30, 2007, our nonperforming loans (loans which are 90 or more days delinquent) were 1.3% of our total loan portfolio.  Although we intend to continue our efforts to originate commercial real estate, commercial business and construction loans after the offering, we intend to continue our philosophy of managing large loan exposures through our experienced, risk-based approach to lending.

          Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.  Our strategy for managing interest rate risk emphasizes:  originating loans with adjustable interest rates; selling the residential real estate fixed-rate loans with terms greater than 15 years that we originate; and promoting core deposit products and short-term time deposits.

          In order to improve our risk management, in 2006 we hired a Risk Management Specialist to oversee the bank-wide risk management process.  These responsibilities include the implementation of an overall risk program and strategy, determining risks and implementing risk mitigation strategies in the following areas:  interest rates, operational/compliance, liquidity, strategic, reputational, credit and legal/regulatory.  This position provides counsel to members of our senior management team on all issues that effect our risk positions.

          Expanding our franchise through the opening of additional branch offices and the possible acquisition of existing financial service companies or their assets.

          We are always looking to expand our franchise in the greater Boston metropolitan area.  Since 2001, we have opened four de novo branches, the most recent in July 2007.  We intend to continue our geographic expansion in the greater Boston metropolitan area by opening de novo branches in communities contiguous to those currently served by East Boston Savings Bank.  We currently anticipate that we will establish two additional branches by the end of 2012, if market conditions are favorable.  However, we have not entered into any binding commitments regarding our expansion plans.  In addition to branching, we are focusing on upgrading existing facilities in an effort to better serve our customers.  The new branches are expected to be, and the renovations to our existing branches are expected to be, funded by cash generated by our business.  Consequently, we do not expect to borrow funds for these expansion projects. Furthermore, funding for these expansion projects is not contingent on this offering.

          We have also diversified our market area through our acquisition in 2006 of 40% of the capital stock of Hampshire First Bank, a de novo New Hampshire chartered bank, organized in 2006 and headquartered in Manchester, New Hampshire.  Due to the consolidation of financial institutions in New Hampshire and in Hampshire First Bank’s primary market, Hillsborough County, New Hampshire, we believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers.  We account for our investment in Hampshire First Bank by the equity method of accounting under which our share of the net income or loss of Hampshire First Bank is recognized as non-interest income or non-interest loss in our consolidated financial statements.  However, as a new financial institution, Hampshire First Bank will likely incur operating losses during its initial years of operations.  During the six months ended June 30, 2007 and the year ended December 31, 2006, Meridian Interstate Bancorp recorded losses of $211,000 and $578,000, respectively, from this investment.  We hope to continue to increase our franchise by pursuing expansion through the acquisition of existing financial service companies or their assets, although we currently have no specific plans or agreements regarding any acquisitions.

          Increasing core deposits through aggressive marketing and the offering of new deposit products

          Retail deposits are our primary source of funds for investing and lending.  Core deposits, which include all deposit account types except certificates of deposit, comprise 44.3% of our total deposits at June 30, 2007.  We value our core deposits because they represent a lower cost of funding and are generally less sensitive to withdrawal when interest rates fluctuate as compared to certificate of deposit accounts.  We market core deposits through the internet, in-branch and local mail, print and television advertising, as well as programs that link various accounts and services together, minimizing service fees.  We will continue to customize existing deposit products and introduce new products to meet the needs of our customers.  In June 2007, we began offering a high yield money market account for high balance accounts.  We believe that offering new deposit and savings products will contribute to increasing core deposits.

          Continuing to grow and diversify our sources of non-interest income.

          Our profits rely heavily on the spread between the interest earned on loans and securities and interest paid on deposits and borrowings.  In order to decrease our reliance on interest rate spread income we have pursued initiatives to increase non-interest income.  In 2006, we introduced a courtesy overdraft protection program that generates additional fee income.  In addition during 2005, we began originating reverse mortgages for sale which generated approximately $348,000 in 2006 and $121,000 in 2005.  We offer non-deposit investment products, including mutual funds, annuities, stocks, bonds, life insurance and long-term care.  Our non-deposit products generated $55,000, $43,000, $97,000 and $127,000 of non-interest income during the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively.  After the offering, we intend to increase our sale of non-deposit products.

Balance Sheet Analysis

          Assets.  At June 30, 2007, our assets were $909.8 million, an increase of $10.2 million, or 1.1%, from $899.6 million at December 31, 2006.  The increase was due primarily to a $14.1 million increase, or 2.7%, in our loan portfolio, partially offset by a $9.7 million decrease, or 3.5%, in our securities portfolio.  In 2006, assets increased $75.1 million, or 9.1%, from $824.5 million at December 31, 2005.  The increase was due primarily to a $48.8 million increase, or 10.2%, in our loan portfolio, and a $17.5 million increase, or 6.6%, in our securities portfolio.

          Loans.  At June 30, 2007, total loans, net, were $543.8 million, or 59.8% of total assets.  In the six months ended June 30, 2007, the loan portfolio grew $14.1 million, or 2.7%.  The increase was primarily due to an $8.8 million, or 8.7%, increase in our construction loan portfolio resulting from increased origination.  In addition, one- to four-family real estate loans increased as a result of the growth in the residential real estate market.  In 2006, our loan portfolio increased $ 48.8 million, or 10. 2%.  In 2005, our loan portfolio increased $56.4 million, or 13.3%.  One- to four-family real estate, multi-family and commercial real estate and construction loans increased during 2006 and 2005 as a result of the growth in the residential and commercial real estate market and our continuing emphasis on commercial real estate and construction lending.  In addition, home equity lines of credit increased during 2006 and 2005 due to the growth in the residential real estate market, as well as a favorable interest rate environment.

Loan Portfolio Analysis

			At December 31,

	At June 30, 2007		2006		2005		2004		2003		2002

(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real estate loans:
One- to four-family	$210,939	38.45%	$204,559	38.27%	$205,044	42.24%	$189,586	44.24%	$194,889	48.14%	$202,347	52.24%
Multi-family	25,941	4.73	26,781	5.01	19,392	3.99	20,633	4.82	21,400	5.28	30,163	7.79
Commercial real estate	169,337	30.87	169,422	31.70	156,995	32.34	150,181	35.05	136,456	33.71	115,759	29.88
Home equity lines of credit	21,380	3.90	20,663	3.87	16,794	3.46	13,305	3.10	9,985	2.47	10,474	2.70
Construction	110,327	20.11	101,495	18.99	76,041	15.67	44,106	10.29	33,953	8.39	20,590	5.31

Total real estate loans	537,924	98.06	522,920	97.84	474,266	97.70	417,811	97.50	396,683	97.99	379,333	97.92
Commercial business loans	8,652	1.58	10,220	1.91	10,149	2.09	9,695	2.26	6,610	1.63	5,787	1.49
Consumer loans	1,980	0.36	1,330	0.25	999	0.21	1,034	0.24	1,537	0.38	2,301	0.59

Total loans	548,556	100.00%	534,470	100.00%	485,414	100.00%	428,540	100.00%	404,830	100.00%	387,421	100.00%

Net deferred loan fees	(1,288)		(1,458)		(1,644)		(1,637)		(1,696)		(1,780)
Allowance for losses	(3,503)		(3,362)		(2,937)		(2,485)		(2,619)		(2,250)

Loans, net	$543,765		$529,650		$480,833		$424,418		$400,515		$383,391

          Loan Maturity.  The following tables set forth certain information at June 30, 2007 and December 31, 2006 regarding the dollar amount of loan principal repayments becoming due during the periods indicated.  The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.  The amounts shown below exclude net deferred loan costs or fees.  Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate, other than declines due to a decline in the index rate.

Contractual Maturities and Interest Rate Sensitivity

June 30, 2007 (Dollars in thousands)	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans

Amounts due in:
One year or less	$141,092	$4,372	$539	$146,003
More than one to five years	284,022	3,505	1,441	288,968
More than five to ten years	23,254	775	—	24,029
More than ten years	89,556	—	—	89,556

Total	$537,924	$8,652	$1,980	$548,556
Interest rate terms on amounts due after one year:
Fixed-rate loans	$124,891	$4,280	$1,441	$130,612
Adjustable-rate loans	271,941	—	—	271,941

Total	$396,832	$4,280	$1,441	$402,553

December 31, 2006 (Dollars in thousands)	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans

Amounts due in:
One year or less	$96,420	$5,298	$338	$102,056
More than one to five years	303,632	4,369	898	308,899
More than five to ten years	41,021	553	94	41,668
More than ten years	81,847	—	—	81,847

Total	$522,920	$10,220	$1,330	$534,470
Interest rate terms on amounts due after one year:
Fixed-rate loans	$129,502	$4,718	$992	$135,212
Adjustable-rate loans	296,998	204	—	297,202

Total	$426,500	$4,922	$992	$432,414

          At June 30, 2007, our loan portfolio consisted of $198.5 million of fixed-rate loans and $350.1 million of adjustable-rate loans.

          Securities. At June 30, 2007, the securities portfolio was $271.9 million, or 29.9% of total assets.  At that date, 83.0% of the investment portfolio was invested in corporate bonds.  The remainder was invested primarily in debt securities issued by government-sponsored enterprises, mortgage-backed securities and marketable equity securities.  The following table sets forth the amortized cost and fair value of our securities, all of which at the dates indicated were available for sale.

Securities

			At December 31,
	At June 30, 2007
			2006		2005		2004

(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Government – sponsored enterprises	$7,004	$6,859	$9,005	$8,831	$15,944	$15,740	$7,011	$6,966
Corporate bonds	228,052	225,674	235,823	233,142	217,620	214,399	258,193	259,927
Mortgage-backed securities	45	45	46	46	50	50	104	117

Total debt securities	235,101	232,578	244,874	242,019	233,614	230,189	265,308	267,010
Marketable equity securities	30,085	39,356	29,759	39,643	29,216	33,985	26,481	31,482

Total	$265,186	$271,934	$274,633	$281,662	$262,830	$264,174	$291,789	$298,492

          At June 30, 2007, we had no investments in a single company or entity that had an aggregate book value in excess of 10% of our equity.

          The following table sets forth the stated maturities and weighted average yields of the securities at June 30, 2007.  All of the securities listed have fixed rates.

Investment Maturities Schedule

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total

(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield

Government – sponsored enterprises	$—	—%	$7,004	3.66%	$—	—%	$—	—%	$7,004	3.66%
Corporate bonds	89,001	4.61	137,093	4.86	1,958	5.70	—	—	228,052	4.78
Mortgage-backed securities	—	—	—	—	17	2.95	28	9.42	45	6.98

Total debt securities	$89,001	4.61%	$144,097	4.80%	$1,975	5.69%	$28	9.42%	$235,101	4.74%

          Deposits.  Our deposit base is comprised of NOW and demand deposits, money market deposits, regular and other deposits and certificates of deposit.  We consider NOW and demand deposits, money market deposits, regular and other deposits to be core deposits.  At June 30, 2007, core deposits were 44.3% of total deposits.  Deposits increased $8.6 million, or 1.2%, in the six months ended June 30, 2007, as a result of a $12.0 million, or 12.4%, increase in money market deposits resulting from the movement of customer funds from longer-term to shorter-term deposits, partially offset by a decrease in certificates of deposit. Deposits increased $64.4 million, or 9.6%, in 2006 and increased $29.8 million, or 4.6%, in 2005.  Certificates of deposit increased $104.2 million and $61.8 million during 2006 and 2005, respectively, primarily due to our October 2006 promotion of highly competitive higher rate certificates of deposit, which also resulted in the movement of customer funds from our other deposit categories and expect to manage the runoff of these higher deposits consistent with our then current asset/liability objectives.

Deposits

			At December 31,
	At June 30,
	2007		2006		2005		2004

(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

NOW and demand deposits	$93,244	12.51%	$89,118	12.09%	$95,475	14.20%	$91,576	14.25%
Money market deposits	108,785	14.59	96,744	13.13	111,261	16.54	127,877	19.90
Regular and other deposits	128,328	17.21	130,878	17.76	149,721	22.26	168,934	26.28
Certificates of deposit	415,256	55.69	420,249	57.02	316,087	47.00	254,327	39.57

Total	$745,613	100.00%	$736,989	100.00%	$672,544	100.00%	$642,714	100.00%

          The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2007.

Time Deposit Maturities of $100,000 or more

(Dollars in thousands)	Certificates of Deposit

Maturity Period:
Three months or less	$18,101
Over three through six months	44,388
Over six through twelve months	28,096
Over twelve months	67,332

Total	$157,917

          Borrowings.  We use borrowings from the Federal Home Loan Bank of Boston to supplement our supply of funds for loans and investments.

Borrowings

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,

(Dollars in thousands)	2007	2006	2006	2005	2004

Balance at end of period	$39,257	$39,534	$40,589	$37,108	$38,482
Average amount outstanding during the period	$40,823	$37,875	$41,039	$35,665	$20,718
Weighted average interest rate during the period	4.75%	4.12%	4.43%	3.76%	4.41%
Maximum outstanding at any month end	$49,188	$39,534	$52,649	$56,030	$38,482
Weighted average interest rate at end of period	4.70%	4.31%	4.69%	4.00%	3.28%

          At June 30, 2007, we also had an available line of credit of $9.4 million with the Federal Home Loan Bank of Boston at an interest rate that adjusts daily, none of which was outstanding at that date.

          Retained Earnings.  At June 30, 2007, our total retained earnings were $112.7 million, an increase of $2.4 million, or 2.2%, from December 31, 2006.  In 2006, total retained earnings increased $6.0 million, or 5.8%, from $104.2 million at December 31, 2005. Both of these increases were due to net income as well as an increase in the net unrealized gain on securities available for sale.

Average Balance Sheets and Related Yields and Rates

          The following tables presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs.  The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.  For purposes of these tables, average balances have been calculated using daily average balances, and nonaccrual loans are included in average balances but are not deemed material.  Loan fees are included in interest income on loans but are not material.  None of the income reflected in the following table is tax-exempt income.

Average Balance Table

	At or For the Six Months Ended June 30,

	2007			2006

(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Assets:
Interest-earning assets:
Loans	$538,719	$17,487	6.49%	$491,043	$15,628	6.37%
Securities	279,757	6,093	4.36	276,025	5,725	4.15
Other interest-earning assets	15,214	395	5.23	14,150	328	4.68

Total interest-earning assets	833,690	23,975	5.75	781,218	21,681	5.55
Non-interest-earning assets	65,911			66,877

Total assets	$899,601			$848,095

Liabilities and equity:
Interest-bearing liabilities:
NOW deposits	$64,040	$47	0.15%	$69,282	$48	0.14%
Money market deposits	101,208	1,709	3.40	110,602	1,558	2.84
Regular and other deposits	133,149	771	1.17	148,131	867	1.18
Certificates of deposit	417,620	9,896	4.78	336,166	6,336	3.80

Total interest-bearing deposits	716,017	12,423	3.50	664,181	8,809	2.67
FHLB advances	40,823	969	4.79	37,875	781	4.16

Total interest-bearing liabilities	756,840	13,392	3.57	702,056	9,590	2.75
Non-interest-bearing demand deposits	23,851			25,573
Other non-interest-bearing liabilities	7,002			17,117

Total liabilities	787,693			744,746

Total equity	111,908			103,349

Total liabilities and equity	$899,601			$848,095

Net interest income		$10,583			$12,091

Interest rate spread			2.18%			2.80%
Net interest margin			2.54%			3.10%
Average interest-earning assets to average interest-bearing liabilities		110.15%			111.28%

	At or For the Year Ended December 31,

	2006			2005			2004

	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Assets:
Interest-earning assets:
Loans	$507,143	$32,661	6.44%	$457,841	$28,708	6.27%	$405,677	$25,887	6.38%
Securities	278,621	11,781	4.23	274,005	11,201	4.09	300,733	12,258	4.08
Other interest-earning assets	15,753	793	5.03	8,149	277	3.40	10,521	115	1.09

Total interest-earning assets	801,517	45,235	5.64	739,995	40,186	5.43	716,931	38,260	5.34
Non-interest-earning assets	58,643			59,754			55,197

Total assets	$860,160			$799,749			$772,128

Liabilities and equity:
Interest-bearing liabilities:
NOW deposits	$67,228	$96	0.14%	$66,653	$90	0.14%	$65,255	$87	0.13%
Money market deposits	105,071	3,188	3.03	120,074	2,788	2.32	133,809	2,205	1.65
Regular and other deposits	142,698	1,673	1.17	165,747	2,064	1.25	168,955	2,147	1.27
Certificates of deposit	362,990	15,052	4.15	272,733	8,260	3.03	253,217	6,585	2.60

Total interest-bearing deposits	677,987	20,009	2.95	625,207	13,202	2.11	621,236	11,024	1.77
FHLB advances	41,039	1,819	4.43	35,665	1,343	3.76	20,718	913	4.41

Total interest-bearing liabilities	719,026	21,828	3.04	660,872	14,545	2.20	641,954	11,937	1.86
Non-interest-bearing demand deposits	25,358			25,432			22,392
Other non-interest-bearing liabilities	10,358			11,691			8,964

Total liabilities	754,742			697,995			673,310
Total equity	105,418			101,754			98,818

Total liabilities and equity	$860,160			$799,749			$772,128

Net interest income		$23,407			$25,641			$26,323

Interest rate spread			2.60%			3.23%			3.48%
Net interest margin			2.92%			3.47%			3.67%
Average interest-earning assets to average interest-bearing liabilities		111.47%			111.97%			111.68%

          Rate/Volume Analysis.  The following table sets forth the effects of changing rates and volumes on our net interest income.  The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume).  The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate).  The net column represents the sum of the prior columns.  For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

Net Interest Income – Changes Due to Rate and Volume

	Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006			2006 Compared to 2005			2005 Compared to 2004

(Dollars in thousands)	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net

Interest income:
Loans	$1,542	$317	$1,859	$3,158	$795	$3,953	$3,278	$(457)	$2,821
Securities	78	290	368	191	389	580	(1,093)	36	(1,057)
Other interest-earning assets	26	41	67	341	175	516	(31)	193	162

Total	1,646	648	2,294	3,690	1,359	5,049	2,154	(228)	1,926
Interest expense:
Deposits	1,496	2,118	3,614	2,557	4,250	6,807	251	1,927	2,178
FHLB advances	64	124	188	219	257	476	579	(149)	430

Total	1,560	2,242	3,802	2,776	4,507	7,283	830	1,778	2,608

Increase (decrease) in net interest income	$86	$(1,594)	$(1,508)	$914	$(3,148)	$(2,234)	$1,324	$(2,006)	$(682)

Results of Operations for the Six Months Ended June 30, 2007 and 2006

          Financial Highlights.  Net income decreased due to a decrease in net interest income partially offset by an increase in non-interest income.

Summary Income Statements

Six Months Ended June 30, (Dollars in thousands)	2007	2006	$ Change	% Change

Net interest income	$10,583	$12,091	$(1,508)	(12.47)%
Provision for loan losses	143	180	(37)	(20.56)
Non-interest income	4,189	2,876	1,313	45.65
Non-interest expenses	10,773	10,578	195	1.84
Net income	2,591	3,146	(555)	(17.64)
Return on average equity	4.63%	6.09%		(23.9 7)
Return on average assets	0.58%	0.74%		(21.62)

          Net Interest Income.  Net interest income decreased primarily due to the increase in the average balance and average costs of certificates of deposit and Federal Home Loan Bank advances. Certificates of deposits increased as we promoted highly competitive higher rate certificates of deposit during October 2006 and Federal Home Loan Bank advances increased to fund loan growth.  The average rate paid on certificates of deposit, money market deposits and borrowings increased due to this promotion and the increasing rate environment.

          The average balance of interest-earning assets increased in 2007 primarily as a result of loan portfolio growth.  Continued growth in construction, multi-family and commercial real estate and residential mortgage loans during 2007 and 2006 contributed to the loan growth.  The average yield on loans and securities increased as a result of the increasing rate environment.

Analysis of Net Interest Income

			Change 2007/2006

Six Months Ended June 30, (Dollars in thousands)	2007	2006	Change		% Change

Components of net interest income
Loans	$17,487	$15,628	$1,859		11.90%
Securities	6,093	5,725	368		6.43
Other interest-earning assets	395	328	67		20.43
Total interest income	23,975	21,681	2,294		10.58
Deposits	12,423	8,809	3,614		41.03
Borrowings	969	781	188		24.07
Total interest expense	13,392	9,590	3,802		39.65
Net interest income	10,583	12,091	(1,508)		(12.47)
Average balances
Loans	$538,719	$491,043	$47,676		9.71%
Securities	279,757	276,025	3,732		1.35
Other interest-earning assets	15,214	14,150	1,064		7.52
Deposits	739,868	689,754	50,114		7.27
Borrowings	40,823	37,875	2,948		7.78
Average yield and rates paid
Interest-earning assets	5.75%	5.55%	0.20	bp	3.60%
Interest-bearing liabilities	3.57	2.75	0.82		29.82
Interest rate spread	2.18	2.80	(0.62)		(22.14)
Net interest margin	2.54	3.10	(0.56)		(18.06)

          Provision for Loan Losses.  Based on our evaluation of loan loss factors, management made a provision of $143,000 for the six months ended June 30, 2007 and a provision of $180,000 for the six months ended June 30, 2006.  We recorded net charge-offs of $2,000 in 2007 as compared to net recoveries of $2,000 in 2006.  In addition, delinquencies increased $1.3 million, or 27.3%, from December 31, 2006 to June 30, 2007. Nonperforming loans increased to $7.0 million at June 30, 2007 from $2.7 million at December 31, 2006.  The allowance for loan losses was $3.5 million, or 0.64% of total loans outstanding as of June 30, 2007, as compared to $3.4 million, or 0.63% of total loans as of December 31, 2006.  An analysis of the changes in the allowance for loan losses is presented under “Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

          Non-interest Income.  Customer service fees for the first six months of 2007, compared to 2006, increased primarily as a result of the introduction of a courtesy overdraft program.  Loan fees declined due to a reduction in reverse mortgage brokerage fees realized in the first six months of 2007.  Gains on sale of securities increased primarily due to the timing of our sales during the year.  Management may execute additional sales in 2007 depending on market conditions.  Income from bank-owned life insurance increased primarily due to the receipt of proceeds from life insurance for one insured individual which resulted in $382,000 of income in 2007.  Equity losses on the investment in affiliate bank increased as operations of Hampshire First Bank commenced in November 2006.  Thus the 2007 loss represents losses from operations, while the 2006 loss represents start up expenses.

Non-interest Income Summary

Six Months Ended June 30, (Dollars in thousands)	2007	2006	$ Change	% Change

Customer service fees	$1,362	$1,158	$204	17.62%
Loan fees	275	354	(79)	(22.32)
Gain on sales of loans, net	25	21	4	19.05
Gain on sales of securities, net	2,032	1,036	996	96.14
Income from bank-owned life insurance	697	391	306	78.26
Equity loss on investment in affiliate bank	(211)	(112)	(99)	(88.39)
Other	9	28	(19)	(67.86)

Total	$4,189	$2,876	$1,313	45.65%

          Non-interest Expenses.  Salaries and employee benefits expense increased primarily as a result of additions to staff from the new branch offices opened in late 2006 and mid 2007.  An increase in benefit costs, primarily health care costs have also contributed to the increase.  The decrease in data processing costs was primarily due to a renegotiated contract executed in late 2006.  Marketing and advertising expense decreased due to the timing of these expenses during each year.  The decrease in professional services was primarily due to a decline in legal expenses due in part to a legal settlement in late 2006.  Other expenses have declined due to a combination of timing differences as well as various budget initiatives that were aimed at reducing expenses.

Non-interest Expense Summary

Six Months Ended June 30, (Dollars in thousands)	2007	2006	$ Change	% Change

Salaries and employee benefits	$7,211	$6,581	$630	9.57%
Occupancy and equipment	1,324	1,341	(17)	(1.27)
Data processing	732	819	(87)	(10.62)
Marketing and advertising	343	480	(137)	(28.54)
Professional services	334	455	(121)	(26.59)
Other general and administrative	829	902	(73)	(8.09)

Total	$10,773	$10,578	$195	1.84%

          Income Tax Expense.  Income taxes were $1.3 million for the 2007 period, reflecting an effective income tax rate of 32.8% as compared to $1.1 for the 2006 period, reflecting an effective tax rate of 25.3% in 2006.  The increase in the effective tax rate is primarily attributable to the gains realized on sale of securities, combined with items such as dividends from equity securities and income from bank-owned life insurance, representing a lower percentage of taxable income in 2007.

Results of Operations for the Years Ended December 31, 2006, 2005 and 2004

          Financial Highlights.  Net income decreased during 2006 and 2005 due to a decrease in net interest income primarily resulting from increases in the average balance and average cost of certificates of deposit. The increase in interest expense was partially offset in both periods by an increases in the average balance of loans.

Summary Income Statements

Year Ended December 31, (Dollars in thousands)				Change 2006/2005		Change 2005/2004

	2006	2005	2004	$ Change	% Change	$ Change	% Change

Net interest income	$23,407	$25,641	$26,323	$(2,234)	(8.71)%	$(682)	(2.59)%
Provision (credit) for loan losses	434	456	(113)	(22)	(4.82)	569	(503.54)
Non-interest income	3,342	3,555	4,331	(213)	(5.99)	(776)	(17.92)
Non-interest expenses	21,894	20,637	20,104	1,257	6.09	533	2.65
Net income	3,294	5,403	6,769	(2,109)	(39.03)	(1,366)	(20.18)
Return on average equity	3.12%	5.31%	6.85%		(41.24)		(22.48)
Return on average assets	0.38%	0.68%	0.88%		(44.12)		(22.73)

          Net Interest Income.

          2006 vs. 2005.  Net interest income decreased primarily due to the increase in the average balance and average cost of certificates of deposit and Federal Home Loan Bank advances and an increase in the average cost of money market deposits. Certificates of deposits increased due in part to our efforts to attract deposits to fund loan growth and Federal Home Loan Bank advances also increased to fund loan growth.  In addition, the increasing rate environment resulted in the movement of customer funds from non-maturity deposit accounts, such as savings deposits and money market accounts, into higher costing certificates of deposit.  The average rate paid on certificates of deposit, money market deposits and borrowings increased due to the increasing rate environment. Partially offsetting the increase in interest expense was an increase in interest income on loans. Average loans increased principally in construction and multi-family and commercial real estate loans as a result of our continuing emphasis on this expanding loan portfolio.  The increasing rate environment and the growth in the higher yielding construction and multi-family and commercial real estate loan portfolio helped to increase the average yield on loans.  Income from securities increased due primarily to an increase in the average yield on securities and an increase in the average balance of securities.  Income from other interest-earning assets increased due to increases in rates paid on overnight funds.

          2005 vs. 2004.  Net interest income in 2005 decreased primarily due to the increase in the average balance and average cost of certificates of deposit and an increase in the average cost of money market deposits. Certificates of deposits increased due in part to our efforts to attract deposits to fund loan growth and Federal Home Loan Bank advances also increased to fund loan growth.  In addition, the increasing rate environment resulted in the movement of customer funds from non-maturity deposit accounts, such as savings deposits and money market accounts, into higher costing certificates of deposit.  The average rate paid on certificates of deposit, money market deposits and borrowings increased due to the increasing rate environment. Partially offsetting the increase in interest expense was an increase in interest income on loans. Average loans increased principally in construction, one- to four-family mortgage loans and multi-family and commercial real estate loans as a result of the growth in the residential and commercial real estate market and our continuing emphasis on this expanding loan portfolio.  Partially offsetting the increase in the average balance of loans was a decrease in the average yield on loans due to an extremely competitive market.  Income from securities decreased due primarily to a decrease in the average balance of securities.  Income from other interest-earning assets increased due to increases in rates paid on overnight funds.

          Analysis of Net Interest Income

Year Ended December 31, (Dollars in thousands)				Change 2006/2005			Change 2005/2004

	2006	2005	2004	Change		% Change	Change		% Change

Components of net interest income
Loans	$32,661	$28,708	$25,887	$3,953		13.77%	$2,821		10.90%
Securities	11,781	11,201	12,258	580		5.18	(1,057)		(8.62)
Other interest-earning assets	793	277	115	516		186.28	162		140.87
Total interest income	45,235	40,186	38,260	5,049		12.56	1,926		5.03
Deposits	20,009	13,202	11,024	6,807		51.56	2,178		19.76
Borrowings	1,819	1,343	913	476		35.44	430		47.10
Total interest expense	21,828	14,545	11,937	7,283		50.07	2,608		21.85
Net interest income	23,407	25,641	26,323	(2,234)		(8.71)	(682)		(2.59)
Average balances
Loans	$507,143	$457,841	$405,677	$49,302		10.77%	$52,164		12.86%
Securities	278,621	274,005	300,733	4,616		1.68	(26,728)		(8.89)
Other interest-earning assets	15,753	8,149	10,521	7,604		93.31	(2,372)		(22.55)
Deposits	703,345	650,639	643,628	52,706		8.10	7,011		1.09
Borrowings	41,039	35,665	20,718	5,374		15.07	14,947		72.14
Average yield and rates paid
Interest-earning assets	5.64%	5.43%	5.34%	0.21	bp	3.87%	0.09	bp	1.69%
Interest-bearing liabilities	3.04	2.20	1.86	0.84		38.18	0.34		18.28
Interest rate spread	2.60	3.23	3.48	(0.63)		(19.50)	(0.25)		(7.18)
Net interest margin	2.92	3.47	3.67	(0.55)		(15.85)	(0.20)		(5.45)

          Provision for Loan Losses. Based on our evaluation of loan loss factors, management made a provision of $434,000 for the year ended December 31, 2006, a provision of $456,000 for the year ended December 31, 2005, and a credit to loan losses of $113,000 for the year ended December 31, 2004.  The change in the provision was based on management’s estimate of the losses inherent in our total loan portfolio combined with the changes in our loan portfolio.  Management assessed several factors in determining to make these levels of additions to the allowance for loan losses in 2006 and 2005.  In particular, nonperforming loans increased to $2.7 million at December 31, 2006 from $317,000 at December 31, 2005 and $191,000 at December 31, 2004.  Delinquencies greater than 30 days increased to $4.6 million at December 31, 2006 from $2.9 million at December 31, 2005 and $1.6 million at December 31, 2004.  In addition, our loan portfolio has experienced considerable annual growth in the last four years, particularly in construction and commercial real estate loans, which tend to be riskier than one- to four-family residential mortgage loans.  We recorded a credit to loan losses in 2004 due to a $300,000 recovery on a commercial real estate loan for which we previously had established a specific allowance.

          The allowance for loan losses was $3.4 million, or 0.63%, of total loans outstanding as of December 31, 2006, as compared with $2.9 million, or 0.61% of total loans as of December 31, 2005 and $2.5 million, or 0.59% as of December 31, 2004.  An analysis of the changes in the allowance for loan losses is presented under “Risk Management – Analysis and Determination of the Allowance for Loan Losses.”

          Non-interest Income. Traditional customer service fees have shown a decline over the period 2004 to 2006 as customers moved their accounts, or increased their balances, to avoid monthly service fees.  However, in 2006 we introduced a courtesy overdraft protection program that generated additional fee income.  The changes in loan fees are due to reverse mortgage fees.  In 2005, we began brokering reverse mortgages for a third-party lender, generating approximately $348,000 in fees in 2006, compared to $121,000 in 2005 and $0 in 2004.  Income from sale of residential mortgage loans declined in 2006 and 2005 due to changes in interest rates.  Income from bank-owned life insurance increased in 2006 and declined in 2005 due to changes in the rates earned on the various policies.  Equity loss on investment in affiliate bank represents our 40% share of the net loss incurred by Hampshire First Bank.  Hampshire First Bank was in organization until November 2006.  As a result, these losses represent primarily start up costs associated with the establishment of Hampshire First Bank.

          Non-interest Income Summary

Year Ended December 31, (Dollars in thousands)				Change 2006/2005		Change 2005/2004

	2006	2005	2004	$ Change	% Change	$ Change	% Change

Customer service fees	$2,444	$2,271	$2,489	$173	7.62%	$(218)	(8.76)%
Loan fees	606	443	291	163	36.79	152	52.23
Gain on sales of loans, net	69	190	220	(121)	(63.68)	(30)	(13.64)
Gain (loss) on sales of securities, net	(44)	117	534	(161)	(137.61)	(417)	(78.09)
Income from bank-owned life insurance	796	564	716	232	41.13	(152)	(21.23)
Equity loss on investment in affiliate bank	(578)	(109)	—	(469)	(430.28)	(109)	—
Other	49	79	81	(30)	(37. 97)	(2)	(2.47)

Total	$3,342	$3,555	$4,331	$(21 3)	(5.9 9)%	$(776)	(17.92)%

          Non-interest Expenses.  Salaries and employee benefits expense declined slightly in 2006 primarily due to a reduction in our bonus accrual, as well as no accrual for the employee Equity Appreciation Plan in 2006.  The Equity Appreciation Plan was terminated in early 2007 and will be paid out during the second quarter of 2008.  Salary and employee benefit expenses increased in 2005 due to increases incurred in salaries, health benefits, 401(k) benefits, as well as the establishment of a Supplemental Retirement Plan for East Boston Savings Bank’s directors.  Occupancy and equipment expenses increased during both periods due to increases in utility costs and maintenance expenses.  Professional services increased due to increases in legal expenses and audit fees.  East Boston Savings Bank was engaged in litigation with a commercial borrower during both 2005 and 2006 and the case was settled in late 2006 to avoid continued costs of litigation.  Marketing and advertising expenses increased due to the addition of a branch in 2006, as well as other marketing initiatives and promotions.

          Non-interest Expense Summary

Year Ended December 31, (Dollars in thousands)				Change 2006/2005		Change 2005/2004

	2006	2005	2004	$ Change	% Change	$ Change	% Change

Salaries and employee benefits	$13,225	$13,325	$12,912	$(100)	(0.75)%	$413	3.20%
Occupancy and equipment	2,630	2,575	2,418	55	2.14	157	6.49
Data processing	1,578	1,361	1,271	217	15.94	90	7.08
Marketing and advertising	1,017	899	915	118	13.13	(16)	(1.75)
Professional services	1,036	753	685	283	37.58	68	9.93
Litigation settlement	575	—	—	575	—	—	—
Other general and administrative	1,833	1,724	1,903	109	6.32	(179)	(9.41)

Total	$21,894	$20,637	$20,104	$1,257	6.09%	$533	2.65%

          Income Tax Expense.  Income taxes were $1.1 million for 2006, reflecting an effective tax rate of 25.5% compared to $2.7 million for 2005, reflecting an effective tax rate of 33.3%, and $3.9 million for 2004, reflecting an effective tax rate of 36.5%.  The decline in our effective tax rate for the period 2004 to 2006 is primarily attributable to the benefits derived from the receipt of dividends from equity securities, as well as income from bank-owned life insurance.  While these amounts fluctuate, they have represented a greater percentage of our net taxable income as our net interest margin has declined over the same period.

          Risk Management

          Overview.  Managing risk is an essential part of successfully managing a financial institution.  Our most prominent risk exposures are credit risk, interest rate risk and market risk.  Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due.  Interest rate risk is the potential reduction of net interest income as a result of changes in interest rates.  Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis.  Other risks that we face are operational risks, liquidity risks and reputation risk.  Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery.  Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers.  Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

          We hired a Risk Management Specialist in 2006 to oversee the bank-wide risk management process.  These responsibilities include the implementation of an overall risk program and strategy, determining risks and implementing risk mitigation strategies in the following areas:  interest rates, operational/compliance, liquidity, strategic, reputational, credit and legal/regulatory.  This position provides counsel to members of our senior management team on all issues that effect our risk positions.  In addition, this position is responsible for the following:

•	Develops, implements and maintains a risk management program for the entire bank to withstand regulatory scrutiny and provides operational safety and efficiency;

•	Recommends policy to the board of directors;

•	Chairs the Risk Management Committee;

•	Participates in developing long-term strategic risk objectives for East Boston Savings Bank;

•	Coordinates and reviews risk assessments and provides recommendations on risk controls, testing and mitigation strategies;

•	Review and provides recommendations and approvals for all proposed business initiatives;

•	Implements and maintains the Vendor Management Program;

•	Act’s as our Information Security Officer and provides comments and recommendations in accordance with Gramm-Leach Bliley Act requirements; and

•	Maintains leading edge knowledge of risk management and regulatory trends and mitigation strategies.

          Credit Risk Management.  Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

          When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals.  When the borrower is in default, we may commence collection proceedings.  If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure.  Management informs the executive committee monthly of the amount of loans delinquent more than 30 days.  Management provides detailed information to the board of directors on loans 60 or more days past due and all loans in foreclosure and repossessed property that we own.

          Analysis of Nonperforming and Classified Assets.  We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets.  The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing.  A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured.  When a loan is placed on non-accrual status, unpaid interest is reversed against interest income.  Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal.  Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest in no longer in doubt.

          Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired, it is initially recorded at the fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property results in charges against income.

          The following table provides information with respect to our non-performing assets at the dates indicated. We did not have any real estate owned, troubled debt restructurings or accruing loans past due 90 days or more at the dates presented.

Non-performing Assets

	June 30,	December 31,

(Dollars in thousands)	2007	2006	2005	2004	2003	2002

One- to four-family real estate	$970	$824	$167	$169	$277	$289
Multi-family real estate	—	—	—	—	1,560	—
Commercial real estate	3,493	—	123	—	—	6
Home equity	141	29	27	14	47	—
Construction	2,098	1,814	—	—	1,323	—
Commercial business loans	311	—	—	—	12	—
Consumer loans	—	—	—	8	3	—

Total nonaccrual loans	7,013	2,667	317	191	3,222	295

Total nonperforming assets	$7,013	$2,667	$317	$191	$3,222	$295

Total nonperforming loans to total loans	1.28%	0.50%	0.07%	0.04%	0.80%	0.08%
Total nonperforming loans to total assets	0.77	0.30	0.04	0.02	0.42	0.04
Total nonperforming assets and troubled debt restructurings to total assets	0.77	0.30	0.04	0.02	0.42	0.04

          Interest income that would have been recorded for the six months ended June 30, 2007 and the year ended December 31, 2006, had nonaccruing loans been current according to their original repayment terms amounted to $288,000 and $20 2 ,000, respectively.  Income related to nonaccrual loans included in interest income for the six months ended June 30, 2007 and the year ended December 31, 2006 was $79,000 and $127,000, respectively.

          Total nonaccrual loans increased during the six months ended June 30, 2007 due primarily to the timing of several maturing commercial real estate loans.  During the six month period several commercial real estate loans totaling $3.4 million matured requiring payoff or loan modification and maturity extension.  These commercial real estate loans, until paid off or extended through an executed modification agreement, were included in nonaccrual loans.  At September 30 , 2007, the balance of these loans had been reduced to $883,000, and we did not realize any losses on the underlying credits.

          Other than disclosed above, there were $2.0 million in other loans on our “watch” list at June 30, 2007 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

          Delinquencies.  The following table provides information about delinquencies in our loan portfolio at the dates indicated.

Selected Loan Delinquencies

				December 31,

	June 30, 2007			2006			2005			2004

(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

One- to four-family real estate	$718	$399	$970	$313	$284	$540	$1,441	$167	$—	$1,298	$168	$—
Multi-family real estate	—	—	—	—	—	—	—	—	—	—	—	—
Commercial real estate	459	161	1,675	992	—	—	386	—	123	127	—	—
Home equity	141	43	141	153	—	29	—	—	27	29	—	14
Construction	480	—	335	335	760	1,054	708	—	—	—	—	—
Commercial business	—	—	311	116	—	—	50	—	—	—	—	—
Consumer	1	—	—	3	5	—	—	—	—	2	1	8

Total	$1,799	$603	$3,432	$1,912	$1,049	$1,623	$2,585	$167	$150	$1,456	$169	$22

          Analysis and Determination of the Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance that represents our estimate of the probable losses inherent in the loan portfolio.  We evaluate the need to establish allowances against losses on loans on a quarterly basis.  We review previously classified assets and any new non-accrual loans and other loans where collectibility may be in question as part of determining whether additional allowances are necessary.  When additional allowances are necessary, a provision for loan losses is charged to earnings.

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

          The adequacy of the allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired, whereby an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.  The general component relates to pools of non-impaired loans and is based on historical loss experience adjusted for qualitative factors.

          A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

          We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, watch list loans and other loans that management may have concerns about collectibility.  For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

           At June 30, 2007 and December 31, 2006, our allowance for loan losses represented 0.64% and 0.63%, respectively, of total gross loans. The allowance for loan losses increased 4.2% from December 31, 2006 to June 30, 2007, representing a provision for loan losses of $143,000 and a reduction by charge-offs of $2,000. The increase in the allowance represents an increase in the construction loan portfolio of 8.7% as well as an overall increase in loan balances.

           From December 31, 2006 to June 30, 2007, impaired and non-accrual assets increased by $1.1 million and $4.3 million, respectively. Of the non accrual amount, $3.4 million represented loans that had passed their maturity date and were in the process of modification, extension, or being re-financed at another lender. These loans, until paid off or modified, were reported as non-accrual. As of September 30, 2007, the balance of these matured loans had been reduced to $883,000, and we did not realize any losses on the underlying credits.

           The increase in the level of impaired loans relates to one lending relationship in the amount of $1.1 million. The borrower has sought the protection of the bankruptcy court and management will continue to report this relationship as impaired until such time as the borrower shows a sustained payment history.

           Management has reviewed the collateral for all impaired and non-accrual assets as of June 30, 2007 and considered any potential loss in determining the allowance for loan losses. To ensure the valuations of the collateral are accurate, our in-house appraiser has updated the property value using current market conditions. For more complex loans, we utilize the expertise of outside appraisers that have more experience with the collateral in question. All impaired and non-accrual loans are adequately collateralized or reserved for at June 30, 2007.

           Management views the activity in the impaired and non-performing assets during this period to be an exception to the normal activity noted in these categories. The activity in the matured category does occur from time to time as documentation is not always executed before the maturity date. Management does not anticipate these two events to occur in the same period, to the level recently experienced, in the near future.

           At December 31, 2006, our allowance for loan losses represented 0.63% of total gross loans. The allowance for loan losses increased by 14.5% from December 31, 2005 to December 31, 2006, as a result of the provision for loan losses of $434,000 and net charge-offs of $9,000. The decision to increase the allowance reflected the increase in the loan portfolio by 10.1% and the continuing shift in the mix of the loan portfolio to a larger percentage of multi-family and commercial real estate and construction loans. In addition, we experienced an increase in nonperforming loans and delinquencies. The allowance for loan losses increased by 18.2% from December 31, 2004 to December 31, 2005, as a result of the provision for loan losses of $456,000 and net charge-offs of $4,000. The decision to increase the allowance reflected the increase in the loan portfolio by 13.3% and the shift in the mix of the loan portfolio to a larger percentage of multi-family and commercial real estate and construction loans, in particular a 72.4% increase in construction loans. In addition, we experienced an increase in nonperforming loans and delinquencies.

          The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

Allocation of the Allowance for Loan Losses

				December 31,

	June 30, 2007			2006			2005

(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans

Real estate loans:
One- to four-family	$592	16.90%	38.45%	$550	16.36%	38.27%	$542	18.45	42.24%
Multi-family	195	5.57	4.73	201	5.98	5.01	145	4.94	3.99
Commercial real estate	1,270	36.25	30.87	1,271	37.80	31.70	1,178	40.11	32.34
Home equity lines of credit	53	1.51	3.90	52	1.55	3.87	42	1.43	3.46
Construction	1,063	30.35	20.11	974	28.97	18.99	721	24.55	15.67

Total real estate	3,173	90.58	98.06	3,048	90.66	97.84	2,628	89.48	97.70
Commercial business	318	9.08	1.58	306	9.10	1.91	304	10.35	2.09
Consumer loans	12	0.34	0.36	8	0.24	0.25	5	0.17	0.21

Total allowance for loan losses	$3,503	100.00%	100.00%	$3,362	100.00%	100.00%	$2,937	100.00%	100.00%

	December 31,

	2004			2003			2002

(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans

Real estate loans:
One- to four-family	$487	19.60%	44.24%	$483	18.44%	48.14%	$515	22.89%	52.23%
Multi-family	155	6.24	4.81	161	6.15	5.28	282	12.53	7.79
Commercial real estate	1,126	45.31	35.05	1,424	54.37	33.71	1,068	47.47	29.88
Home equity lines of credit	33	1.33	3.11	25	0.95	2.47	26	1.16	2.70
Construction	388	15.61	10.29	320	12.22	8.39	171	7.60	5.31

Total real estate	2,189	88.09	97.50	2,413	92.13	97.99	2,062	91.65	97.91
Commercial business	291	11.71	2.26	198	7.56	1.63	174	7.73	1.49
Consumer loans	5	0.20	0.24	8	0.31	0.38	14	0.62	0.60

Total allowance for loan losses	$2,485	100.00%	100.00%	$2,619	100.00%	100.00%	$2,250	100.00%	100.00%

          Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

          The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

Analysis of Loan Loss Experience

	Six Months Ended June 30,		Years Ended December 31,

(Dollars in thousands)	2007	2006	2006	2005	2004	2003	2002

Allowance at beginning of period	$3,362	$2,937	$2,937	$2,485	$2,619	$2,250	$1,992
Provision for loan losses	143	180	434	456	(113)	375	232
Charge offs:
Real estate loans	16	—	—	—	12	—	1
Commercial business loans	—	—	—	—	—	—	—
Consumer loans	61	1	12	11	18	24	32

Total charge-offs	77	1	12	11	30	24	33
Recoveries:
Real estate loans	16	—	—	—	—	1	47
Commercial business	—	—	—	—	—	—	—
Consumer loans	59	3	3	7	9	17	12

Total recoveries	75	3	3	7	9	18	59

Net (charge-offs) recoveries	(2)	2	(9)	(4)	(21)	(6)	26

Allowance at end of period	$3,503	$3,119	$3,362	$2,937	$2,485	$2,619	$2,250

Allowance to nonperforming loans	49.95%	1344.40%	126.06%	926.50%	1301.05%	81.28%	762.71%
Allowance to total loans outstanding at the end of the period	0.64%	0.6 2%	0.63%	0.61%	0.5 8%	0.65%	0.5 8%
Net (charge-offs) recoveries to average loans outstanding during the period	—%	—%	—%	—%	0.01%	—%	(0.01)%

          Interest Rate Risk Management.  Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates.  We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.  Our strategy for managing interest rate risk emphasizes:  originating loans with adjustable interest rates; selling the residential real estate fixed-rate loans with terms greater than 15 years that we originate; and promoting core deposit products and short-term time deposits.

          We have an Asset/Liability Management Committee to coordinate all aspects involving asset/liability management.  The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

          Net Interest Income Simulation Analysis.  We analyze our interest rate sensitivity position to manage the risk associated with interest rate movements through the use of interest income simulation. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest sensitive.” An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period.

          Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest income.  Interest income simulations are completed quarterly and presented to the Asset/Liability Committee and the board of directors. The simulations provide an estimate of the impact of changes in interest rates on net interest income under a range of assumptions. The numerous assumptions used in the simulation process are reviewed by the Asset/Liability Committee and the Executive Committee on a quarterly basis. Changes to these assumptions can significantly affect the results of the simulation. The simulation incorporates assumptions regarding the potential timing in the repricing of certain assets and liabilities when market rates change and the changes in spreads between different market rates. The simulation analysis incorporates management’s current assessment of the risk that pricing margins will change adversely over time due to competition or other factors.

          Simulation analysis is only an estimate of our interest rate risk exposure at a particular point in time. We continually review the potential effect changes in interest rates could have on the repayment of rate sensitive assets and funding requirements of rate sensitive liabilities.

          The table below sets forth an approximation of our exposure as a percentage of estimated net interest income for the next 12 month period using interest income simulation. The simulation uses projected repricing of assets and liabilities at June 30, 2007 on the basis of contractual maturities, anticipated repayments and scheduled rate adjustments. Prepayment rates can have a significant impact on interest income simulation. Because of the large percentage of loans we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

          The following table reflects changes in estimated net interest income for East Boston Savings Bank at June 30, 2007 through June 30, 2008.

Interest Rate Risk Analysis

	Net Interest Income

Increase (Decrease) in Market Interest Rates (Rate Shock)	$ Amount	$ Change	% Change

	(Dollars in thousands)
300 Bp	$21,386	$369	1.76%
200	21,282	265	1.26
100	21,163	146	0.69
0	21,017	—	—
(100)	20,831	(186)	(0.88)
(200)	20,519	(498)	(2.37)
(300)	20,012	(1,005)	(4.78)

          The basis point changes in rates in the above table is assumed to occur evenly over the following 12 months. The projected increase in our net interest income resulting from an increase in rates, as reflected in the table above, is due primarily to our October 2006 promotion of highly competitive higher rate certificates of deposit. The deposits relating to this promotion are due prior to June 30, 2008 and are expected to roll over into lower rate deposit products.

          Liquidity Management.  Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Boston.  While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

          We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

          Our most liquid assets are cash and cash equivalents.  The levels of these assets depend on our operating, financing, lending and investing activities during any given period.  At June 30, 2007, cash and cash equivalents totaled $27.9 million.  In addition, at June 30, 2007, we had $74.8 million of available borrowing capacity with the Federal Home Loan Bank of Boston, including a $9.4 million line of credit.  On June 30, 2007, we had $39.3 million of advances outstanding.

          A significant use of our liquidity is the funding of loan originations.  At June 30, 2007, we had $130.8 million in loan commitments outstanding, which primarily consisted of $36.1 million in unadvanced portions of construction loans, $34.5 million in commitments to fund one- to four-family residential real estate loans, $18.0 million in unused home equity lines of credit and $1.8 million in unused commercial letters of credit, $28.9 million in unadvanced revolving lines of credit, and $11.5 million in commitments to fund commercial real estate loans.  Historically, many of the commitments expire without being fully drawn; therefore, the total amount of commitments do not necessarily represent future cash requirements.  Another significant use of our liquidity is the funding of deposit withdrawals.  Certificates of deposit due within one year of June 30, 2007 totaled $242.1 million, or 58.3% of certificates of deposit, of which $158.5 million are due by December 31, 2007.  The large percentage of certificates of deposit that mature within one year reflects our October 2006 promotion and customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment.  If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2008.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us.  We have the ability to attract and retain deposits by adjusting the interest rates offered.

          The following table presents certain of our contractual obligations as of June 30, 2007.

Contractual Obligations

	Payments Due By Period

(Dollars in thousands)	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years

Contractual obligations:
Long-term debt obligations	$30,103	$12,430	$17,673	$—	$—
Operating lease obligations	299	78	122	99	—
Purchase obligations	141	141	—	—	—
Other long-term obligations (1)	8,047	1,305	2,610	2,610	1,522

Total	$38,590	$13,954	$20,405	$2,709	$1,522

(1) Consists entirely of expenses related to obligations under a data processing agreement.

          Our primary investing activities are the origination of loans and the purchase of securities.  Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We generally manage the pricing of our deposits to be competitive.  Occasionally, we offer promotional rates on certain deposit products to attract deposits.

          Capital Management.  Both Meridian Interstate and East Boston Savings Bank are subject to various regulatory capital requirements administered by the Federal Reserve Board and Federal Deposit Insurance Corporation, respectively, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  At June 30, 2007, both Meridian Interstate and East Boston Savings Bank exceeded all of their respective regulatory capital requirements.  East Boston Saving Bank is considered “well capitalized” under regulatory guidelines.  See “Regulation and Supervision—Federal Bank Regulation—Capital Requirements,” “Regulatory Capital Compliance” and note 13 of the notes to the consolidated financial statements.

          This offering is expected to increase our equity by $100.6 million to $213.3 million at the maximum of the offering.  See “Capitalization.”  The capital from the offering will significantly increase our liquidity and capital resources.  Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities.  Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income.  However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity.  Following the offering, we may use capital management tools such as cash dividends and common share repurchases.  However, Massachusetts Commissioner of Banks regulations restrict stock repurchases by Meridian Interstate Bancorp within three years of the offering unless the repurchase: (i) is part of a general repurchase made on a pro rata basis pursuant to an offering approved by the Commissioner of the Banks and made to all stockholders of Meridian Interstate Bancorp (other than Meridian Financial Services with the approval of the Commissioner of Banks); (ii) is limited to the repurchase of qualifying shares of a director; (iii) is purchased in the open market by a tax-qualified or nontax-qualified employee stock benefit plan of Meridian Interstate Bancorp or East Boston Savings Bank in an amount reasonable and appropriate to fund the plan; or (iv) is limited to stock repurchases of no greater than 5% of the outstanding capital stock of Meridian Interstate Bancorp where compelling and valid business reasons are established to the satisfaction of the Commissioner of Banks.  In addition, pursuant to Federal Reserve Board approval conditions imposed in connection with the formation of Meridian Interstate Bancorp, Meridian Interstate Bancorp has committed (i) to seek the Federal Reserve Board’s prior approval before repurchasing any equity securities from Meridian Financial Services and (ii) that any repurchases of equity securities from stockholders other than Meridian Financial Services will be at the current market price for such stock repurchases.  Meridian Interstate Bancorp will also be subject to the Federal Reserve Board’s notice provisions for stock repurchases.

          Off-Balance Sheet Arrangements.  In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For information about our loan commitments and unused lines of credit, see note 10 of the notes to the consolidated financial statements.  We had no investment in derivative securities at June 30, 2007.

          For the six months ended June 30, 2007 and the year ended December 31, 2006, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

          For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the financial statements included in this prospectus.

Effect of Inflation and Changing Prices

          The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation.  The primary impact of inflation on our operations is reflected in increased operating costs.  Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature.  As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation.  Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.  See note 14 of the notes to the financial statements.

Our Management

Boards of Directors

          The boards of directors of Meridian Interstate Bancorp and East Boston Savings Bank are each composed of 11 persons who are elected for terms of three years, approximately one-third of whom are elected annually.  The same individuals currently comprise the boards of directors of Meridian Interstate Bancorp and East Boston Savings Bank. In connection with the stock offering and so long as we remain in the mutual holding company form of organization, Massachusetts law requires that East Boston Savings Bank appoint two new members to its board of directors who are independent and do not serve as an officer, director or employee of, or are not otherwise affiliated with, Meridian Financial Services, Meridian Interstate Bancorp or any other subsidiary or affiliate of Meridian Financial Services.  East Boston Savings Bank will appoint the two new board members immediately prior to the closing of the offering.

          All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Richard J. Gavegnano, our Chairman of the Board and Chief Executive Officer, Mr. Robert F. Verdonck, our President, and Mr. Philip F. Freehan, our Executive Vice President.  All directors of Meridian Interstate Bancorp are also members of the board of trustees of Meridian Financial Services, which is composed of 29 members.  Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years.  Ages presented are as of June 30, 2007.  The period of service as a director also reflects time served as a director of East Boston Savings Bank.

          The following directors have terms ending in 2008:

          Vincent D. Basile is a self-employed management consultant and also serves as Clerk of Meridian Financial Services and East Boston Savings Bank and Corporate Secretary of Meridian Interstate Bancorp. Previously, Mr. Basile was a Regional Administrator in the Massachusetts Office of the Commissioner of Probation.  Mr. Basile is also a retired Lt. Colonel in the U.S. Army Reserve.  He has been a Corporator of Meridian Financial since 1977. Age 67.  Director since 2002.

          James P. Del Rossi is a private consultant to firms that service the banking and financial services industry. Mr. Del Rossi is also a consultant with the firm Keefe, Bruyette & Woods, Inc., who is assisting us in the offering, on a best efforts basis. He was Senior Vice President of the Depositors’ Insurance Fund and a former Director of Bank Examinations of the Massachusetts Division of Banks, which includes 35 years of regulatory experience and 44 years of community banking experience.  Mr. Del Rossi has served as a director of Hampshire First Bank since 2006.  Mr. Del Rossi also serves as a director of Financial Concepts, Inc., a consulting firm to financial institutions. Age 71.  Director since 2002.

          James G. Sartori, is Treasurer of Bandwagon, Inc., an importer and distributor company.  Age 64.  Director since 1990.

          Paul T. Sullivan, is a partner with the law firm Bagley & Bagley, P.C.  Age 60.  Director since 1999.

          The following directors have terms ending in 2009:

           Marilyn A. Censullo , a Certified Public Accountant, has been a partner in the accounting firm of Naffah & Company, P.C. since 2000. Ms. Censullo has over 28 years of experience as an accountant. Age 49. Director since 2007.

          Richard J. Gavegnano was in the investment business for 37 years with national New York Stock Exchange member firms, and retired in 2006 ending his career as a Vice President with A.G. Edwards & Sons Inc.  He has been associated with East Boston Savings Bank for 33 years serving as corporator, trustee and director.  Mr. Gavegnano has served as Chairman of the Board of East Boston Savings Bank, Meridian Interstate Bancorp and Meridian Financial Services since 2003, 2006 and 2003, respectively.  In 2007, Mr. Gavegnano was appointed Chief Executive Officer of Meridian Interstate Bancorp and Meridian Financial Services and Investor Relations Officer of Meridian Interstate Bancorp.  Mr. Gavegnano has served as Chairman of the Board of Hampshire First Bank since 2006.  Mr. Gavegnano has experience in business development, commercial real estate and investments.  Age 60. Director since 1995.

          Edward L. Lynch has been an Attorney at Law, Sole Practitioner, for the past 32 years.  Mr. Lynch has served as a director of Hampshire First Bank since 2006.  Age 65. Director since 1997.

          Gregory F. Natalucci is an auditor with CNA Financial Corporation, a commercial and property and casualty insurer.  Age 60. Director since 2000.

          The following directors have terms ending in 2010:

          Anna R. DiMaria has been an Attorney at Law with the Law Offices of Michael A. D’Avolio for the past 17 years.  Age 61. Director since 2004.

          Philip F. Freehan has served as Executive Vice President of East Boston Savings Bank, Meridian Interstate Bancorp and Meridian Financial Services since 1984, 2006 and 1991, respectively.  Mr. Freehan has also served as Senior Loan Officer of East Boston Savings Bank since 1984.  Age 56. Director since 1986.

          Domenic A. Gambardella, is President of Meridian Insurance Agency Inc., an insurance agency. Age 61.  Director since 1994.

          Robert F. Verdonck has been employed by East Boston Savings Bank since 1984 serving in various management capacities and as Corporator, Trustee, and Past Chairman.  He has served as President and Chief Executive Officer of East Boston Savings Bank since 1986 and President of Meridian Interstate Bancorp and Meridian Financial Services since 2006 and 1991 respectively.  Mr. Verdonck served as Chief Executive Officer of Meridian Interstate Bancorp and Meridian Financial Services from 2006 and 1991 respectively, to 2007.  Mr. Verdonck has been a Director of Hampshire First Bank since 2006.  Mr. Verdonck also serves as Chairman of the Board of the Federal Home Loan Bank of Boston, and as a Director for Savings Bank Life Insurance Company of Massachusetts.  He is a Past Chairman of the Depositors Insurance Fund and a Past Independent Trustee of John Hancock Variable Series Trust.  He received his degree in accounting from Bentley College, is a graduate of the National School of Banking, Brown University and the NAMSB Executive Development program from Fairfield University.  Age 61.  Director since 1986.

Executive Officers

          The executive officers of Meridian Financial Services, Meridian Interstate Bancorp and East Boston Savings Bank are elected annually by the boards and serve at the boards’ discretion.  The executive officers of Meridian Financial Services, Meridian Interstate Bancorp and East Boston Savings Bank are:

Name	Position

Richard J. Gavegnano	•	Chairman of the Board and Chief Executive Officer of Meridian Financial Services
	•	Chairman of the Board, Chief Executive Officer and Investor Relations Officer of Meridian Interstate Bancorp
	•	Chairman of the Board of East Boston Savings Bank

Robert F. Verdonck	•	President of Meridian Financial Services and Meridian Interstate Bancorp
	•	President and Chief Executive Officer of East Boston Savings Bank

Philip F. Freehan	•	Executive Vice President of Meridian Financial Services and Meridian Interstate Bancorp
	•	Executive Vice President and Senior Loan Officer of East Boston Savings Bank

Leonard V. Siuda	•	Treasurer and Chief Financial Officer of Meridian Financial Services, Meridian Interstate Bancorp and East Boston Savings Bank

Vincent D. Basile	•	Clerk of Meridian Financial Services and East Boston Savings Bank
	•	Corporate Secretary of Meridian Interstate Bancorp

          Below is information regarding our executive officer who is not also a director.  The officer has held his current position for at least the last five years, unless otherwise stated.  Age presented is as of June 30, 2007.

          Leonard V. Siuda has been Treasurer and Chief Financial Officer of Meridian Financial Services and East Boston Savings Bank since 1993 and of Meridian Interstate Bancorp since 2006.  Age 61.

Audit Committee and Audit Committee Financial Expert

          The Audit Committee currently consists of Messrs. Basile, Lynch and Natalucci , Ms. Censullo and Ms. DiMaria.  The board of directors of Meridian Interstate Bancorp has designated Ms. Censullo an audit committee financial expert under the rules of the Securities and Exchange Commission.

Executive Compensation

          Compensation Discussion and Analysis

          Our Compensation Philosophy.  Our compensation philosophy starts from the premise that the success of Meridian Interstate Bancorp and East Boston Savings Bank depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy.  We strive to provide our management team with incentives tied to the successful implementation of our corporate objectives.  We also recognize that the company operates in a competitive environment for talent.  Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

          We base our compensation decisions on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels in relation to surveyed averages to position us as the preferred employer among our peers who provide similar financial services in the regional market. Base pay and incentive pay for all employees, and stock-based benefit plans for eligible employees will be positioned relative to our peers’ offerings to either meet or exceed, or in some cases lag, depending on the employment environment. Base pay at equitable levels is most important in meeting the market. It is the component of compensation that most directly affects current and near-term standard of living and it is the most easily compared between competing job offers. Our Incentive Compensation Plan is almost equally important as it focuses rewards based on current year individual and bank performance. Long-term incentives such as the Equity Appreciation Plan and the projected stock-based plans are important in aligning interests with stockholders.

•

Aligning with Stockholders – We intend to use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders. ESOP, grant and options programs will place stock in the hands of employees and executives respectively over the course of time and will become an increasingly important part of total compensation.

•

Driving Performance – We will structure compensation around the attainment of company-wide, business unit and individual targets that return positive results to our bottom line. Base pay rates are subject to annual merit increases that result from performance evaluations. These performance-based increases are directly tied to individual contributions to bank performance and, over time, become a material portion of pay resulting from accomplishments. Our short-term incentive bonus plan is tied directly to individuals’ performance and loan production, deposit generation, net earnings, cost of funds and efficiency of enterprise-wide performance. In this plan, individuals’ performance is rewarded, but only if bank performance reaches certain targets established by the Compensation Committee. The plan itself sets a target bonus payout if bank performance meets budget projections. There are also significantly lesser payouts at two lower tiers of performance and two higher tiers set as stretch targets. The difference between tiers is determined in order to draw a clear relationship between bank performance and rewards.

•

Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve: compensation rates that are priced to be valued by the market and prudent for the organization’s strategic well-being. Base pay and the incentive compensation plan are meant to place a recognizable fair value on employment at East Boston Savings Bank. Long-term incentive such as the Equity Appreciation Pan and planned stock-based plans, represent longer-term value in the employment relationship.

           Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary priced in relation to a market survey and adjusted annually on the basis of a capped merit system; and (ii) discretionary cash-based, short-term incentive compensation that provides for payments based on individual performance and job level and company performance measures.

           Adjustments to base pay in the form of merit increases are limited by a cap on increases. The cap is recommended by the Vice President of Human Resources to the Compensation Committee of the Board of Directors. It is based on surveyed projected caps of peers, the current competitive position being assumed by East Boston Savings Bank for recruitment purposes and informed by the current CPI-U as a proxy for inflation. The inflation rate used as an additional benchmark when possible to ensure that merit increases will have meaning to employees in terms of purchasing power. At times of high inflation it is not necessarily possible to use this benchmark due to prohibitive cost.

           Base pay merit increases are then computed using a numerical performance evaluation score for each individual on a 1-5 scale, calculating that score as a percentage of a theoretical 5% cap, then applying that percentage to the actual cap. Caps in recent years have been 4% and 4.5%.

           The short-term incentive compensation plan, commonly known as the bonus, is structured for all eligible employees on the basis of five tiers of overall bank performance. The middle tier reflects bank performance that meets our budgets for loan production, deposit generation, net earnings, cost of funds and efficiency. Each of these five performance elements is assigned a numerical value for middle tier performance and for two lower performance tiers and two higher performance tiers. Depending on how we score regarding these five elements an overall score will place the level of bonus payout at one of these five levels, or below the scale entirely, in which case the Board has the discretion to pay a bonus using other criteria. To date the Board has not been put in this position and so has not exercised that discretion. This plan is benchmarked to peers’ similar plans using data from the Clark survey.

           Individuals’ performance determines the level of bonus they can receive within our performance level. An employee who is rated as satisfactory on his or her performance evaluation would receive a certain percentage of gross pay in the form of a bonus. An employee who is rated as less than satisfactory forfeits the bonus entirely and employees who are rated above satisfactory receive a higher percentage of pay as bonus.

           The Equity Appreciation Plan was a long-term incentive plan in the form of a so-called phantom stock plan used to retain and motivate directors, officers and other managerial employees. Assistant vice presidents and higher were awarded shares, historically annually, at the discretion of the Board, which represented a benchmark share value. The shares when granted had no value and only gained value as our equity subsequently grew. This plan was terminated at our annual meeting in April of 2007. Stock-based long-term incentive plans are expected fulfill similar goals of connecting job performance and bank performance through long-term mutual benefit.

           Base Compensation.The salaries of our executive and other officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of independent sources. Our primary source is a comprehensive annual “Banking Compensation Survey Report” issued by Clark Consulting in conjunction with the Massachusetts Bankers Association. Its 2007 report contained data from 123 institutions, nineteen of which were in the $600 million to $1 billion asset size peer group and 20 of which were in the $1 billion and above group. The survey’s data on projected pay raise budgets and adjustments to pay grades are used in our decision-making process, as well as data on short-term incentives. Some executive compensation practices are surveyed for this report as well, while others are surveyed for a separate report on executive and board compensation, to which we also subscribe. The midpoints of our pay grades are compared to those averaged in the survey, then adjusted for the age of the data and the survey’s forecast of future grade changes. Individuals’ compensation is reviewed with the comparable surveyed position in terms of competitive pay grade and current rate of pay in relation to the average surveyed 25th, 50th and 75th percentiles. Ultimately, any individual’s rate of pay will be determined with these criteria in mind, but also through performance evaluations and those particulars of the recruitment process that determined the rate of pay at hire. Rates that may diverge materially from time to time from survey averages are typically driven by our particular needs and employment market trends that may have developed unnoted by the survey.

           We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of commitments we made when a specific officer was hired. Individual performance and retention risk are also considered as part of our annual compensation assessment. Officers are rated on competencies, such as knowledge and job business development but are also rated on the attainment of mutually agreed upon pre-determined goals and objectives for each individual officer which are specific to each calendar-year rating period based on our strategic plan, and market, performance and regulatory initiatives. Executive officers are evaluated on the attainment of goals only. These evaluations are performed at the end of each year and are used to determine both merit increases to base salary and the individual performance component of the incentive compensation plan.

          Cash-Based Incentive Compensation. Our current cash-based incentive program is intended to reward employees based upon the successful performance of East Boston Savings Bank and the attainment of individual performance goals.  The Compensation Committee determines the bonus for the Chief Executive Officer, and for all employees, based upon five criteria: loan growth; deposit growth; cost of funds; net operating income and efficiency ratio.  All recommendations are presented to the Executive Committee of the board of directors for final ratification.  See “—Compensation for the Named Executive Officers in 2006—Chief Executive Officer Compensation,” below.

          Long-Term Compensation. Following our initial public offering, we intend to establish a long-term incentive compensation program to deliver competitive awards to our management team.  We expect to use an equity-based, long-term incentive compensation program to reward outstanding performance with incentives that focus our management team on the task of creating long-term stockholder value.  By increasing the equity holdings of our management team, we will provide them with a continuing stake in our success.  The nature and size of awards to be made under an equity-based program will be based on a number of factors, including regulatory requirements, awards made to individuals holding comparable positions among our peer group of financial institutions and the tax or accounting treatment of specific equity compensation techniques.

          Role of the Compensation Committee. Prior to our initial public offering, the Compensation Committee of East Boston Savings Bank developed and administered the executive compensation program.  As a public company, we will establish a Compensation Committee of Meridian Interstate Bancorp to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy.  The Committee, which will consist of Ms. DiMaria and Messrs. Del Rossi and Gambardella, all independent directors, will be responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs. The Committee will review and approve all compensation decisions relating to our executive officers.  The Committee will operate under the mandate of a formal charter that establishes a framework for the fulfillment of its responsibilities.

          Role of Management. Our Chief Executive Officer will make recommendations as to the appropriate mix and level of compensation for other executive officers to the Compensation Committee and will determine the compensation for subordinates of executive officers.  In making his recommendations, the Chief Executive Officer will consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee.  Our Chief Executive Officer will not participate in discussions related to his compensation or the Committee’s review of any documents related to the determination of his compensation, however.

          Peer Group Analysis.  In its review of overall compensation, the Compensation Committee has referred to information published by Massachusetts Banking Association/ Clarke Consulting Group with respect to compensation paid by a peer group of approximately 125 financial institutions of similar assets size and geographic location.  As a public company, a critical element of our compensation philosophy and a key determinant of specific compensation decisions for our management team will be a comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts.  We firmly believe that the cornerstone of our compensation program is the maintenance of a competitive compensation program relative to the companies with whom we compete for talent.   The peer group will reflect consideration of several factors, including geographic location, size, operating characteristics, and financial performance.

          Allocation Among Compensation Components. Under our present structure, base salary has represented the largest component of compensation for our executive officers.  As a public company, we expect that the mix of base salary, bonus and long-term cash and equity compensation will vary, depending upon the role of the individual officer in the organization.  In allocating compensation among these elements, we believe that the compensation of our most senior levels of management should be predominately performance-based, while lower levels of management should receive a greater portion of their compensation in base salary.

          Severance and Change in Control Benefits.  As a public company, we expect to enter into amended and restated employment agreements with our senior officers on terms consistent with the compensation packages for the highest senior management among our peers and a severance plan for certain other employees.  The severance payments under these agreements, which will be contingent on the occurrence of certain termination events, are intended to provide the executive with a sense of security in making the commitment to dedicate his or her professional career to the success of our company.

          Tax and Accounting Considerations.  In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program.  Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements.  As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.  To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible.  However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

          Retirement Benefits; Employee Welfare Benefits. Currently, our primary retirement savings vehicle is our defined contribution 401(k) plan, which enables our employees to supplement their retirement savings with elective deferral contributions that we match at specified levels.  In addition to retirement programs, we provide our employees with coverage under medical, life insurance and disability plans on terms consistent with industry practice.  We also sponsor a supplemental executive retirement plan to provide certain officers with supplemental benefits.  (See “Nonqualified Deferred Compensation.”)

          Director Compensation.  Our outside directors are compensated through a combination of retainers and meeting fees.  Directors who are also employees of East Boston Savings Bank do not receive additional compensation for service on the board.  The level and mix of director compensation is revised by the Compensation Committee on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy.  We expect that, in the future, our review of director compensation will also consider the increased responsibility and liability of directors at publicly traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

          Stock Compensation Grant and Award Practices. As a mutual holding company without public stockholders, we have not been able to make equity-based awards to our officers and employees.  As a public company, we expect that, following our implementation of an equity compensation program, as discussed above, our Compensation Committee’s grant-making process will be independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we expect that the release of material nonpublic information will never be timed with the purpose or intent to affect the value of executive compensation.

          Stock Ownership Requirements. We have not adopted formal stock ownership requirements for our senior officers and board members.  We expect that, following our initial public offering, the Compensation Committee will review prevailing practices among peer companies with respect to stock ownership guidelines and determine whether such guidelines are appropriate.

          Compensation for the Named Executive Officers in 2007.

          Chief Executive Officer Compensation.   Mr. Gavegnano was appointed our Chief Executive Officer in July 2007.  Prior to this appointment, Mr. Gavegnano served as our independent Chairman of the Board and received a fee of $54,600 in 2006.  In determining compensation for Mr. Gavegnano as our Chief Executive Officer, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by industry standard surveys.  Using this data the Committee determined an equitable pay scale for Mr. Gavegnano.

          Compensation for our Other Named Executive Officers.  In determining compensation for Messrs. Verdonck, Freehan and Siuda, the Compensation Committee reviewed salaries and pay grades of similar executives at peer institutions as compiled by industry standard surveys.  Using this data the Committee determined equitable pay scales within which annual merit increases would be made.  The Committee then determined the merit increases based on written analyses of the accomplishments and attainment of goals for each executive during the preceding year.  These increases took effect on January 1, 2007.

          Summary Compensation Table

          The following information is furnished for all individuals serving as the principal executive officer and principal financial officer of Meridian Interstate Bancorp or its subsidiaries for the 2006 fiscal year and the most highly compensated executive officers of Meridian Interstate Bancorp or its subsidiaries whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Richard J. Gavegnano Chairman of the Board and Chief Executive Officer	2006	$153,585	$—	$20,383	$—	$173,968
Robert F. Verdonck President	2006	$349,207	$47,067	$103,768	$28,228	$528,270
Philip F. Freehan Executive Vice President	2006	$223,667	$21,581	$56,984	$20,277	$322,509
Leonard V. Siuda Treasurer and Chief Financial Officer	2006	$166,574	$19,219	$92,923	$18,934	$297,650

(1)

For Mr. Gavegnano, represents fees relating to Mr. Gavegnano’s service as Chairman of the Board, and as a member on the board of directors of East Boston Savings Bank, board of trustees of Meridian Financial Services, committees of each board and as a Corporator of Meridian Financial Services.

(2)	Represents the actuarial change in pension value in the executives’ accounts from December 31, 2005 to December 31, 2006 under each executive’s Supplemental Executive Retirement Agreement.
(3)

Consists of employer contributions to the 401(k) Plan of $21,863, $14,006 and $11,148 and automobile allowances of $6,365, $6,271 and $7,786 for Messrs, Verdonck, Freehan and Siuda, respectively. As of January 31, 2007, East Boston Savings Bank no longer provides bank owned automobiles for executives.

          Employment Agreements. Upon the completion of the offering, East Boston Savings Bank intends to enter into amended and restated employment agreements with each of Robert F. Verdonck, its President and Chief Executive Officer, Philip F. Freehan, its Executive Vice President and Senior Loan Officer, and Leonard V. Siuda, its Treasurer and Chief Financial Officer.  In addition, Meridian Interstate Bancorp will also enter into a employment agreement with Richard J. Gavegnano, its Chairman of the Board and Chief Executive Officer.  Each of the employment agreements with East Boston Savings Bank and Meridian Interstate Bancorp are substantially identical and are collectively referred to as the “employment agreements.”  The employment agreements are intended to ensure that East Boston Savings Bank and Meridian Interstate Bancorp will maintain a stable and competent management base after the offering.  The continued success of East Boston Savings Bank and Meridian Interstate Bancorp depends to a significant degree on the skills and competence of its officers.

          The employment agreements will provide for a two-year term.  The term of the employment agreements will extend on a daily basis, unless written notice of non-renewal is given by the board of directors of Meridian Interstate Bancorp or East Boston Savings Bank or by the executive.  The employment agreements provide for a base salary for Messrs. Gavegnano, Verdonck, Freehan and Siuda of $300,000, $360,992, $232,323 and $173,020 respectively.  In addition to a base salary, the employment agreements provide for, among other things, participation in our annual incentive plan and certain employee benefits plans.  The employment agreements provide for termination by East Boston Savings Bank or Meridian Interstate Bancorp for cause, as defined in the agreements, at any time.  If East Boston Savings Bank or Meridian Interstate Bancorp terminates an executive’s employment for reasons other than for cause, or if an executive resigns from East Boston Savings Bank or Meridian Interstate Bancorp after a:  (1) material diminution of duties and authority; (2) demotion from his current position; (3) removal from his seat on the board of directors (as applicable); (4) reduction in base salary (unless the reduction affects all or substantially all officers); (5) relocation of the executive’s principal place of employment by more than 50 miles (10 miles in the event of a change in control); or (6) failure of East Boston Savings Bank or Meridian Interstate Bancorp to comply with the material terms of the agreement, then the executive would receive a lump sum severance payment equal to the sum of (i) two times his current annual base salary and (ii) the value of 24 months of health insurance premiums.  In that case Messrs. Gavegnano, Verdonck, Freehan and Siuda would receive a severance benefit equal to $600,000, $721,984, $464,646 and $346,040, respectively.  Upon termination of the executive for reasons other than a change in control (see below), the executive must adhere to a two year non-competition restriction.

          Under the employment agreement, if voluntary or involuntary termination follows a change in control of East Boston Savings Bank or Meridian Interstate Bancorp, the executive would receive a severance payment equal to 2.99 times his “base amount,” less any other “parachute payments” as those terms are defined under Section 280G of the Internal Revenue Code.  In the event the executives terminate employment in connection with a change in control, the maximum severance payment for Messrs. Gavegnano, Verdonck, Freehan and Siuda would receive (based on taxable earned from 2002 to 2006) equals $308,000, $1.1 million, $699,000, and $518,000, respectively.  Generally, an executive’s “base amount” equals the average of the taxable compensation paid to him for the preceding five taxable years.

          Employee Severance Compensation Plan

          In connection with the offering, East Boston Savings Bank expects to adopt the East Boston Savings Bank Employee Severance Compensation Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of East Boston Savings Bank or Meridian Interstate Bancorp.  Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with East Boston Savings Bank.  Individuals who enter into employment or change in control-related severance agreements with East Boston Savings Bank or Meridian Interstate Bancorp will not participate in the severance plan.  Under the severance plan, if, within 12 months of a change in control, East Boston Savings Bank or Meridian Interstate Bancorp or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to two week’s compensation for each year of service with East Boston Savings Bank, up to a maximum payment equal to six month’s of the employee’s base compensation or, if otherwise designated by the board of directors, certain management level employees would receive a severance payment equal to one year’s compensation regardless of their years of service.  At this time, East Boston Savings Bank expects to designate all Assistant Vice Presidents and above not covered by an employment agreement as eligible for a minimum one-year severance benefit.  Based solely on compensation and service levels as of December 31, 2006, the total payments due under the terms of the severance plan would be approximately $4.7 million, if all eligible employees are terminated, which is an unlikely event.

Benefit Plans

         Proposed Employee Stock Ownership Plan.  In connection with the offering, East Boston Savings Bank has authorized the adoption of an employee stock ownership plan for eligible employees of East Boston Savings Bank. Eligible employees who have attained age 18 and are employed by East Boston Savings Bank or Meridian Interstate Bancorp at the closing date of the offering begin participating in the plan as of that date. Thereafter, new employees of East Boston Savings Bank and Meridian Interstate Bancorp who have attained age 18 and completed three months of service during a continuous 12-month period will be eligible to participate in the employee stock ownership plan as of the first entry date following completion of the plan’s eligibility requirements.

          It is anticipated that East Boston Savings Bank will engage an independent third party trustee to purchase, on behalf of the employee stock ownership plan, 8.0% of the total number of shares of Meridian Interstate Bancorp sold in the offering and contributed to the charitable foundation (707,400, 828,000, 948,600 and 1,087,290 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). It is anticipated that the employee stock ownership plan will fund its purchase in the offering from through a loan from Meridian Interstate Bancorp or a subsidiary capitalized by Meridian Interstate Bancorp. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from East Boston Savings Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated twenty-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering.

          Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

          East Boston Savings Bank expects that participants will vest 100% in the benefits allocated under the employee stock ownership plan upon completing three years of service with East Boston Savings Bank or its affiliates.  A participant will become fully vested at retirement, upon death or disability, upon a change in control or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

          Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts.  The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

          Under applicable accounting requirements, compensation expenses for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be release to participants accounts.

          The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employment Retirement Income Security Act of 1974, as amended.  East Boston Savings Bank intends to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan.  East Boston Savings Bank expects to receive a favorable determination letter, but cannot guarantee that it will.

Nonqualified Deferred Compensation

          Supplemental Executive Retirement Agreements.  East Boston Savings Bank has entered into supplemental executive retirement agreements with each of Messrs. Verdonck, Freehan and Siuda.  Meridian Interstate Bancorp will enter into a substantially similar agreement with Mr. Gavegnano in lieu of the agreement currently in place for Mr. Gavegnano as a director.  Under the agreements, if the executive terminates employment after 10 years of service, he will receive an annual benefit (paid monthly) equal to 70 % of his final average compensation, offset by his annual pension benefit.  For purposes of the agreements, an executive’s final average compensation equals the three years’ base salary that results in the highest average.  Each executive becomes 50% vested in the annual benefit upon the completion of ten years of service and continues to vest an additional 5% for the next ten years of service, so that they are fully vested following 20 years of service.  The benefit is reduced by 2.5% for each year the executive receives the benefit prior to reaching age 65.  Mr. Gavegnano’s agreement will provide that he will vest ratably in the stated benefit over a period of eight years (12.5% per year) so that he becomes fully vested upon attainment of age 68.  Mr. Gavegnano’s benefit is not offset by any pension benefit since Mr. Gavegnano did not participate in the former pension plan.  The benefit is paid in a lump sum.  If the executive dies while employed, his beneficiary will receive a benefit for her life, assuming the executive had retired on his date of death.  East Boston Savings Bank is in the process of amending the agreements to comply in form with Section 409A of the Internal Revenue Code. East Boston Saving Bank also intends to amend the agreements to eliminate the 2.5% reduction for Messrs. Verdonck and Freehan after they have completed 25 years of service (in 2009), regardless of the age at which they retire. East Boston Saving Bank also intends to amend the agreement with Mr. Siuda to provide for full vesting at age 65.

          The following table provides information for the Supplemental Executive Retirement Agreements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit

Richard J. Gavegnano	Supplemental Executive Retirement Agreement	11	$51,391
Robert F. Verdonck	Supplemental Executive Retirement Agreement	22	1,581,580
Philip F. Freehan	Supplemental Executive Retirement Agreement	22	838,336
Leonard V. Suida	Supplemental Executive Retirement Agreement	13	570,468

Future Equity Incentive Plan

          Meridian Interstate intends to implement an equity incentive plan no earlier than six months after the offering that will provide for grants of stock options and restricted stock. Pursuant to approval conditions imposed by the Massachusetts Commissioner of Banks in connection with the formation of Meridian Interstate Bancorp, the adoption of the equity incentive plan requires the prior approval of the Massachusetts Commissioner of Banks.  In accordance with applicable regulations, Meridian Interstate anticipates that the plan, if adopted less than one year after the offering, will authorize a number of stock options equal to 10.0% of the total shares sold in the offering and contributed to the charitable foundation and a number of shares of restricted stock equal to 4.0% of the total shares sold in the offering and contributed to the charitable foundation.  These limitations will not apply if the plan is implemented more than one year after the offering.

          Meridian Interstate may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Meridian Interstate common stock.  The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders.

          Meridian Interstate will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant.  Meridian Interstate will grant restricted stock awards at no cost to recipients.  Restricted stock awards and stock options generally vest ratably over a five-year period, but Meridian Interstate may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan.  All outstanding awards will accelerate and become fully vested upon a change in control of Meridian Interstate.

          The equity incentive plan will comply with all applicable Massachusetts Commissioner of Banks regulations.  Meridian Interstate will submit the equity incentive plan to stockholders for their approval, at which time Meridian Interstate will provide stockholders with detailed information about the plan.  If the plan is implemented within one year after the offering, the plan must be approved by (i) the holders of two-thirds of the total votes eligible to be cast and (ii) a majority of the total votes eligible to be cast by persons other than Meridian Financial.  If the plan is implemented more than one year after the offering, the plan must be approved by a majority of the total votes cast.

          The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, assuming the plan is implemented within one year after the offering, based on a range of market prices from $8.00 per share to $14.00 per share.  Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of

Share Price	353,700 Shares Awarded at Minimum of Range	414,000 Shares Awarded at Midpoint of Range	474,300 Shares Awarded at Maximum of Range	543,645 Shares Awarded at 15% Above Maximum of Range

	(In thousands)
$ 8.00	$ 2,830	$ 3,312	$ 3,794	$ 4,349
10.00	3,537	4,140	4,743	5,436
12.00	4,244	4,968	5,692	6,524
14.00	4,952	5,796	6,640	7,611

          The following table presents the total value of all stock options available for grant under the equity incentive plan, assuming the plan is implemented within one year after the offering, based on a range of market prices from $8.00 per share to $14.00 per share.  For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula.  See “Pro Forma Data.”  Financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of

Exercise Price	Option Value	884,250 Options Granted at Minimum of Range	1,035,000 Options Granted at Midpoint of Range	1,185,750 Options Granted at Maximum of Range	1,359,113 Options Granted at 15% Above Maximum of Range

		(In thousands)
$ 8.00	$ 3.57	$ 3,157	$ 3,695	$ 4,233	$ 4,852
10.00	4.46	3,944	4,616	5,288	6,062
12.00	5.35	4,731	5,537	6,344	7,271
14.00	6.24	5,518	6,458	7,399	8,481

Director Compensation

          The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	Total ($)

Vincent D. Basile	$ 31,861	$ 11,440	$ 43,301
James P. Del Rossi	57,568	33,859	91,427
Anna M. DiMaria	18,300	—	18,300
Domenic A. Gambardella	50,187	9,955	60,142
Edward L. Lynch	27,861	8,310	36,171
Gregory F. Natalucci	22,564	4,058	26,622
James G. Sartori	47,623	12,562	60,185
Paul T. Sullivan	45,846	8,631	54,477

(1)	Represents the actuarial change in pension value in the directors’ accounts from December 31, 2005 to December 31, 2006 under each directors’ Supplemental Executive Retirement Agreement.

          Cash Retainer and Meeting Fees for Non-Employee Directors.  The following table sets forth the applicable retainers and fees that will be paid to our non-employee directors for their service on the board of directors of Meridian Financial Services, Meridian Interstate Bancorp and East Boston Savings Bank during 2007.  Directors will not receive any fees for their service on the board of directors and committees of the board of Meridian Interstate Bancorp.

Meridian Financial Services
Quarterly fee	$700
Quarterly fee for Chairman of the Board	$1,750
Quarterly fee for Clerk	$300
Quarterly fee for Audit Committee member	$1,250
Quarterly fee for Audit Committee Chairman	$1,750
Quarterly fee for Audit Committee Clerk	$1,400
Annual fee for Strategic Planning Committee member	$1,500

East Boston Savings Bank
Monthly fee for Chairman of the Board	$7,500
Monthly fee for Executive Committee members	$3,000
Fee for independent committee members (per meeting attended)	$700

Transactions with Management

          Loans and Extensions of Credit.    The aggregate amount of loans by East Boston Savings Bank to its executive officers and directors, and members of their immediate families, was $7.5 million at June 30, 2007.  As of that date, these loans were performing according to their original repayment terms.  The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to East Boston Savings Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.  For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Regulation of Meridian Interstate Bancorp and East Boston Savings Bank—Federal Savings Institution Regulation—Transactions with Related Parties.”

Indemnification for Directors and Officers

          Meridian Interstate Bancorp’s articles of organization contain provisions that limit the liability of and provide indemnification for its directors and officers.  These provisions provide that a director or officer will be indemnified and held harmless by Meridian Interstate Bancorp when that individual is made a party to civil, criminal, administrative and investigative proceedings.  Directors and officers will be indemnified to the fullest extent authorized by the Massachusetts General Corporation Law against all expense, liability and loss reasonably incurred.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Meridian Interstate Bancorp pursuant to its articles of organization or otherwise, Meridian Interstate Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

          The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations.  No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated.  Our directors, trustees, executive officers and corporators and their associates may not purchase more than 30.0% of the shares sold in the offering.  Like all of our depositors, our directors and officers have subscription rights based on their deposits.  For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.  All directors and officers as a group would own 0.7% of our outstanding shares at the minimum of the offering range and 0.5% of our outstanding shares at the maximum of the offering range.

	Proposed Purchases of Stock in the Offering

Name	Number of Shares	Dollar Amount

Vincent D. Basile	3,000	$30,000
Marilyn A. Censullo	1,000	10,000
James P. Del Rossi	10,000	100,000
Anna M. DiMaria	5,000	50,000
Philip F. Freehan	15,500	155,000
Domenic A. Gambardella	5,000	50,000
Richard J. Gavegnano	30,000	300,000
Edward L. Lynch	10,000	100,000
Gregory F. Natalucci	400	4,000
James G. Sartori	2,500	25,000
Leonard V. Siuda	15,000	150,000
Paul T. Sullivan	2,500	25,000
Robert F. Verdonck	30,000	300,000

All directors and executive officers as a group (1 3 persons)	1 29 ,900	$1, 299 ,000

Regulation and Supervision

General

          East Boston Savings Bank is currently a Massachusetts-charted stock savings bank. East Boston Savings Bank is the wholly-owned subsidiary of Meridian Interstate Bancorp, a Massachusetts corporation and registered bank holding company, which is a wholly-owned subsidiary of Meridian Financial Services, a Massachusetts mutual holding company and registered bank holding company. East Boston Savings Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation and by the Depositors Insurance Fund for amounts in excess of the Federal Deposit Insurance Corporation insurance limits. East Boston Savings Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its deposit insurer. East Boston Savings Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions.

          The regulation and supervision of East Boston Savings Bank establish a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and borrowers and, for purposes of the Federal Deposit Insurance Corporation, the protection of the insurance fund.  The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.  Any change in such regulatory requirements and policies, whether by the applicable state legislature, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Meridian Financial Services, Meridian Interstate Bancorp or East Boston Savings Bank and their operations.  East Boston Savings Bank is a member of the Federal Home Loan Bank of Boston.  Meridian Interstate Bancorp and Meridian Financial Services are regulated as bank holding companies by the Federal Reserve Board and the Massachusetts Commissioner of Banks.

          Certain regulatory requirements applicable to East Boston Savings Bank, Meridian Interstate Bancorp and Meridian Financial Services are referred to below or elsewhere herein.  The description of statutory provisions and regulations applicable to savings banks and their holding companies set forth below and elsewhere in this document does not purport to be a complete description of such statutes and regulations and their effects on East Boston Savings Bank, Meridian Interstate Bancorp and Meridian Financial Services and is qualified in its entirety by reference to the actual laws and regulations involved.

State Bank Regulation

          General.  As a Massachusetts-chartered savings bank, East Boston Savings Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, East Boston Savings Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, organize a holding company, issue stock and undertake certain other activities.

          In response to Massachusetts laws enacted in the last few years, the Massachusetts Commissioner of Banks adopted rules that generally allow Massachusetts banks to engage in activities permissible for federally chartered banks or banks chartered by another state. The Commissioner also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

          Investment Activities.  In general, Massachusetts-chartered savings banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4.0% of the bank’s deposits. Massachusetts-chartered savings banks may in addition invest an amount equal to 1.0% of their deposits in stocks of Massachusetts corporations or companies with substantial employment in Massachusetts which have pledged to the Massachusetts Commissioner of Banks that such monies will be used for further development within the Commonwealth.  However, these powers are constrained by federal law.  See “—Federal Bank Regulation—Investment Activities” for federal restrictions on equity investments.

          Loans to One Borrower Limitations.  Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations of one borrower to a bank may not exceed 20.0% of the total of the bank’s capital, which is defined under Massachusetts law as the sum of the bank’s capital stock, surplus account and undividend profits.

          Loans to a Bank’s Insiders.  The Massachusetts banking laws prohibit any executive officer, director or trustee from borrowing, otherwise becoming indebted, or becoming liable for a loan or other extension of credit by such bank to any other person, except for any of the following loans or extensions of credit:  (i) loans or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $ 100,000 ; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $ 200,000 ; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $ 750,000 ; and (iv) loans or extensions of credit to a director or trustee of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. Massachusetts law also prohibits officers and directors from receiving a preferential interest rate or terms on loans or extensions of credit.

          The loans listed above require approval of the majority of the members of East Boston Savings Bank’s board of directors , excluding any member involved in the loan or extension of credit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the savings bank.

          Dividends.  A Massachusetts stock bank may declare from net profits cash dividends not more frequently than quarterly and non-cash dividends at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes.

          Regulatory Enforcement Authority.  Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including seizure of the property and business of the bank and suspension or revocation of its charter. The Massachusetts Commissioner of Banks may under certain circumstances suspend or remove officers or directors who have violated the law, conducted the bank’s business in a manner which is unsafe, unsound or contrary to the depositors interests or been negligent in the performance of their duties. In addition, upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. Finally, Massachusetts consumer protection and civil rights statutes applicable to East Boston Savings Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

          Depositors Insurance Fund.  All Massachusetts-chartered savings banks are required to be members of the Depositors Insurance Fund, a corporation that insures savings bank deposits in excess of federal deposit insurance coverage. The Depositors Insurance Fund is authorized to charge savings banks an annual assessment of up to 1/50th of 1.0% of a savings bank’s deposit balances in excess of amounts insured by the Federal Deposit Insurance Corporation.

           Massachusetts has other statutes and regulations that are similar to the federal provisions discussed below.

Federal Bank Regulation

          Capital Requirements.  Under Federal Deposit Insurance Corporation’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as East

Boston Savings Bank, are required to comply with minimum leverage capital requirements. For an institution determined by the Federal Deposit Insurance Corporation to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common stockholder’s equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

          The Federal Deposit Insurance Corporation regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0.0% to 100.0%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the Federal Deposit Insurance Corporation’s risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0.0% risk weight, loans secured by one- to four-family residential properties generally have a 50.0% risk weight, and commercial loans have a risk weighting of 100.0%.

          State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities.  The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

          The Federal Deposit Insurance Corporation Improvement Act  required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multi-family residential loans. The Federal Deposit Insurance Corporation, along with the other federal banking agencies, has adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.

          As bank holding companies, Meridian Financial Services and Meridian Interstate Bancorp are subject to capital adequacy guidelines for bank holding companies substantially similar to those of the Federal Deposit Insurance Corporation for state-chartered savings banks.  On a pro forma consolidated basis, Meridian Financial Services and Meridian Interstate Bancorp will exceed those requirements.

          Standards for Safety and Soundness.  As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. Most recently, the agencies have established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

          Investment Activities.  Since the enactment of Federal Deposit Insurance Corporation Improvement Act, all state-chartered Federal Deposit Insurance Corporation-insured banks and savings banks have generally been limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. Federal Deposit Insurance Corporation Improvement Act and the Federal Deposit Insurance Corporation regulations permit exceptions to these limitations. For example, state chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange or the Nasdaq National Market and in the shares of an investment company registered under the Investment Company Act of 1940, as amended. The maximum permissible investment is 100.0% of Tier 1 Capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by Massachusetts law, whichever is less. East Boston Savings Bank received approval from the Federal Deposit Insurance Corporation to retain and acquire such equity instruments equal to the lesser of 100% of East Boston Savings Banks’ Tier 1 capital or the maximum permissible amount specified by Massachusetts law.  Any such grandfathered authority may be terminated upon the Federal Deposit Insurance Corporation’s determination that such investments pose a safety and soundness risk or upon the occurrence of certain events such as the savings bank’s conversion to a different charter. In addition, the Federal Deposit Insurance Corporation is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the deposit insurance fund. The Federal Deposit Insurance Corporation has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specifies that a non-member bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

          Interstate Banking and Branching.  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, permits adequately capitalized and managed bank holding companies to acquire banks in any state subject to specified concentration limits and other conditions. The Interstate Banking Act also authorizes the interstate merger of banks. In addition, among other things, the Interstate Banking Act permits banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

          Prompt Corrective Regulatory Action.  Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

          The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 4.0% or greater, and generally a leverage ratio of 4.0% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or generally a leverage ratio of less than 4.0%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0%, or a leverage ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

          “Undercapitalized” banks must adhere to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank’s compliance with such a plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.  No institution may make any capital distribution if it would be undercapitalized on a pro forma basis.

          Transactions with Affiliates.  Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies that are controlled by such parent holding company are affiliates of the subsidiary bank. Generally, Sections 23A and 23B of the Federal Reserve Act and Regulation W (i) limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar transactions. Loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act and no low quality assets may generally be purchased from affiliates.

          The Sarbanes-Oxley Act of 2002 generally prohibits loans by a company to its executive officers and directors.  However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws.  Under such laws, the Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited.  The law limits both the individual and aggregate amount of loans the Bank may make to insiders based, in part, on the Bank’s capital position and requires certain board approval procedures to be followed.  Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment.  There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.  Loans to executive officers are further limited by specific categories of loans that may be made.  The federal restrictions on insider lending are in addition to those imposed by state law.

          Enforcement.  The Federal Deposit Insurance Corporation has extensive enforcement authority over insured nonmember banks, including East Boston Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices. The Federal Deposit Insurance Corporation has authority under federal law to appoint a conservator or receiver for an insured bank under limited circumstances. The Federal Deposit Insurance Corporation is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The Federal Deposit Insurance Corporation may also appoint itself as conservator or receiver for an insured state non-member institution under specific circumstances on the basis of the institution’s financial condition or upon the occurrence of other events, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; and (4) insufficient capital, or the incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance.

          Insurance of Deposit Accounts.  The deposits of East Boston Savings Bank are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation.  The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006.  The Federal Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”).  Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors.  An institution’s assessment rate depends upon the category to which it is assigned.  Risk category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions.  Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information.  Assessment rates are determined by the Federal Deposit Insurance

Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV).  The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.  No insured institution may make a capital distribution if in default of its Federal Deposit Insurance Corporation assessment.

          The Reform Act also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996.  Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted.  East Boston Savings Bank’s one-time credit approximates $539,000.  The Reform Act also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

          In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund.  This payment is established quarterly and during the year ending June 30, 2007 averaged 1.24 basis points of assessable deposits

          The Reform Act provided the Federal Deposit Insurance Corporation with authority to adjust the Deposit Insurance Fund ratio to insured deposits within a range of 1.15% and 1.50%, in contrast to the prior statutorily fixed ratio of 1.25%.  The ratio, which is viewed by the Federal Deposit Insurance Corporation as the level that the fund should achieve, was established by the agency at 1.25% for 2007.

          The Federal Deposit Insurance Corporation has authority to increase insurance assessments.  A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of East Boston Savings Bank.  Management cannot predict what insurance assessment rates will be in the future.

          The Federal Deposit Insurance Corporation may terminate insurance of deposits if it finds that the institution is in an unsafe or unsound condition to continue operations, has engaged in unsafe or unsound practices, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. The management of East Boston Savings Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

          Privacy Regulations.  Pursuant to the Gramm-Leach-Bliley Act, the Federal Deposit Insurance Corporation has published final regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. The regulations generally require that insured banks disclose their privacy policies, including identifying with whom a customer’s “non-public personal information” is shared, to customers at the time of establishing the customer relationship and annually thereafter. In addition, customers are required to be given the ability to “opt-out” of having their personal information shared with unaffiliated third parties.

          Community Reinvestment Act.  Under the Community Reinvestment Act, or CRA, as amended and as implemented by Federal Deposit Insurance Corporation regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the Federal Deposit Insurance Corporation, in connection with its examination of a bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. East Boston Savings Bank’s latest Federal Deposit Insurance Corporation CRA rating was “Outstanding.”

          Massachusetts has its own statutory counterpart to the CRA which is also applicable to East Boston Savings Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. East Boston Savings Bank’s most recent rating under Massachusetts law was “ Outstanding. ”

          Consumer Protection and Fair Lending Regulations.  Massachusetts savings banks are subject to a variety of federal and Massachusetts statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.

Anti-Money Laundering

          The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”) significantly expanded the responsibilities of financial institutions, including banks, in preventing the use of the U.S. financial system to fund terrorist activities.  Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime.  Among other provisions, Title III of the USA PATRIOT Act requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering.  Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

          Interest and other charges collected or contracted for by East Boston Savings Bank are subject to state usury laws and federal laws concerning interest rates.  Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•

Massachusetts Debt Collection Regulations, establishing standards, by defining unfair or deceptive acts or practices, for the collection of debts from persons within the Commonwealth of Massachusetts and the General Laws of Massachusetts, Chapter 167E, which governs East Boston Savings Bank’s lending powers; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of East Boston Savings Bank also are subject to, among others, the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, and, as to East Boston Savings Bank Chapter 167B of the General Laws of Massachusetts, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	General Laws of Massachusetts, Chapter 167D, which governs the East Boston Savings Bank’s deposit powers.

Federal Reserve System

          The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $45.8 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0%; and for amounts greater than $45.8 million, the reserve requirement is $1,218,000 plus 10.0% (which may be adjusted by the Federal Reserve Board between 8.0% and 14.0%), of the amount in excess of $45.8 million. The first $8.5 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. East Boston Savings Bank is in compliance with these requirements.

Federal Home Loan Bank System

          East Boston Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. East Boston Savings Bank was in compliance with this requirement with an investment in stock of the Federal Home Loan Bank of Boston at June 30, 2007 of $3.2 million.

          The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.  If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, a member bank affected by such reduction or increase would likely experience a reduction in its net interest income. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the FHLBB stock held by East Boston Savings Bank

Holding Company Regulation

          Meridian Interstate Bancorp and Meridian Financial Services are subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as amended, as administered by the Federal Reserve Board.  Meridian Interstate Bancorp and Meridian Financial Services are required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval would be required for Meridian Interstate Bancorp or Meridian Financial Services to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of the bank or bank holding company. In addition to the approval of the Federal Reserve Board, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

          A bank holding company is generally prohibited from engaging in nonbanking activities, or acquiring, direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies.

          The Gramm-Leach-Bliley Act of 1999 authorizes a bank holding company that meets specified conditions, including being “well capitalized” and “well managed,” to opt to become a “financial holding company” and thereby engage in a broader array of financial activities than previously permitted. Such activities can include insurance underwriting and investment banking.

          Meridian Interstate Bancorp and Meridian Financial Services are subject to the Federal Reserve Board’s capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the Federal Deposit Insurance Corporation for East Boston Savings Bank.

          A bank holding company is generally required to give the Federal Reserve Board prior written notice of any purchase or redemption of then outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. The Federal Reserve Board has adopted an exception to this approval requirement for well-capitalized bank holding companies that meet certain other conditions.

          The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Meridian Interstate Bancorp or Meridian Financial Services to pay dividends or otherwise engage in capital distributions.

          Under the Federal Deposit Insurance Act, depository institutions are liable to the Federal Deposit Insurance Corporation for losses suffered or anticipated by the Federal Deposit Insurance Corporation in connection with the default of a commonly controlled depository institution or any assistance provided by the Federal Deposit Insurance Corporation to such an institution in danger of default.

          The status of Meridian Interstate Bancorp and Meridian Financial Services as registered bank holding companies under the Bank Holding Company Act will not exempt them from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

          Meridian Interstate Bancorp, Meridian Financial Services and East Boston Savings Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Meridian Interstate Bancorp, Meridian Financial Services or East Boston Savings Bank.

          Massachusetts Holding Company Regulation.  Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a savings bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Division; and (iii) is subject to examination by the Division.  In addition, a Massachusetts mutual holding company: (i) may invest in the stock of one or more banking institutions; (ii) may merge with or acquire a mutual banking institution; (iii) may merge with or acquire another bank holding company provided that any such holding company has a subsidiary banking institution; (iv) invest in a corporation; (v) must register, and file reports, with the Division; (vi) may engage directly or indirectly only in activities permitted by law for a Massachusetts bank holding company; and (vii) may take any action with respect to any securities of any subsidiary banking institution which are held by such mutual holding company.  Meridian Interstate Bancorp and Meridian Financial Services are registered Massachusetts bank holding companies.

          Federal Securities Laws.  Our common stock will be registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended.  We will be subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Exchange Act.

          The Sarbanes-Oxley Act.  The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Meridian Interstate Bancorp’s and Meridian Financial Services’ Chief Executive Officer and Chief Financial Officer each will be required to certify that Meridian Interstate Bancorp’s and Meridian Financial Services’ quarterly and annual reports do not contain any untrue statement of a material fact.  The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls.  Meridian Interstate Bancorp and Meridian Financial Services will be subject to further reporting and audit requirements beginning with the year ending December 31, 200 8 under the requirements of the Sarbanes-Oxley Act.  Meridian Interstate Bancorp and Meridian Financial Services will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

          General.  East Boston Savings Bank reports its income on a calendar year basis using the accrual method of accounting.  The federal income tax laws apply to East Boston Savings Bank in the same manner as to other corporations with some exceptions, including the reserve for bad debts discussed below.  The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to East Boston Savings Bank.  East Boston Savings Bank’s federal income tax returns have been either audited or closed under the statute of limitations through December 31, 2001.  For its 2006 tax year, East Boston Savings Bank’s maximum federal income tax rate was 34%.

          Bad Debt Reserves.  For taxable years beginning before January 1, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method.  The reserve for nonqualifying loans was computed using the experience method.  Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.  However, those bad debt reserves accumulated prior to 1988 (“Base Year Reserves”) were not required to be recaptured unless the savings institution failed certain tests.  Approximately $7.5 million of East Boston Savings Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless East Boston Savings Bank makes a “non-dividend distribution” to Meridian Interstate Bancorp as described below.

          Distributions.  If East Boston Savings Bank makes “non-dividend distributions” to Meridian Interstate Bancorp, the distributions will be considered to have been made from East Boston Savings Bank’s unrecaptured tax bad debt reserves, including the balance of its Base Year Reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from East Boston Savings Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in East Boston Savings Bank’s taxable income. Non-dividend distributions include distributions in excess of East Boston Savings Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock and distributions in partial or complete liquidation.  Dividends paid out of East Boston Savings Bank’s current or accumulated earnings and profits will not be so included in Meridian Interstate Bancorp’s taxable income.

          The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution.  Therefore, if East Boston Savings Bank makes a non-dividend distribution to Meridian Interstate Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate.  East Boston Savings Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

          Financial institutions in Massachusetts are not allowed to file consolidated income tax returns.  Instead, each entity in the consolidated group files a separate annual income tax return.  The Massachusetts excise tax rate for savings banks is currently 10.5% of federal taxable income, adjusted for certain items.  Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision.  Carryforwards and carrybacks of net operating losses and capital losses are not allowed. East Boston Savings Bank’s state tax returns, as well as those of its subsidiaries, are not currently under audit.

          A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue.  A security corporation that is also a bank holding company under the Internal Revenue Code must pay a tax equal to 0.33% of its gross income.  A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income.  Meridian Interstate Bancorp is considering whether to seek to qualify as a security corporation.  To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue.  In order to qualify as a security corporation, it would need to establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

The Stock Offering

General

          On July 2, 2007, the board of directors of Meridian Interstate Bancorp unanimously adopted a plan of stock issuance pursuant to which Meridian Interstate Bancorp will offer 43.7% of its common stock to qualifying depositors of East Boston Savings Bank in a subscription offering and, if necessary, to members of the general public through a direct community offering and/or a syndicate of registered broker-dealers.  The amount of capital being raised in the offering is based on an appraisal of Meridian Interstate Bancorp.  Most of the terms of this offering are required by the regulations of the Massachusetts Commissioner of Banks.

          The following is a brief summary of the pertinent aspects of the offering.  A copy of the plan of stock issuance is available from East Boston Savings Bank upon request and is available for inspection at the offices of East Boston Savings Bank and the Massachusetts Commissioner of Banks.  The plan of stock issuance is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission.  See “Where You Can Find More Information.”

Reasons for the Offering

Our primary reasons for this offering are to:

•	increase the capital of East Boston Savings Bank to support future lending and operational growth;

•	enhance profitability and earnings through investing and leveraging the proceeds;

•	enable us to increase lending limits and support our emphasis on commercial real estate, construction and commercial business loans;

•	support future branching activities and/or the acquisition of financial services companies or their assets; and

•	implement equity compensation plans to retain and attract qualified directors, officers and staff and to enhance our current incentive based compensation programs.

          As part of our business planning process, our board of directors concluded that additional capital was needed in order to increase our profitability and support asset growth and that the best way to accomplish this would be through a stock offering.  The board of directors considered two options:  either (1) a full mutual-to-stock conversion, in which a new stock holding company is formed that issues all of its stock to the public, or (2) an offering by Meridian Interstate Bancorp, which by regulation may not issue more than 49.9% of its stock to the public.  The board of directors determined that a minority offering by Meridian Interstate Bancorp was preferable, because engaging in a full mutual-to-stock conversion would raise more capital than we had current plans to deploy.  Further, the minority stock issuance permits us to control the amount of capital being raised by selecting the percentage of shares to be sold in the offering.  Additionally, the board of directors preferred to remain in the mutual holding company structure because it provides for the continued control of Meridian Interstate Bancorp by Meridian Financial Services through its majority ownership position.  We chose to sell 43.7% of our shares to the public, rather than a smaller portion, because we believe that we are raising the amount of capital we can effectively deploy and because the sale of a smaller number of shares would make it less likely that an active trading market for the shares would develop.  We chose not to sell more than 43.7% of our shares to the public so that we would have shares to contribute to the charitable foundation and have the flexibility to issue authorized but unissued shares to fund future stock benefit plans, in each case without exceeding the regulatory limit on the percentage of shares that can be owned by persons other than Meridian Financial Services.

          The offering will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel.  The offering also will provide our customers and local community members with an opportunity to acquire our stock.

          The disadvantages of the offering considered by the board of directors are the additional expense and effort of operating as a public company, the inability of stockholders other than Meridian Financial Services to obtain majority ownership of Meridian Interstate Bancorp and East Boston Savings Bank, which may result in the perpetuation of our management and board of directors, and that new forms of corporate ownership and regulatory policies relating to the mutual holding company structure may be adopted from time to time which may have an adverse impact on stockholders other than Meridian Financial Services.

          Following the offering, a majority of our voting stock will still be owned by Meridian Financial Services, which will be controlled by its board of trustees .  While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors.  Meridian Financial Services will be able to elect all of the members of Meridian Interstate Bancorp’s board of directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote.  The matters as to which stockholders other than Meridian Financial Services will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan.  No assurance can be given that Meridian Financial Services will not take action adverse to the interests of other stockholders.  For example, Meridian Financial Services could prevent the sale of control of Meridian Interstate Bancorp or defeat a candidate for the board of directors of Meridian Interstate Bancorp or other proposals put forth by stockholders.

          This offering does not preclude the conversion of Meridian Financial Services from the mutual to stock form of organization in a “second-step conversion” in the future, although current Massachusetts banking regulations prohibit a second-step conversion for a period of three years from the completion of the offering.  No assurance can be given when, if ever, Meridian Financial Services will convert to stock form or what conditions the Massachusetts Commissioner of Banks or other regulatory agencies may impose on such a transaction.  See “Risk Factors” and “Summary– Possible Conversion of Meridian Financial Services to Stock Form.”

Subscription Offering and Subscription Rights

          Under the plan of stock issuance, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

•	eligible account holders: depositors who had accounts at East Boston Savings Bank with aggregate balances of at least $50 as of the close of business on June 30, 2006;

•	supplemental eligible account holders: depositors who had accounts at East Boston Savings Bank with aggregate balances of at least $50 as of the close of business on June 30, 2007;

•	an employee stock ownership plan of East Boston Savings Bank, which we expect will purchase 8.0% of the shares sold in the offering and contributed to the charitable foundation; and

•	officers, trustees, corporators and employees of Meridian Financial, Meridian Interstate and East Boston Savings Bank who do not have a higher priority right.

          The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of stock issuance.  See “—Limitations on Purchases of Shares.”  All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

          Priority 1: Eligible Account Holders.  Each eligible account holder will receive, as first priority and without payment, nontransferable rights to subscribe for common stock in an amount of up to $300,000.  See “—Limitations on Common Stock Purchases.”

          If there are not sufficient shares available to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder to purchase a number of shares sufficient to make such eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for.  Thereafter, unallocated shares will be allocated among the remaining eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all eligible account holders whose subscriptions remain unfilled.  However, no fractional shares shall be issued.

          The subscription rights of eligible account holders who are also trustees, directors, corporators or officers of Meridian Financial, Meridian Interstate or East Boston Savings Bank, and the associates of such persons, will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in the one year period preceding June 30, 2006.

          Priority 2: Supplemental Eligible Account Holders.  To the extent that there are shares remaining after satisfaction of the subscriptions by eligible account holders, each supplemental eligible account holder will receive, as a second priority and without payment, non-transferable rights to subscribe for common stock in an amount of up to $300,000.  See “—Limitations on Common Stock Purchases.”

          If there are not sufficient shares available to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder to purchase a number of shares sufficient to make such supplemental eligible account holder’s total allocation equal to the lesser of 100 shares or the number of shares subscribed for.  Thereafter, unallocated shares will be allocated among the remaining supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of their respective qualifying deposit bears to the total amount of qualifying deposits of all supplemental eligible account holders whose subscriptions remain unfilled.  However, no fractional shares shall be issued.

          Priority 3: The Tax-Qualified Employee Benefit Plans.  On a third priority basis, our tax-qualified employee benefit plans will receive, as a third priority and without payment therefor, non-transferable subscription rights to purchase up to 10.0% of the common stock to be sold in the offering and contributed to the charitable foundation.  As a tax-qualified employee benefit plan, an employee stock ownership plan of East Boston Savings Bank expects to purchase 8.0% of the shares sold in the offering and contributed to the charitable foundation.  This is the only benefit plan expected to purchase shares in the offering.  Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of the directors, trustees, officers or employees of Meridian Financial, Meridian Interstate and East Boston Savings Bank.  The employee stock ownership plan may choose to fill, or be required to fill if the offering is oversubscribed by priorities 1 or 2, some or all of its intended subscription after the offering by purchasing shares in the open market or may purchase shares directly from us.

          Priority 4: Employees, Officers, Directors, Trustees and Corporators.  On a fourth priority basis, each employee, officer, director, trustee and Corporator of Meridian Financial, Meridian Interstate and East Boston Savings Bank at the time of the offering who is not eligible in the preceding priority categories shall receive at no cost non-transferable subscription rights to subscribe for common stock in an amount up to $300,000.  See “—Limitations on Common Stock Purchases.”  In the event that persons in this category subscribe for more shares of stock than are available for purchase by them, shares will be allocated among such subscribing persons on an equitable basis, such as by giving weight to the order size, period of service, compensation and position of the individual subscriber.

          Expiration Date for the Subscription Offering.  The subscription offering, and all subscription rights under the plan of stock issuance, will terminate at Noon, Eastern time, on [Date 1], 2007.  We will not accept orders for common stock in the subscription offering received after that time.  We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

          Massachusetts Commissioner of Banks regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering.  If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at 0.75% and without deduction of any fees and all withdrawal authorizations will be canceled unless we receive approval of the Massachusetts Commissioner of Banks to extend the time for completing the offering.  If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to confirm, change or cancel their purchase orders.  If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled.

          Persons in Non-Qualified States.  We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of stock issuance reside.  However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable or unduly burdensome for reasons of cost or otherwise.

          Restrictions on Transfer of Subscription Rights and Shares.  Subscription rights are nontransferable.  You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon exercise of your subscription rights.  Your subscription rights may be exercised only by you and only for your own account.  When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do.  Doing so may jeopardize your subscription rights.  If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares.  Federal and state regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

          If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Massachusetts Commissioner of Banks or an agency of the U.S. Government.  Illegal transfers of subscription rights, including agreements made prior to completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

          We intend to report to the Massachusetts Commissioner of Banks and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights.  We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Direct Community Offering

          To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a direct community offering.  In the direct community offering, preference will be given to natural persons residing in the communities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts.

          The term “residing” means any person who occupies a dwelling within the communities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts, has an intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature.  The Meridian

Interstate Bancorp board of directors may utilize depositor or loan records or such other evidence provided to Meridian Interstate Bancorp to make a determination as to whether a person is a resident of the communities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts.  In all cases, the determination of resident status will be made by the Meridian Interstate Bancorp board of directors in its sole discretion.

          Stock sold in the direct community offering will be offered and sold in a manner to achieve a wide distribution of the stock.  Each person may purchase up to $300,000 of common stock, subject to the overall maximum purchase limitations.  Allocation of shares if an oversubscription occurs in this category of the offering will give preference to natural persons residing in the communities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts, such that each such person may receive up to 100 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions to the total available shares.  If shares remain after filling all subscriptions of persons living in the communities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts and an oversubscription occurs among other persons in this category of the offering, the allocation process to cover orders for such other persons shall be the same as described for natural persons residing in the communities of East Boston, Everett, Lynn, Lynnfield, Melrose, Peabody, Revere, Saugus and Winthrop, Massachusetts.

          The direct community offering, if any, may commence concurrently with, during or subsequent to the commencement of the subscription offering and shall be for a period of not more than 45 days unless extended by Meridian Interstate Bancorp, with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board.  Meridian Interstate Bancorp may terminate the direct community offering at any time after it has received orders for at least the minimum number of shares available for purchase in the offering.  Meridian Interstate Bancorp retains the right to accept or reject in whole or in part any orders in the direct community offering.

          The opportunity to subscribe for shares of common stock in the direct community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.  If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

          The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and direct community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent.  In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers who are NASD member firms.  Alternatively, we may sell any remaining shares in an underwritten public offering.  Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering.  We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of any syndicated community offering.  The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Massachusetts Commissioner of Banks.  See “—Direct Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

          The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.  If your order is rejected in part, you will not have the right to cancel the remainder of your order.

          Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price.  Purchasers in the syndicated community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares).  We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

          Keefe, Bruyette & Woods, Inc. may enter into agreements with broker-dealers to assist in the sale of the shares in the syndicated community offering, although no such agreements currently exist.  No orders may be placed or filled by or for a selected dealer during the subscription offering.  After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares to be allocated to each dealer.  Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers.  During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders as of a certain order date for the purchase of shares of our common stock.  When, and if, we and Keefe, Bruyette & Woods, Inc. believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the offering, Keefe, Bruyette & Woods, Inc. will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers.  The dealers will send confirmations of the orders to their customers on the next business day after the order date.  The dealers will debit the accounts of their customers on the settlement date, which will be three business days from the order date.  Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date.  On the settlement date, the dealers will deposit funds to the account established by Meridian Interstate Bancorp for each dealer.  Each customer’s funds forwarded to Meridian Interstate Bancorp, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations.  After payment has been received by Meridian Interstate Bancorp from the dealers, funds will earn interest at 0.75% until the completion or termination of the offering. Funds will be promptly returned, with interest, in the event the offering is not consummated as described above. Notwithstanding the foregoing, any checks received by Keefe, Bruyette & Woods, Inc. or any selected dealer specifically for payment for the shares will be forwarded to Meridian Interstate Bancorp by noon of the day following receipt for deposit to the account established by Meridian Interstate Bancorp for each dealer. Keefe, Bruyette & Woods shall also have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for shares for which they subscribe at any time prior to the closing of the offering.

          If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible.  Other purchase arrangements must be approved by the Massachusetts Commissioner of Banks and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of stock issuance and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds with interest; promptly return all funds with interest, set a new offering range and give all subscribers the opportunity to place a new order for shares of Meridian Interstate Bancorp common stock; or take such other actions as may be permitted by the Massachusetts Commissioner of Banks and the Securities and Exchange Commission.

Limitations on Purchases of Shares

          The plan of stock issuance includes the following limitations on the number of shares of common stock that may be purchased during the offering:

•	No person may purchase fewer than 25 shares of common stock;

•

Our tax qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the offering and contributed to the charitable foundation.  As a tax qualified employee benefit plan, the employee stock ownership plan of East Boston Savings Bank intends to purchase 8.0% of the shares sold in the offering and contributed to the charitable foundation;

•

No person may subscribe for more than $300,000 of common stock.  In the subscription offering, no persons exercising subscription rights through a single qualifying deposit account held jointly may purchase more than this amount.  The employee stock ownership plan is not subject to this limitation;

•

No person, together with associates or persons acting in concert with such person may purchase in all categories of the offering combined, more than the overall purchase limit of 60,000 shares, or $600,000 of common stock.  The employee stock ownership plan is not subject to this limitation;

•

The aggregate number of shares of common stock that may be purchased in all categories of the offering by officers, directors, trustees and Corporators of Meridian Financial Services, Meridian Interstate Bancorp and East Boston Savings Bank and their associates may not exceed 30.0% of the total shares sold in the offering and contributed to the charitable foundation;

•

The aggregate number of shares of common stock that may be purchased in all categories of the offering by employees, officers, directors, trustees and Corporators of Meridian Financial Services, Meridian Interstate Bancorp and East Boston Savings Bank may not exceed 30.0% of the total shares sold in the offering and contributed to the charitable foundation;

•

The aggregate amount of outstanding common stock owned or controlled by persons other than Meridian Financial Services at the close of the offering must be less than 50% of Meridian Interstate Bancorp’s total outstanding common stock;

•

The aggregate amount of common stock acquired in the offering by any nontax-qualified employee plan or any insider and his or her associates, exclusive of any stock acquired by such plan or insider and his or her associates in the secondary market, must not exceed 10% of the outstanding shares of common stock, or 10% of the stockholders’ equity of Meridian Interstate Bancorp, held by persons other than Meridian Financial Services at the close of the offering. In calculating the number of shares held by any insider or associate, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such person shall not be counted;

•

The aggregate amount of common stock acquired in the offering by any one or more tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, must not exceed 10% of the outstanding shares of common stock held by persons other than Meridian Financial Services at the close of the offering;

•

The aggregate amount of stock, whether common or preferred, acquired in the offering by any one or more tax-qualified employee plans, exclusive of any stock acquired by such plans in the secondary market, must not exceed 10% of the stockholders’ equity of Meridian Interstate Bancorp held by persons other than Meridian Financial Services at the close of the offering;

•

The aggregate amount of common stock acquired in the offering by all nontax-qualified employee plans, insiders and associates of insiders, exclusive of any stock acquired by such plans, insiders, and associates in the secondary market, must not exceed 25% of the outstanding shares of common stock held by persons other than Meridian Financial Services at the close of the offering.  In calculating the number of shares held by insiders and their associates, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such persons shall not be counted; and

•

The aggregate amount of stock, whether common or preferred, acquired in the offering by all nontax-qualified employee plans, insiders and associates of insiders, exclusive of any stock acquired by such plans, insiders and associates in the secondary market, shall not exceed 25% of the stockholders’ equity of Meridian Interstate Bancorp held by persons other than Meridian Financial Services at the close of the offering. In calculating the number of shares held by insiders and their associates, shares held by any tax-qualified employee plan or nontax-qualified employee plan that are attributable to such persons shall not be counted.

          Depending upon market or financial conditions, our board of directors may increase or decrease the purchase limitations, provided that the purchase limitations may not be increased to a percentage that is more than

5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than one-tenth of a percent (0.10%) of the common stock offered for sale in the offering to persons other than Meridian financial Services.  Such an increase or decrease would require the approval of the bank regulators but would not require further approval of the corporators of Meridian Financial Services unless the bank regulators so require.  If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit.

          The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•

persons seeking to combine or pool their voting or other interests (such as subscription rights) in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

          In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party.  We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.  For purposes of the plan of stock issuance, our directors are not deemed to be acting in concert solely by reason of their board membership.

          The term “associate” of a person means:

•

any corporation or organization (other than Meridian Financial Services, Meridian Interstate Bancorp, East Boston Savings Bank or their majority-owned subsidiaries) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and

•

any relative or spouse of the person or any relative of the spouse, who has the same home as the person or who is a director or trustee or officer of the Meridian Financial Services, Meridian Interstate Bancorp, East Boston Savings Bank or any of its parents or subsidiaries.

          For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above.  We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of stock issuance.  Directors, trustees and officers are not treated as associates of each other solely by virtue of holding such positions.  We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

          Offering materials have been initially distributed through mailings to those eligible to subscribe in the subscription offering.  To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods, Inc. will assist us in the offering, on a best efforts basis, by:

•

Acting as our financial advisor for the stock offering, providing administrative services and managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	Educating our employees about the stock offering; and

•	Targeting our sales efforts, including assisting in the preparation of marketing materials.

          For these services, Keefe, Bruyette & Woods, Inc. has received a management fee of $25,000 and will receive a success fee of 0.75% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees, corporators and directors and their immediate family members and contributed to the charitable foundation upon completion of the offering.  The management fee will be applied against the success fee.  In the event that Keefe, Bruyette & Woods, Inc. sells common stock through a group of broker-dealers in a syndicated community offering, the total fees payable to the selected dealers (which may include Keefe, Bruyette & Woods, Inc. for the shares it sells) for the shares they sell shall not exceed 5.0% of the aggregate dollar amount of shares sold in the syndicated offering. Keefe, Bruyette & Woods, Inc. will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $10,000 and for its legal fees and expenses in an amount not to exceed $25,000.

          We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods, Inc. may be required to make in connection with any such claims or liabilities.

Description of Sales Activities

          Meridian Interstate Bancorp will offer the common stock in the subscription offering and direct community offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center.  The Stock Information Center, which will be staffed by one or more employees of Keefe, Bruyette & Woods, Inc., is expected to operate during normal business hours throughout the subscription offering and direct community offering.  Employees of Keefe, Bruyette & Woods, Inc. will be responsible for mailing materials relating to the offering, responding to questions regarding the offering and processing stock orders.

          Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc. or by the selected dealers managed by Keefe, Bruyette & Woods, Inc.  East Boston Savings Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form.  East Boston Savings Bank’s officers may answer questions regarding our business when permitted by state securities laws.  Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives.  East Boston Savings Bank’s directors, officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

          None of East Boston Savings Bank’s officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the offering.

          None of East Boston Savings Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer.  East Boston Savings Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934.  Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions.  These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities.  For purposes of this exemption,

“associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Direct Community Offerings

          Prospectus Delivery.  To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to that date.  We are not obligated to deliver a prospectus or order form by means other than U.S. Mail.  Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8.  Stock order forms will be distributed only if preceded or accompanied by a prospectus.

          Termination of Offering; Rejection of Orders.  We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal holds and promptly return all funds submitted, with interest calculated at 0.75% from the date of receipt, and without deduction of any fees.

          We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of stock issuance.

          Use of Order Forms.  In order to purchase shares of common stock in the subscription offering and direct community offering, you must submit a properly completed and signed original stock order form.  We will not be required to accept orders submitted on photocopied or facsimiled stock order forms.  All order forms must be received by our Stock Information Center (not postmarked) prior to Noon, Eastern time on [Date 1], 2007.  Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with East Boston Savings Bank.  You may submit your order form and payment in one of three ways: by mail using the reply envelope provided, by overnight delivery to the indicated address noted on the form or by hand delivery to our stock information center at our Peabody office.  Order forms will not be accepted at our other branch offices or our main office.  Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

          We need not accept order forms that are received after the expiration of the subscription offering or direct community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so.  Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

          To ensure that your stock purchase eligibility and priority are properly identified, you must list all qualifying deposit accounts or loans on the order form, giving all names in each account and the account number.  We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.  When entering the stock registration on your order form, you should not add the name(s) of persons without subscription rights, or who qualify only in a lower purchase priority than you.  Joint registration of shares purchased in the subscription offering will be allowed only if the qualifying deposit account is so registered.

          The reverse side of the order form contains a regulatorily mandated certification form.  We will not accept order forms where the certification form is not executed.  By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government.  You also will be acknowledging that you received disclosure concerning the risks involved in this offering.  The certification form could be used as support to show that you understand the nature of this investment.

          Payment for Shares.  Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid.  Payment for shares may be made only by:

•

Personal check, bank check or money order made payable directly to Meridian Interstate Bancorp, Inc. (you may not remit East Boston Savings Bank line of credit checks, and we will not accept wire transfers or third party checks, including those payable to you and endorsed over to Meridian Interstate Bancorp, Inc.); or

•	Authorization of withdrawal from the types of East Boston Savings Bank deposit account(s) provided for on the order form.

          Checks and money orders will be cashed immediately and the subscription funds (up to, and in excess of, the minimum of the offering range) will be held by East Boston Savings Bank in a segregated escrow account or, at our discretion, in an escrow account at an independent insured depository institution.  Interest will be paid on payments made by check, bank check or money order at 0.75% from the date payment is received at the Stock Information Center until the completion or termination of the offering.

          If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at 0.75% from the date of maturity until the offering is completed or terminated.  For authorized withdrawals, a hold will be placed on the funds, making them unavailable to the depositor during the offering.  When the offering is completed, the funds will be withdrawn and used to purchase the shares of common stock ordered.

          In the event a syndicated community offering is conducted, in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, selected dealers will be required to forward the executed order form and the funds to Meridian Interstate Bancorp for deposit in the segregated deposit account at East Boston Savings Bank (or, as noted, at an independent insured depository institution) by noon of the business day following receipt by the selected dealer of the order form or the execution of the order form by the selected dealer on behalf of the purchaser.

          The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency or the Depositors Insurance Fund.  If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

          If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received.  On your order form, please do not designate a withdrawal from accounts with check-writing privileges.  Please submit a check instead.  We will waive any applicable penalties for early withdrawal from certificate of deposit accounts.  If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually withdrawn, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at 0.75%.  You may not authorize direct withdrawal from an East Boston Savings Bank IRA.  If you wish to use funds in your East Boston Savings Bank IRA to purchase shares of our common stock, please refer to the following section.

          The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

          We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the direct community offering at any time prior to the completion of the offering.  This payment may be made by wire transfer.

          Using IRA Funds To Purchase Shares.  Our individual retirement accounts (IRAs) do not permit investment in common stock.  A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA.  Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of funds in an East Boston Savings Bank IRA to a trustee offering a self-directed IRA program.  There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers.  The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds.  An annual administrative fee may be payable to the new trustee.  Depositors interested in using funds in an East Boston Savings Bank IRA or any other IRA to purchase common stock should contact the Stock Information Center at least two weeks before [Date 1], 2007 because processing such transactions takes additional time.  Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

How We Determined the Offering Range and the $10.00 Purchase Price

          Federal and state regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value on a fully converted basis, as determined by an independent appraisal.  The term “fully converted” means that the appraiser assumed that 100% of our stock had been sold to the public.  We have retained Keller & Company, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal.  Keller & Company will receive fees totaling $55,000 for the preparation and delivery of the original appraisal report and the final updated appraisal report, plus reimbursement of out-of-pocket expenses not to exceed $2,500, and $2,500 for the preparation and delivery of each additional required updated appraisal report.  We have agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

          Keller & Company prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations.  We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules.  In addition to this information, Keller & Company reviewed our stock issuance application as filed with the Massachusetts Commissioner of Banks and our registration statement as filed with the Securities and Exchange Commission.  Furthermore, Keller & Company visited our facilities and had discussions with our management.  Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities.  We did not impose any limitations on Keller & Company in connection with its appraisal.

          In connection with its appraisal, Keller & Company reviewed the following factors, among others:

•	the economic and demographic conditions of our primary market area;

•	our financial performance and condition in relation to publicly traded subsidiaries of mutual holding companies that Keller & Company deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

          Keller & Company’s analysis utilized three selected valuation procedures, the price/book method, the price/core earnings method, and the price/assets method, all of which are described in its report.  Keller &

Company’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission.  See “Where You Can Find More Information.”  Keller & Company placed the greatest emphasis on the price/book method in estimating pro forma market value.  Keller & Company compared the pro forma price/book and price/tangible book for Meridian Interstate Bancorp to the same ratios for a peer group of comparable companies.  The peer group consisted of 12 publicly traded mutual holding companies.  The peer group included companies with:

•	average assets of $713.9 million;

•	average nonperforming assets of 0.32% of total assets;

•	average loans of 62.6% of total assets;

•	average equity of 13.47% of total assets; and

•	average income of 0.40% of average assets.

          On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of August 30, 2007, our estimated pro forma market value on a fully converted basis was within the valuation range of $195,500,000 and $264,500,000 with a midpoint of $230,000,000.

          The following table presents a summary of selected pricing ratios for Meridian Interstate Bancorp on a fully-converted basis, for the peer group companies on a fully-converted basis and for all publicly traded thrifts.  Compared to the median pricing ratios of the peer group, Meridian Interstate Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 15.34% on a price-to-tangible book value basis, a discount of 12.33% on a price-to-book value basis and a discount of 20.49% on a price-to-core earnings basis.  Keller & Company believes that the discounts to the peer group are appropriate based upon downward adjustments to our pro forma market value to take into account the lack of trading liquidity, asset size and weaker asset quality relative to the peer group.

	Fully Converted Price to Core Earnings Multiple(1)	Fully Converted Price to Book Value Ratio	Fully Converted Price to Tangible Book Value Ratio

Meridian Interstate Bancorp (pro forma on a fully-converted basis):
Minimum	31.87x	69.52%	70.53%
Midpoint	33.59x	74.04%	74.84%
Maximum	34.98x	77.64%	78.38%
Maximum, as adjusted	36.29x	81.05%	81.74%
Peer Group:
Average	29.33x	88.56%	92.58%
Median	25.54x	90.18%	90.50%
All fully-converted, publicly-traded thrifts:
Average	28.34x	113.10%	126.93%
Median	18.83x	107.45%	116.79%

(1)	Ratios are based on earnings for the 12 months ended June 30, 2007 and share prices as of August 30, 2007.

          Our board of directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the valuation range was reasonable and adequate.  Our board of directors determined that 43.7% of the shares of our common stock should be sold in the offering at a purchase price of $10.00 per share.  Multiplying this percentage by Keller & Company’s valuation range yielded an offering range of $85,425,000 to $115,575,000, with a midpoint of $100,500,000.  Dividing these dollar amounts by the purchase price resulted in an offering range of between 8,542,500 and 11,557,500 shares, with a midpoint of 10,050,000 shares.  The purchase price of $10.00 per share was determined by us, taking into account, among other factors, offering the common stock in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

          Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time.  The offering range may be amended, with the approval of the Massachusetts Commissioner of Banks and the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

          If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering.  If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 13,291,125 shares without any further notice to you.

          No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal.  If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held.  Under those circumstances, all funds would be promptly returned and all subscribers would be given the opportunity to place a new order.  If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.  If Keller & Company establishes a new valuation range, it must be approved by the Massachusetts Commissioner of Banks and the Federal Reserve Board.

          In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it.  Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate.  While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities.  The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock.  Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

          Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our Peabody office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

          Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons designated on the stock order form as soon as practicable following completion of the offering.  We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Restrictions on Transfer of Shares After the Offering Applicable to Officers and Directors

          Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

          Shares of common stock purchased by our directors, trustees, officers and corporators may not be sold for a period of one year following the offering, except in the event of death or substantial disability, as determined by the Massachusetts Commissioner of Banks, of stockholder, or upon the written approval of the Commissioner of Banks.  Shares purchased by these persons in the open market after the offering will be free of this restriction.  Shares of common stock issued to our directors, trustees, officers and corporators will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

          Persons affiliated with us, including our directors, trustees, officers and corporators, received subscription rights based only on their accounts with East Boston Savings Bank as account holders.  While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution.  Furthermore, as set forth above, Massachusetts banking regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

          Purchases of outstanding shares of our common stock by directors, trustees, officers and corporators, or any person who becomes a director, trustee, officer or corporator after adoption of the plan of stock issuance, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Massachusetts Commissioner of Banks.  This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

          We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering and contributed to the charitable foundation.  This registration does not cover the resale of the shares.  Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act of 1933.  If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks.  We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Material Income Tax Consequences

          In connection with the stock offering we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.  We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

          Muldoon Murphy & Aguggia LLP has issued an opinion to us that, for federal income tax purposes:

•

it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Meridian Interstate Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering; and

•	the holding period for shares of common stock purchased in the direct community offering or syndicated community offering will begin on the day after the date of the purchase.

          The statements set forth in the first and second bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances.  According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value.  Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value.  Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

          Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion.  If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

          The opinion of Muldoon Murphy & Aguggia LLP is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission.  See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

          To the extent permitted by law, all interpretations by us of the plan of stock issuance will be final; however, such interpretations have no binding effect on the Massachusetts Commissioner of Banks.  The plan of stock issuance may be substantively amended by the board of directors of Meridian Interstate Bancorp as a result of comments from regulatory authorities or otherwise at any time prior to approval of the plan of stock issuance of the Massachusetts Commissioner of Banks and at any time thereafter with the concurrence of the Massachusetts Commissioner of Banks.  If the plan of stock issuance is so amended after the special meeting, no further approval of corporators will be needed unless otherwise required by the Massachusetts Commissioner of Banks.

          The plan may be terminated by action of the board of directors of Meridian Interstate Bancorp at any time prior to the special meeting and at any time thereafter with the concurrence of the Massachusetts Commissioner of Banks.  Unless all required shares have been sold and the offering is completed within 24 months from the date the plan was approved by the board of trustees, the plan will automatically terminate.

Meridian Charitable Foundation, Inc.

General

          In furtherance of our commitment to the communities we serve, Meridian Interstate Bancorp intends to contribute to Meridian Charitable Foundation 300,000 shares of Meridian Interstate Bancorp’s authorized but unissued common stock, which represents between 1.53% and 1.13% of the total amount of common stock that will be outstanding at the close of the offering.

          The contribution of common stock to Meridian Charitable Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of Meridian Interstate Bancorp in the year in which the foundation will be established.  In addition, the amount of common stock that Meridian Interstate Bancorp would offer for sale would be greater if the offering were to be completed without the formation of Meridian Charitable Foundation.  The contribution of the common stock to Meridian Charitable Foundation will not be included in determining whether the minimum number of shares of common stock has been sold in order to complete the offering.

Purpose of the Foundation

          The purpose of Meridian Charitable Foundation is to provide funding to support charitable causes and community development activities within the communities in which East Boston Savings Bank maintains its headquarters or a branch office.  Meridian Charitable Foundation is dedicated completely to community activities and the promotion of charitable causes, and is able to support such activities in manners that are not presently available to East Boston Savings Bank.  We believe that Meridian Charitable Foundation will enable East Boston Savings Bank to assist the communities within its market area in areas beyond community development and lending and will enhance its current activities under the Community Reinvestment Act.

          We further believe that the funding of Meridian Charitable Foundation with shares of Meridian Interstate Bancorp common stock will allow the East Boston Savings Bank community to share in the potential growth and success of Meridian Interstate Bancorp long after the offering.  Meridian Charitable Foundation will accomplish that goal by providing for continued ties between it and the communities in which East Boston Savings Bank has its headquarters or a branch office.

Structure of the Charitable Foundation

          Meridian Charitable Foundation was initially incorporated as a non-stock, nonprofit corporation in 1997.  Meridian Charitable Foundation’s board of directors currently is comprised of four individuals who are officers and/or directors of Meridian Interstate Bancorp and East Boston Savings Bank, four individuals who are corporators of Meridian Financial Services and one individual who is currently not affiliated with Meridian Financial Services, Meridian Interstate Bancorp or East Boston Savings Bank.  The articles of organization of Meridian Charitable Foundation provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code.  Meridian Charitable Foundation’s articles of organization also provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

          The board of directors of Meridian Charitable Foundation is responsible for establishing its grant and donation policies, consistent with the purposes for which it was established.  As directors of a nonprofit corporation, directors of Meridian Charitable Foundation will at all times be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established.  The directors of Meridian Charitable Foundation also are responsible for directing the activities of the foundation, including the management and voting of the shares of common stock of Meridian Interstate Bancorp held by the foundation.  However, as required by regulatory authorities, all shares of common stock held by Meridian Charitable Foundation will be voted in the same ratio as all other shares of the common stock on all proposals considered by stockholders of Meridian Interstate Bancorp.

          Meridian Charitable Foundation’s place of business is located at our administrative offices.  To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act, Regulation W thereunder and other regulations governing transactions between East Boston Savings Bank and the foundation.

          Meridian Bank Charitable Foundation will receive working capital from: (1) its existing funds; (2) any dividends that may be paid on Meridian Interstate Bancorp’s shares of common stock in the future; (3) within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or (4) the proceeds of the sale of any of the shares of common stock in the open market from time to time.  As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Meridian Charitable Foundation is required to distribute annually in grants or donations a minimum of 5.0% of the average fair market value of its net investment assets.

Tax Considerations

          Meridian Charitable Foundation is a private foundation that is exempt from federal income tax under Section 501(c)(3) of the Internal Revenue Code.

          Prior to completion of the offering, Meridian Interstate Bancorp expects to receive an opinion from its independent tax advisor that the contribution of its stock to Meridian Charitable Foundation should not constitute an act of self-dealing and that Meridian Interstate Bancorp should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution.  Under the Internal Revenue Code, Meridian Interstate Bancorp is permitted to deduct only an amount equal to 10% of its annual taxable income in any one year.  Meridian Interstate Bancorp is permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to Meridian Charitable Foundation.  Meridian Interstate Bancorp estimates that substantially all of the contribution should be deductible under federal law over the six-year period.  While the contribution is deductible under federal law, Meridian Interstate Bancorp may not have sufficient earnings to be able to use the deduction in full.  Meridian Interstate Bancorp does not expect to make any further contributions to Meridian Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code.  Any such decisions would be based on an assessment of, among other factors, Meridian Interstate Bancorp financial condition at that time, the interests of its stockholders and depositors, and the financial condition and operations of the foundation.

          As a private foundation, net income is generally exempt from federal and state income taxation.  However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%.  Meridian Charitable Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year.  Meridian Charitable Foundation is required to make its annual return available for public inspection.  The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

          Funding of Meridian Charitable Foundation may be subject to conditions to be agreed to by Meridian Charitable Foundation as a condition to receiving the Massachusetts Commissioner of Bank’s approval of the offering, including but not limited to:

•	the foundation must be dedicated to charitable purposes within the communities in which East Boston Savings Bank maintains its headquarters or a branch office;

•	the foundation must vote its shares in the same ratio as all other holders of shares;

•	the Massachusetts Division of Banks can examine the foundation;

•	the foundation must comply with all supervisory directives or regulatory bulletins imposed by the Massachusetts Division of Banks;

•	the foundation will operate according to written policies adopted by its board of directors, including a business plan and a conflict of interest policy;

•	the foundation will provide annual reports to the Massachusetts Division of Banks describing the grants made and the grant recipients;

•	the foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the articles of organization and bylaws of the foundation will not be amended in any material way without the prior written approval of the Massachusetts Commissioner of Banks.

Restrictions on Acquisition of Meridian Interstate Bancorp

General

          Certain provisions in the articles of organization and bylaws of Meridian Interstate Bancorp may have antitakeover effects.  In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

          Meridian Financial Services will own a majority of the outstanding common stock of Meridian Interstate Bancorp after the offering and, through its board of trustees, will be able to exercise voting control over most matters put to a vote of stockholders.  For example, Meridian Financial Services may exercise its voting control to prevent a sale or merger transaction or to defeat a stockholder nominee for election to the board of directors of Meridian Interstate Bancorp.  It will not be possible for another entity to acquire Meridian Interstate Bancorp without the consent of Meridian Financial Services.  Meridian Financial Services, as long as it remains in the mutual form of organization, will control a majority of the voting stock of Meridian Interstate Bancorp.

Certain Provisions of Meridian Interstate Bancorp’s Articles and Bylaws and the Massachusetts Law

          Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by Massachusetts law that may have the effect of deterring a future takeover attempt that is not approved by our board of directors.  The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws.  See “Where You Can Find More Information” as to where to obtain a copy of these documents.

          Directors.  The articles of organization and bylaws of Meridian Interstate Bancorp contain certain provisions that may make it difficult to change majority control of Meridian Interstate Bancorp’s board of directors. Massachusetts law also contains provisions similar to certain of the provisions of the articles, as described below.

          Meridian Interstate Bancorp’s articles of organization require that Meridian Interstate Bancorp have three classes of directors elected for three-year staggered terms, so that ordinarily no more than approximately one-third of Meridian Interstate Bancorp’s directors will stand for election in any one year. Thus, it would take two annual elections to replace a majority of Meridian Interstate Bancorp’s board. The shareholders do not have cumulative voting rights in the election of directors.

          Meridian Interstate Bancorp’s articles of organization, as well as Massachusetts law, also provide that any vacancy occurring in the board of directors, including vacancies resulting from an increase in the number of directors, may be filled only by a vote of a majority of the directors (even if such directors do not constitute a quorum).  The articles of organization further provide that if, at the time a board vacancy occurs, there is an interested shareholder, the vacancy may be filled only by vote of a majority of the independent directors then in office. Since Massachusetts law does not include a similar provision requiring the vote of the independent directors if there is an interested shareholder, this provision of the articles will not be effective unless the board of directors or the shareholders by a two-thirds vote elect to opt out of the Massachusetts provision under Massachusetts law. In addition, the bylaws impose certain advance notice and informational requirements on the nomination by shareholders of candidates for election to the board of directors. See “—Certain Provisions of Meridian Interstate Bancorp’s Articles and Bylaws —Shareholder Proposals and Director Nominations.”

          Meridian Interstate Bancorp’s articles of organization, as well as Massachusetts law, provide that directors may be removed only for cause and only by the shareholders. The articles require a two-thirds vote of the shareholders to remove a director, while Massachusetts law requires only a majority vote of the shareholders. The majority vote provision contained under Massachusetts law will govern (rather than the two-thirds vote provision contained in the articles) unless the board of directors or the shareholders by a two-thirds vote elect to opt out of the Massachusetts provision under Massachusetts law.

          The board of directors has not elected to opt out of these Massachusetts provisions, but it could choose to do so at any time.  Definitions of “independent director” and “interested shareholder” appear in the last subsection of “—Certain Provisions of Meridian Interstate Bancorp’s Articles and Bylaws.”

          The bylaws of Meridian Interstate Bancorp also provide that to be eligible to serve on the board of directors a person must:

•

not have been: (1) subject to a supervisory action by a financial regulatory agency that resulted in a cease or desist order; or (2) been convicted or charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a term exceeding one year in prison;

•

reside, for at least one year before his or her nomination or appointment, in a county in which an office of Meridian Interstate Bancorp or its subsidiary maintains a banking office or in an adjacent county;

•

not be either a corporator, trustee, director or officer of another financial institution in which Meridian Interstate Bancorp, a subsidiary of Meridian Interstate Bancorp or a majority stockholder of Meridian Interstate Bancorp owns less that 25% at the outstanding voting stock;

•

not be either a nominee or representative of a company of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the board of directors under the bylaws; or

•	not be either the nominee or representative of a person, group or group acting in concert that includes a person who would be ineligible to be elected to the board of directors under the bylaws.

          These qualification provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

          Meetings of Shareholders.  The articles of organization and bylaws provide that a special meeting of shareholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the directors then in office (unless at the time there is an interested shareholder, in which case such call by the board of directors shall also require the affirmative vote of a majority of the independent directors then in office), or by the secretary upon the written request of one or more shareholders who hold at least 80% in interest of the capital stock entitled to vote at such meeting. Only those matters set forth in the call of the special meeting may be considered or acted upon at such meeting, unless otherwise provided by law. With respect to annual meetings of shareholders, the bylaws impose certain advance notice and informational requirements for any business that a shareholder may wish to propose for consideration at such a meeting.  See “—Certain Provisions of Meridian Interstate Bancorp’s Articles and Bylaws—Shareholder Proposals and Director Nominations.”  The bylaws provide that any action by the shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to such action in writing.

          Authorized Stock.  The articles of organization authorize the board of directors to issue any of the 50 million shares of Meridian Interstate Bancorp common stock that are authorized but unissued. The board of directors may, without shareholder approval but subject to certain regulatory approvals, reclassify any unissued shares of common stock into one or more series of preferred stock and designate and issue one or more series of preferred stock, establish the number of shares in each such series, fix and state the voting powers, designations, preferences and the relative or special rights or privileges of the shares of any series so established and the qualifications thereon without further vote or action by the shareholders. In the event of a proposed merger, tender offer or other attempt to gain control of Meridian Interstate Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that might impede the completion of such a transaction. Meridian Interstate Bancorp has no present plans or understandings for the issuance of any shares of preferred stock.

          Vote Required to Approve Business Combinations Involving Interested Shareholders.  The articles of organization contain a so-called “fair price” provision pursuant to which certain mergers, acquisitions, stock issuances, dispositions of assets, liquidations or recapitalizations (these transactions are referred to as “business combinations”) involving an interested shareholder and Meridian Interstate Bancorp or any subsidiary would require shareholder approval by the affirmative vote of holders of at least 80% of the outstanding shares of Meridian Interstate Bancorp entitled to vote in elections of directors. The 80% vote is not required if the business combination is approved by two-thirds of the independent directors then in office or if certain procedures and price requirements are met. An affirmative vote of the holders of at least 80% of the outstanding voting stock is required to amend or repeal, or adopt any provisions inconsistent with, the fair price provision.

          Vote Required for Certain Transactions.  The articles of organization further provide that, unless a higher percentage vote is required by law or the fair price provision of the articles, any sale, lease or exchange of all or substantially all of Meridian Interstate Bancorp’s property or assets, including goodwill; or

•	the merger, share exchange or consolidation of Meridian Interstate Bancorp with or into any other entity must be approved by an affirmative vote of at least two-thirds of the total votes that may be cast by Meridian Interstate Bancorp’s shareholders on such a transaction. However, only a majority vote of Meridian Interstate Bancorp’s shareholders is necessary if the transaction has been recommended to the shareholders for approval by two-thirds of the directors then in office (unless there is an interested shareholder, in which case the recommendation to shareholders must also be approved by the vote of a majority of the independent directors then in office).

          Restrictions on Acquisitions of Securities.  The articles of organization provide that no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding voting stock of Meridian Interstate Bancorp. Shares acquired in excess of this limitation will not be entitled to vote or to take other shareholder action or to be counted in determining the total number of outstanding shares for purposes of any matter involving shareholder action, and such shares may be required to be sold through an independent trustee. The foregoing provision of the articles does not apply to:

•	Meridian Financial Services, Incorporated;

•

Meridian Interstate Bancorp or any subsidiary or any pension, profit-sharing, stock bonus or other compensation plan maintained by Meridian Interstate Bancorp or by a member of a controlled group of corporations or trades or businesses of which Meridian Interstate Bancorp is a member for the benefit of the employees of Meridian Interstate Bancorp or any subsidiary, or any trust or custodial arrangement established in connection with any such plan;

•

any offer or acquisition of shares of voting stock that has been approved in advance by an affirmative vote of not less than two-thirds of the directors then in office (plus an affirmative vote of two-thirds of the independent directors then in office if there is an interested shareholder at the time of the offer or acquisition);

•	any offer with a view toward public resale made exclusively to Meridian Interstate Bancorp by underwriters or a selling group acting on its behalf; or

•

a corporate reorganization without a change in the respective beneficial ownership interests of Meridian Interstate Bancorp’s shareholders other than pursuant to the exercise of any dissenters’ appraisal rights.

          Provisions for Amendment of Articles and Bylaws.  The articles of organization provide that, in general, amendment of the articles and the by-laws requires the vote of 80% of the votes eligible to be cast by Meridian Interstate Bancorp’s shareholders or, if two-thirds of the independent directors vote to recommend that the shareholders approve such amendment, the vote of a majority of the votes eligible to be cast by Meridian Interstate Bancorp’s shareholders. In addition, any provision of the articles that requires a greater than majority vote of shareholders can only be amended by such greater vote. In addition, the directors may amend the by-laws without shareholder approval by a majority vote (plus an affirmative vote of two-thirds of the independent directors if there is an interested shareholder).

          Shareholder Proposals and Director Nominations.  Shareholders may submit proposals for inclusion on the agenda of an annual meeting of shareholders, and may submit nominations for election to the board of directors at an annual meeting, only by delivering a notice thereof to the secretary of Meridian Interstate Bancorp at least 120 days but not more than 150 days in advance of the first anniversary of the date of the proxy statement for the previous year’s annual meeting.

          The shareholder notice must:

•	state the shareholder’s name, the name of other shareholders who support the proposal or nominee and the class and number of shares owned by them;

•

in the case of a proposal, describe the matter proposed and the reason for considering it at the annual meeting and must set forth any financial interest that the proposing shareholder has in the proposal; and

•

in the case of a nomination, the name, age, business address and residence address, principal occupation or employment of the nominee, the class and number of shares owned by the nominee, and any other information relating to the nominee that is required under the securities laws to be disclosed in solicitations of proxies with respect to nominees for election as directors, including, but not limited to, the written consent of the nominee to serve as a director if elected.

          The board of directors may reject a shareholder’s proposal or nomination if the shareholder does not fully and timely comply with the foregoing notice requirement.

          Purpose and Takeover Defensive Effects of Articles and Bylaws.  The boards of Meridian Interstate Bancorp and East Boston Savings Bank believe that the provisions described above are prudent and will reduce Meridian Interstate Bancorp’s vulnerability to takeover attempts and to certain other transactions that have not been negotiated with and approved by Meridian Interstate Bancorp’s board of directors. These provisions will also assist Meridian Interstate Bancorp and East Boston Savings Bank in the orderly deployment of the offering proceeds into productive assets. The boards believe these provisions are in the best interests of East Boston Savings Bank, Meridian Interstate Bancorp and its shareholders. Attempts to acquire control of financial institutions and their holding companies have become increasingly common. Takeover attempts that have not been negotiated with and approved by boards of directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the board of directors of Meridian Interstate Bancorp, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for Meridian Interstate Bancorp and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Meridian Interstate Bancorp’s assets.  An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then-current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous or retaining their investment in an enterprise that is under different management and the objectives of which may not be similar to those of the remaining shareholders.

          Potential Anti-Takeover Effects.  Despite the belief of East Boston Savings Bank and Meridian Interstate Bancorp as to the benefits to shareholders of the provisions described above, these provisions will have the effect of discouraging any takeover attempt that would not be approved either by regulatory policy or by Meridian Interstate Bancorp’s board of directors but pursuant to which shareholders may receive a substantial premium for their shares over then-current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove the board and Meridian Interstate Bancorp’s management. The boards of East Boston Savings Bank and Meridian Interstate Bancorp, however, have concluded that the potential benefits outweigh the possible disadvantages.

          Definition of “Interested Shareholder” and “Independent Director.”  An “interested shareholder” is any person (other than Meridian Interstate Bancorp, any direct or indirect subsidiary of Meridian Interstate Bancorp or any employee stock ownership plan formed by Meridian Interstate Bancorp) who or which:

•	is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of Meridian Interstate Bancorp;

•

is an affiliate” of Meridian Interstate Bancorp and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of Meridian Interstate Bancorp; or

•

is an assignee of or has otherwise succeeded to any shares of voting stock of Meridian Interstate Bancorp that were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession has occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 and was not approved by two-thirds of the independent directors.

          An “independent director” is defined in Meridian Interstate Bancorp’s articles of organization as any director of Meridian Interstate Bancorp at any time when there is no interested shareholder and, when there is an interested shareholder, any director who

•	is not, and was not at any time during the two-year period immediately prior to the date in question, an affiliate or associate of an interested shareholder; and

•	is not an employee of Meridian Interstate Bancorp or any of its affiliates.

          Employee Stock Ownership Plan.  The East Boston Savings Bank employee stock ownership plan, which expects to purchase 8.0% of the shares sold in the offering and contributed to Meridian Charitable Foundation, contains certain provisions permitting participating employees to direct the voting of shares held in the plan. Such provisions may be considered to have anti-takeover effects. See “Our Management —Benefit Plans—Employee Stock Ownership Plan.”

Statutory and Regulatory Restrictions

          Federal Change in Bank Control Act.  Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities. In addition, a person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if specified factors are present, such as having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, which will be the case with Meridian Interstate Bancorp.

          Accordingly, the filing of a notice with the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Meridian Interstate Bancorp, unless the individual files a rebuttal of control that is accepted by the Federal Reserve Board.  The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds.

          Federal Bank Holding Company Act.  Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act.

          Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required:

•	before any bank holding company could acquire 5% or more of the common stock of Meridian Interstate Bancorp; and

•	before any other company could acquire 25% or more of the common stock of Meridian Interstate Bancorp, or otherwise acquire control.

          Restrictions applicable to the operations of bank holding companies may also deter companies from seeking to obtain control of Meridian Interstate Bancorp. See “Regulation and Supervision.”

          Massachusetts Banking Law.  Massachusetts banking law also prohibits any “company,” defined to include banking institutions as well as corporations, from directly or indirectly controlling the voting power of 25% or more of the voting stock of two or more banking institutions without the prior approval of the Massachusetts Board of Bank Incorporation. Additionally, an out-of-state company that already directly or indirectly controls voting power of 25% or more of the voting stock of two or more banking institutions may not also acquire direct or indirect ownership or control of more than 5% of the voting stock of a Massachusetts banking institution without the prior approval of the Board of Bank Incorporation.

          Massachusetts Anti-Takeover Laws.  The Massachusetts General Laws contain two anti-takeover statutes that are applicable to certain public corporations in Massachusetts:  Chapter 110F, the “business combinations” law and Chapter 110D, the “control share acquisition” law. Chapter 110F of the Massachusetts General Laws generally prohibits a publicly held Massachusetts corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction which results in the shareholder becoming an interested shareholder, unless:

•	the corporation’s board of directors approves the business combination or transaction which results in the shareholder becoming an interested shareholder prior to such event;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and by certain employee stock plans; or

•

the business combination is approved by both the corporation’s board of directors and the holders of two-thirds of the corporation’s outstanding voting stock at a meeting of shareholders, excluding shares held by the interested shareholder.

          The Massachusetts General Laws defines the term “business combination” to include a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is generally a person who, together with affiliates and associates, owns, or within the prior three years, owned, 5% or more of a corporation’s voting stock.

Description of Meridian Interstate Bancorp Capital Stock

The common stock of Meridian Interstate Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation, any other government agency or the Depositors Insurance Fund.

General

          Meridian Interstate Bancorp is authorized to issue 50,000,000 shares of common stock having no par value.  Each share of Meridian Interstate Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.  Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable.  Meridian Interstate Bancorp will not issue any shares of preferred stock in the conversion.

Meridian Interstate Bancorp Common Stock

          Voting Rights.  After the conversion, the holders of common stock of Meridian Interstate Bancorp will possess exclusive voting rights in Meridian Interstate Bancorp.  They will elect Meridian Interstate Bancorp’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors.  Except as discussed in “Restrictions on Acquisition of Meridian Interstate Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.  If Meridian Interstate Bancorp issues preferred stock, holders of Meridian Interstate Bancorp preferred stock may also possess voting rights.

          Dividends.  Holders of Meridian Interstate Bancorp common stock will be entitled to receive and share equally in such dividends as the board of directors of Meridian Interstate Bancorp may declare out of funds legally available for such payments. If Meridian Interstate Bancorp issues preferred stock, holders of such stock may have a priority over holders of common stock with respect to the payment of dividends. State and federal laws and regulations place limitations on the payment of dividends. See “Our Dividend Policy.”

          Liquidation or Dissolution.  In the event of a liquidation or dissolution of Meridian Interstate Bancorp, holders of Meridian Interstate Bancorp common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of Meridian Interstate Bancorp (including all deposits in East Boston  Savings Bank and accrued interest thereon) and after distribution of the liquidation account established upon the completion of the conversion for the benefit of eligible account holders and supplemental eligible account holders who continue their deposit accounts at East Boston Savings Bank, all assets of Meridian Interstate Bancorp available for distribution. If Meridian Interstate Bancorp issues preferred stock, holders of such stock may have a senior interest over holders of common stock in such a distribution.

          No Preemptive or Redemption Rights.  Holders of Meridian Interstate Bancorp common stock will not have preemptive rights with respect to any shares of the capital stock of Meridian Interstate Bancorp that may be issued.  The common stock cannot be redeemed.

Preferred Stock

          Meridian Interstate Bancorp’s board of directors may, without shareholder approval but subject to certain regulatory approvals, reclassify any unissued shares of common stock into one or more series of preferred stock and designate and issue one or more series of preferred stock, establish the number of shares in each such series, fix and state the voting powers, designations, preferences and the relative or special rights or privileges of the shares of any series so established and the qualifications thereon without further vote or action by the shareholders. Any issuance of preferred stock could have an adverse effect on the voting and other rights of holders of common stock. Each series of preferred stock issued after the offering may rank senior to shares of common stock with respect to dividend rights and liquidation preferences, may have full, limited or no voting rights and may be convertible into shares of common stock.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

          We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering.  As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

          The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C.  The federal tax consequences of the stock offering have been opined upon by Muldoon Murphy & Aguggia LLP.  Muldoon Murphy & Aguggia LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver Freedman & Taff, LLP, Washington, D.C.

Experts

          The consolidated financial statements of Meridian Interstate Bancorp as of December 31, 2006 and 2005, and for the years then ended included in this prospectus and in the registration statement have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as set forth in its report appearing elsewhere herein and elsewhere in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Meridian Interstate Bancorp for the year ended December 31, 2004 appearing in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

          Keller & Company has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Change in Accountants

          Prior to the year ended December 31, 2005, Meridian Financial Services’ consolidated financial statements were audited by Grant Thornton LLP.  On March 26, 2005, Meridian Financial Services dismissed Grant Thornton LLP and on March 26, 2005, Meridian Financial Services engaged Wolf & Company, P.C., which continues as the independent registered public accounting firm of Meridian Interstate Bancorp.  Meridian Financial Services did not consult with Wolf & Company, P.C. prior to its engagement.  The decision to change accountants was approved by the audit committee of East Boston Savings Bank.

          Grant Thornton LLP’s report on the consolidated financial statements for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

          During 2004 and during the subsequent interim period through March 26, 2005, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Grant Thornton LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report.  Grant Thornton LLP has furnished a letter addressed to the Securities and Exchange Commission and filed as an exhibit to Meridian Interstate Bancorp’s registration statement stating its agreement with the statements made herein.

Where You Can Find More Information

          We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering and to be contributed to Meridian Charitable Foundation.  This prospectus forms a part of the registration statement.  The registration statement, including the exhibits, contains additional relevant information about us and our common stock.  The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus.  You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference room.  The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

           Meridian Interstate Bancorp has filed an application for approval of the plan of stock issuance with the Massachusetts Commissioner of Banks.  This prospectus omits certain information contained in the application.  The application for the plan of stock issuance may be inspected, without charge, at the offices of the Massachusetts Commissioner of Banks, One South Station, Boston, Massachusetts 02110.

          A copy of the plan of stock issuance and Meridian Interstate Bancorp’s articles of organization and bylaws are available without charge from Meridian Interstate Bancorp.

          The appraisal report of Keller & Company has been filed as an exhibit to our registration statement and to our application to the Massachusetts Commissioner of Banks.  Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above.  The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Massachusetts Commissioner of Banks as described above.

Index to Consolidated Financial Statements of
Meridian Interstate Bancorp, Inc.

Page

Report of Independent Registered Public Accounting Firm	F-1

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of June 30, 2007 (Unaudited) and December 31, 2006 and 2005	F-3

Consolidated Statements of Income for the six months ended June 30, 2007 and 2006 (Unaudited) and for the years ended December 31, 2006, 2005 and 2004	F-4

Consolidated Statements of Changes in Retained Earnings and Comprehensive Income for the six months ended June 30, 2007 (Unaudited) and for the years ended December 31, 2006, 2005 and 2004	F-5

Consolidated Statements of Cash Flows for the six months ended June 30, 2007 and 2006 (Unaudited) and for the years ended December 31, 2006, 2005 and 2004	F-6

Notes to Consolidated Financial Statements	F-8

*  *  *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee
Meridian Interstate Bancorp, Inc.
East Boston, Massachusetts

We have audited the accompanying consolidated balance sheets and the related consolidated statements of income, changes in retained earnings and comprehensive income and cash flows as of December 31, 2006 and 2005 and for the years then ended of Meridian Interstate Bancorp, Inc., successor, following the corporate reorganization described in Note 1 to the consolidated financial statements, to Meridian Financial Services, Incorporated.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meridian Interstate Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.
Boston, Massachusetts
March 23, 2007, except for Note 16 as to which
the date is September 19, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee
Meridian Financial Services, Incorporated

We have audited the accompanying consolidated statements of income, changes in retained earnings and comprehensive income, and cash flows of Meridian Interstate Bancorp, Inc., (the “Company”), successor, following the corporate reorganization described in Note 1 to the consolidated financial statements, to Meridian Financial Services, Incorporated, as the direct holding company for East Boston Savings Bank and its subsidiary for the year ended December 31, 2004.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Meridian Interstate Bancorp, Inc., for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP
Boston, Massachusetts
March 25, 2005, except for the first paragraph of Note 1 and
     Note 16 as to which the date is September 24, 2007

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

		December 31,
	June 30, 2007
		2006	2005

	(Unaudited)
ASSETS
Cash and due from banks	$13,935	$13,162	$18,866
Federal funds sold	13,958	10,332	12,801

Total cash and cash equivalents	27,893	23,494	31,667
Securities available for sale, at fair value	271,934	281,662	264,174
Federal Home Loan Bank stock, at cost	3,165	3,371	3,470
Loans held for sale	4,149	3,594	—
Loans	547,268	533,012	483,770
Less allowance for loan losses	(3,503)	(3,362)	(2,937)

Loans, net	543,765	529,650	480,833
Premises and equipment, net	22,375	19,700	17,929
Accrued interest receivable	5,519	5,502	4,670
Bank-owned life insurance	17,933	19,029	18,233
Investment in affiliate bank	11,102	11,313	491
Other assets	1,974	2,248	3,033

Total assets	$909,809	$899,563	$824,500

LIABILITIES AND RETAINED EARNINGS
Deposits:
Non interest-bearing	$29,136	$23,982	$29,107
Interest-bearing	716,477	713,007	643,437

Total deposits	745,613	736,989	672,544
Short-term borrowings	9,154	8,916	6,933
Long-term debt	30,103	31,673	30,175
Accrued expenses and other liabilities	12,237	11,710	10,605

Total liabilities	797,107	789,288	720,257

Commitments and contingencies (Notes 5, 6 and 10)
Retained earnings	109,502	106,911	103,617
Accumulated other comprehensive income	3,200	3,364	626

Total retained earnings	112,702	110,275	104,243

Total liabilities and retained earnings	$909,809	$899,563	$824,500

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands)

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$17,487	$15,628	$32,661	$28,708	$25,887
Interest on debt securities	5,549	5,293	10,577	10,454	11,553
Dividends on equity securities	544	432	1,204	747	705
Interest on federal funds sold	395	328	793	277	115

Total interest and dividend income	23,975	21,681	45,235	40,186	38,260

Interest expense:
Interest on deposits	12,423	8,809	20,009	13,202	11,024
Interest on short-term borrowings	191	137	392	279	43
Interest on long-term debt	778	644	1,427	1,064	870

Total interest expense	13,392	9,590	21,828	14,545	11,937

Net interest income	10,583	12,091	23,407	25,641	26,323
Provision (credit) for loan losses	143	180	434	456	(113)

Net interest income, after provision (credit) for loan losses	10,440	11,911	22,973	25,185	26,436

Non-interest income:
Customer service fees	1,362	1,158	2,444	2,271	2,489
Loan fees	275	354	606	443	291
Gain on sales of loans, net	25	21	69	190	220
Gain (loss) on sales of securities, net	2,032	1,036	(44)	117	534
Income from bank-owned life insurance	697	391	796	564	716
Equity loss on investment in affiliate bank	(211)	(112)	(578)	(109)	—
Other	9	28	49	79	81

Total non-interest income	4,189	2,876	3,342	3,555	4,331

Non-interest expenses:
Salaries and employee benefits	7,211	6,581	13,225	13,325	12,912
Occupancy and equipment	1,324	1,341	2,630	2,575	2,418
Data processing	732	819	1,578	1,361	1,271
Marketing and advertising	343	480	1,017	899	915
Professional services	334	455	1,036	753	685
Litigation settlement	—	—	575	—	—
Other general and administrative	829	902	1,833	1,724	1,903

Total non-interest expenses	10,773	10,578	21,894	20,637	20,104

Income before income taxes	3,856	4,209	4,421	8,103	10,663
Provision for income taxes	1,265	1,063	1,127	2,700	3,894

Net income	$2,591	$3,146	$3,294	$5,403	$6,769

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN RETAINED EARNINGS
AND COMPREHENSIVE INCOME

Six Months Ended June 30, 2007 (Unaudited) and the
Years Ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	Retained Earnings	Accumulated Other Comprehensive Income	Total Retained Earnings

Balance at December 31, 2003	$91,445	$6,336	$97,781

Comprehensive income:
Net income	6,769	—	6,769
Change in net unrealized gain on securities available for sale, net of reclassification adjustment and tax effects	—	(2,474)	(2,474)

Total comprehensive income			4,295

Balance at December 31, 2004	98,214	3,862	102,076

Comprehensive income:
Net income	5,403	—	5,403
Change in net unrealized gain on securities available for sale, net of reclassification adjustment and tax effects	—	(3,236)	(3,236)

Total comprehensive income			2,167

Balance at December 31, 2005	103,617	626	104,243

Comprehensive income:
Net income	3,294	—	3,294
Change in net unrealized gain on securities available for sale, net of reclassification adjustment and tax effects	—	3,323	3,323

Total comprehensive income			6,617

Adjustment to initially apply FASB Statement No. 158, net of tax effect	—	(585)	(585)

Balance at December 31, 2006	106,911	3,364	110,275

Comprehensive income:
Net income	2,591	—	2,591
Change in net unrealized gain on securities available for sale, net of reclassification adjustment and tax effects	—	(164)	(164)

Total comprehensive income			2,427

Balance at June 30, 2007 (unaudited)	$109,502	$3,200	$112,702

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 2007 and 2006 (Unaudited) and the
Years Ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Change flows from operating activities:
Net income	$2,591	$3,146	$3,294	$5,403	$6,769
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	143	180	434	456	(113)
Amortization of net deferred loan origination fees	(270)	(345)	(608)	(738)	(59)
Capitalization of mortgage servicing rights	(39)	(43)	(110)	(204)	(195)
Amortization of mortgage servicing rights	69	111	222	219	226
Loss (gain) on sale of loans held in portfolio	—	—	(14)	—	—
Net amortization of securities available for sale	408	532	1,017	1,584	1,595
Depreciation and amortization expense	574	589	1,178	1,131	1,019
Loss (gain) on sales of securities, net	(2,032)	(1,036)	44	(117)	(534)
Deferred income tax provision (benefit)	(110)	(193)	(390)	(1,751)	1,903
Income from bank-owned life insurance	(697)	(391)	(796)	(564)	(716)
Equity loss on investment in affiliate bank	211	112	578	109	—
Loans originated for sale	(3,890)	(3,238)	(6,624)	(19,106)	(17,881)
Principal balance of loans sold	3,890	3,238	6,624	19,106	17,881
Changes in operating assets and liabilities:
Accrued interest receivable	(17)	(127)	(832)	281	400
Other assets	471	(639)	(892)	1,984	(600)
Accrued expenses and other liabilities	527	(297)	113	1,816	250

Net cash provided by operating activities	1,829	1,599	3,238	9,609	9,945

Cash flows from investing activities:
Activity in securities available for sale:
Proceeds from maturities, calls and principal payments	67,364	44,609	91,909	10,817	15,569
Proceeds from sales	4,290	4,002	14,975	37,817	39,803
Purchases	(60,583)	(53,431)	(119,748)	(21,142)	(57,680)
Investment in affiliate bank	—	—	(11,400)	(600)	—
Redemption (purchase) of Federal Home Loan Bank stock	206	306	99	(755)	412
Loans originated, net of principal payments received	(14,543)	(21,979)	(55,540)	(56,133)	(23,733)
Proceeds from sales of loans held in portfolio	—	—	3,317	—	—
Purchase of bank-owned life insurance	—	—	—	—	(869)
Proceeds from life insurance	1,793	—	—	—	—
Purchases of premises and equipment	(3,249)	(996)	(2,949)	(2,051)	(2,056)

Net cash used in investing activities	(4,722)	(27,489)	(79,337)	(32,047)	(28,554)

(continued)

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

Six Months Ended June 30, 2007 and 2006 (Unaudited) and the
Years Ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Cash flows from financing activities:
Net increase in deposits	8,624	18,489	64,445	29,830	14,144
Net change in Federal Home Loan Bank advances with maturities less than three months	238	1,377	1,983	(12,497)	22,000
Proceeds from issuance of Federal Home Loan Bank advances with maturities of three months or more	—	1,724	14,013	12,823	—
Repayment of Federal Home Loan Bank advances with maturities of three months or more	(1,570)	(675)	(12,515)	(1,700)	(12,670)

Net cash provided by financing activities	7,292	20,915	67,926	28,456	23,474

Net change in cash and cash equivalents	4,399	(4,975)	(8,173)	6,018	4,865
Cash and cash equivalents at beginning of period	23,494	31,667	31,667	25,649	20,784

Cash and cash equivalents at end of period	$27,893	$26,692	$23,494	$31,667	$25,649

Supplemental cash flow information:
Interest paid on deposits	$12,454	$8,713	$19,631	$13,011	$10,993
Interest paid on Federal Home Loan Bank advances	974	778	1,798	1,320	895
Income taxes paid, net of refunds	87	1,893	2,497	2,401	2,983
Transfers from loans to loans held for sale	—	—	3,594	—	—

See accompanying notes to consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six Months Ended June 30, 2007 and 2006(Unaudited) and the
Years Ended December 31, 2006, 2005 and 2004

(Dollars in Thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Meridian Interstate Bancorp, Inc. (the “Company”), a wholly-owned subsidiary of Meridian Financial Services, Incorporated (“Meridian”), a mutual holding company. The Company was formed in a corporate reorganization in July 2006 to invest in Hampshire First Bank, and to own East Boston Savings Bank and its subsidiary (the “Bank”). Following the corporate reorganization, the Company became the mid-tier holding company subsidiary of Meridian and succeeded it as the Bank’s direct parent. The corporate reorganization constituted a change in reporting entity under Statement of Financial Accounting Standards No. 154 “Accounting Changes and Error Corrections; a Replacement of APB No. 20 and FASB Statement No. 3” (SFAS No. 154). In accordance with the guidance in SFAS No. 154, the change in reporting entity to reflect the new holding company structure has been retrospectively applied to the financial statements of all periods presented. The change in reporting entity resulted in increases (decreases) as compared to Meridian’s historic 2006, 2005 and 2004 net income and retained earnings of $163, $35 and $(15) and $(2,940), $(3,095) and $(1,849), or 5.2%, 0.6% and (0.2%) and (2.6%), (2.9%) and (1.7%), respectively.

The Company is accounting for its investment in Hampshire First Bank, a 40% owned de novo bank affiliate, by the equity method of accounting under which the Company’s share of the net income or loss of the affiliate is recognized as income or loss in the Company’s consolidated statement of income. The Bank’s subsidiary is Prospect, Inc., which engages in the buying, selling and holding of securities on its own behalf. All significant intercompany balances and transactions have been eliminated in consolidation.

The financial information included herein as of June 30, 2007 and for the interim periods ended June 30, 2007 and 2006 is unaudited; however, in the opinion of management the information reflects all adjustments (consisting solely of normal recurring adjustments) that are necessary for a fair presentation.  The results shown for six months ended June 30. 2007 and 2006 are not necessarily indicative of the results to be obtained for a full year.

Business and Operating Segments

The Bank provides loan and deposit services to its customers through banking offices in Peabody, Lynnfield, Melrose, Revere, Saugus, Winthrop, Everett and Lynn, as well as branches in East Boston.  The Bank is subject to competition from other financial institutions including commercial banks, other savings banks, credit unions, mortgage banking companies, and other financial service providers.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Business and Operating Segments (concluded)

Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas, and major customers. Generally, financial information is to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Management evaluates the Company’s performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified material operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company’s total revenues.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Reclassification

Certain amounts in the 2006, 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2007 presentation.

Significant Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Massachusetts.  Note 3 includes the types of securities in which the Company invests.  Note 4 includes the types of lending in which the Company engages.  The Company believes that it does not have any significant concentration in any one industry or customer.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include amounts due from banks and federal funds sold on a daily basis, which mature overnight or on demand.

Securities Available for Sale

Securities are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income, net of tax effects.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank (“FHLB”).  As such, it is required to invest in $100 par value stock of the FHLB in an amount at least equal to the greater of one percent of assets secured by residential housing or five percent of outstanding advances.  If the stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock.

Loans Held For Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Loan origination fees, net of certain direct origination costs, are deferred, and, upon sale, included in the determination of the gain on sale of loans.

Loans

The Bank grants mortgage, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by mortgage loans throughout eastern Massachusetts.  The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans (concluded)

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net deferred loan origination fees.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method over the terms of the loans.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due, unless the credit is well-secured and in process of collection.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income.  The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of the probable losses inherent in the loan portfolio and is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The adequacy of the allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components.  The specific component relates to loans that are classified as impaired, whereby an allowance is established when the discounted cash flows, collateral value or observable market price of the impaired loan is lower than the carrying value of that loan.  The general component relates to pools of non-impaired loans and is based on historical loss experience adjusted for qualitative factors.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (concluded)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets.  For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value.  Fair value is based on market prices for comparable mortgage servicing contracts.  Capitalized servicing rights are reported in other assets and, as a practical expedient, are amortized into non-interest income on a straight-line basis over estimated service periods of the underlying financial assets.  Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Premises and Equipment

Land is carried at cost.  Buildings, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter.  Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.  It is general practice to charge the cost of maintenance and repairs to earnings when incurred; major expenditures for improvements are capitalized and depreciated.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Bank-Owned Life Insurance

The Bank has purchased insurance policies on the lives of certain directors, executive officers and employees.  Bank-owned life insurance policies are reflected on the consolidated balance sheet at cash surrender value.  Changes in surrender value are reflected in non-interest income on the consolidated statement of income.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over financial assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising

Advertising costs are expenses when incurred.

Supplemental Executive Retirement Agreements

The Bank accounts for retirement benefits on the net periodic pension cost method for financial reporting purposes.  This method recognizes the compensation cost of an employee’s pension benefit over the employee’s approximate service period.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), which requires an employer to (a) recognize in its consolidated balance sheets the funded status of a benefit plan, (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year, (c) recognize, through other comprehensive income, net of tax, changes in the funded status of the benefit plan that are not recognized as net periodic benefit cost, and (d) disclose additional information about certain effects on net periodic benefit cost for the next fiscal year that relate to the delayed recognition of certain benefit cost elements.  The requirement to recognize the funded status of a benefit plan and provide additional disclosures is effective as of December 31, 2006.  The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end is effective for the year ending December 31, 2008.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Supplemental Executive Retirement Agreements (concluded)

The following table illustrates the incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet as of December 31, 2006.

	Before Application of SFAS No.158	Adjustments	After Application of SFAS No.158

Accrued pension benefit	$3,201	$992	$4,193
Net deferred tax asset (liability)	(45)	407	362
Total assets	899,201	362	899,563
Total liabilities	788,926	362	789,288
Accumulated other comprehensive income	3,949	(585)	3,364
Total retained earnings	110,860	(585)	110,275

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.  As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes.  The Bank’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability.  However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if deemed realizable.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the retained earnings section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income (continued)

The components of other comprehensive income (loss) and related tax effects are as follows:

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Change in unrealized holding gains/losses on securities available for sale	$1,751	$(755)	$5,641	$(5,242)	$(4,603)
Reclassification adjustments for losses (gains) realized in income	(2,032)	(1,036)	44	(117)	534

Net change in unrealized gains/losses	(281)	(1,791)	5,685	(5,359)	(4,069)
Tax effect	117	695	(2,362)	2,123	1,595

Net-of-tax amount	(164)	(1,096)	3,323	(3,236)	(2,474)

Adjustment to initially apply SFAS No. 158	—	—	(992)	—	—
Tax effect	—	—	407	—	—

Net of tax amount	—	—	(585)	—	—

	$(164)	$(1,096)	$2,738	$(3,236)	$(2,474)

The components of accumulated other comprehensive income, included in total retained earnings, are as follows:

		December 31,
	June 30, 2007
		2006	2005

	(Unaudited)
Net unrealized gain on securities available for sale	$6,748	$7,029	$1,344
Tax effect	(2,963)	(3,080)	(718)

Net-of-tax amount	3,785	3,949	626

Unrecognized net actuarial loss pertaining to supplemental executive retirement plans	(736)	(736)	—
Unrecognized net transition obligation pertaining supplemental executive retirement plans	(256)	(256)
Tax effect	407	407	—

Net-of-tax amount	(585)	(585)	—

	$3,200	$3,364	$626

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income (concluded)

The following amounts, included in accumulated other comprehensive income at December 31, 2006, are expected to be recognized as components of net periodic pension cost for the year ended December 31, 2007:

Actuarial loss	$55
Transition obligation	28

Recent Accounting Pronouncements

In March 2006, the FASB issued Statement No. 156, “Accounting for Servicing of Financial Assets”, which amends FASB Statement No. 140 and requires that all separately recognized servicing rights be initially measured at fair value, if practicable.  For each class of separately recognized servicing assets and liabilities, this Statement permits an entity to choose either of the following subsequent measurement methods: (1) amortize servicing assets or liabilities in proportion to and over the period of estimated net servicing income or net servicing loss, or (2) report servicing assets or liabilities at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur (the “fair value method”).  This Statement also requires additional disclosures for all separately recognized servicing rights and is effective for new transactions occurring and for subsequent measurement beginning on January 1, 2007 .  As management did not adopt the fair value method of accounting for its servicing rights, this Statement did not have any impact on the Company’s consolidated financial statements, other than expanded disclosures.

In July 2006, the FASB issued Financial Accounting Standards Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.”  FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions.  The Company adopted FIN 48 as of January 1, 2007 and the adoption did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  This Statement is effective for the Company on January 1, 2008 and is not expected to have a material impact on the Company’s consolidated financial statements.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Recent Accounting Pronouncements (concluded)

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115”, which provides companies with an option to report selected financial assets and liabilities at fair value.  Statement No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  This Statement is effective for the Company on January 1, 2008 and is not expected to have a material impact on its consolidated financial statements.

The Bank is the sole owner of life insurance policies pertaining to certain of the Bank’s employees.  The Bank has entered into agreements with these individuals whereby the Bank will pay to the individual’s estate or beneficiaries a portion of the death benefit that the Bank will receive as beneficiary of such policies.  No liability has been recognized on the consolidated balance sheet for such death benefits.  In September 2006, the FASB ratified EITF 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.”  This issue addresses accounting for split-dollar life insurance arrangements whereby the employer purchases a policy to insure the life of an employee, and separately enters into an agreement to split the policy benefits between the employer and the employee.  This EITF states that an obligation arises as a result of a substantive agreement with an employee to provide future postretirement benefits.  Under EITF 06-4, the obligation is not settled upon entering into an insurance arrangement.  Since the obligation is not settled, a liability should be recognized in accordance with applicable authoritative guidance.  EITF 06-4 is effective for fiscal years beginning after December 15, 2007 and the Company is in the process of evaluating the potential impacts of adopting EITF 06-4 on its consolidated financial statements.

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank.  At June 30, 2007 (unaudited), December 31, 2006 and 2005, these reserve balances amounted to $400, $400 and $4,904, respectively.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

3.	SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities available for sale, with gross unrealized gains and losses, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

June 30, 2007 (unaudited)
Debt securities:
Government-sponsored enterprises	$7,004	$—	$(145)	$6,859
Corporate bonds	228,052	22	(2,400)	225,674
Mortgage-backed securities	45	3	(3)	45

Total debt securities	235,101	25	(2,548)	232,578
Marketable equity securities	30,085	9,405	(134)	39,356

Total securities available for sale	$265,186	$9,430	$(2,682)	$271,934

December 31, 2006
Debt securities:
Government-sponsored enterprises	$9,005	$—	$(174)	$8,831
Corporate bonds	235,823	21	(2,702)	233,142
Mortgage-backed securities	46	3	(3)	46

Total debt securities	244,874	24	(2,879)	242,019
Marketable equity securities	29,759	9,894	(10)	39,643

Total securities available for sale	$274,633	$9,918	$(2,889)	$281,662

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES AVAILABLE FOR SALE (continued)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2005
Debt securities:
Government-sponsored enterprises	$15,944	$2	$(206)	$15,740
Corporate bonds	217,620	234	(3,455)	214,399
Mortgage-backed securities	50	3	(3)	50

Total debt securities	233,614	239	(3,664)	230,189
Marketable equity securities	29,216	5,710	(941)	33,985

Total securities available for sale	$262,830	$5,949	$(4,605)	$264,174

The amortized cost and fair value of debt securities by contractual maturity at June 30, 2007 and December 31, 2006 follows.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.

	June 30, 2007		December 31, 2006

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

	(Unaudited)
Within 1 year	$89,001	$88,477	$93,153	$92,838
Over 1 year to 5 years	144,097	142,096	151,675	149,135
Over 5 year to 10 years	1,958	1,960	—	—
Mortgage-backed securities	45	45	46	46

	$235,101	$232,578	$244,874	$242,019

For the six months ended June 30, 2007 and 2006 (unaudited), proceeds from sales of securities available for sale amounted to $4,290 and $4,002, respectively.  Gross gains of $2,479 and $1,270, and gross losses of $447 and $234 (unaudited), respectively, were realized on those sales.

For the years ended December 31, 2006, 2005 and 2004, proceeds from sales of securities available for sale amounted to $14,975, $37,817 and $39,803, respectively.  Gross gains of $1,291, $990 and $ 1,850 and gross losses of $1,335, $873 and $ 1,316 , respectively, were realized on those sales.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES AVAILABLE FOR SALE (continued)

Information pertaining to securities available for sale with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months

	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

June 30, 2007 (unaudited)
Debt securities:
Government-sponsored enterprises	$—	$—	$145	$6,859
Corporate bonds	934	94,249	1,466	112,557
Mortgage-backed securities	—	—	3	12

Total debt securities	934	94,249	1,614	119,428
Marketable equity securities	119	750	15	899

Total temporarily impaired securities	$1,053	$94,999	$1,629	$120,327

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES AVAILABLE FOR SALE (continued)

	Less Than Twelve Months		Over Twelve Months

	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

December 31, 2006
Debt securities:
Government-sponsored enterprises	$1	$1,999	$173	$6,832
Corporate bonds	381	88,661	2,321	115,561
Mortgage-backed securities	—	—	3	12

Total debt securities	382	90,660	2,497	122,405
Marketable equity securities	10	304	—	—

Total temporarily impaired securities	$392	$90,964	$2,497	$122,405

December 31, 2005
Debt securities:
Government-sponsored enterprises	$2	$4,969	$204	$6,804
Corporate bonds	688	71,388	2,767	80,437
Mortgage-backed securities	3	13	—	—

Total debt securities	693	76,370	2,971	87,241
Marketable equity securities	425	4,574	516	2,995

Total temporarily impaired securities	$1,118	$80,944	$3,487	$90,236

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SECURITIES AVAILABLE FOR SALE (concluded)

At both June 30, 2007 (unaudited) and December 31, 2006, one hundred twenty-one debt securities have unrealized losses with aggregate depreciation of 1% (unaudited) and 1%, respectively, from the Company’s amortized cost basis.  These unrealized losses relate principally to deterioration in value attributable to change in market conditions and not credit quality of the issuer.  In analyzing a debt issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports.  In determining that a decline in value of a debt security is temporary, management expects to collect the full amount of principal and interest payments within the contractual period. As management has the intent and ability to hold debt securities for the foreseeable future, no declines are deemed to be other than temporary.

At June 30, 2007, five (unaudited) marketable equity securities have unrealized losses with aggregate depreciation of 8% (unaudited) from the Company’s cost basis and at December 31, 2006, one marketable equity security has an unrealized loss with aggregate depreciation of 3% from the Company’s cost basis.  No credit issues have been identified that cause management to believe the decline in market value is other than temporary.  In analyzing an equity issuer’s financial condition, management considers industry analysts’ reports, financial performance and projected target prices of investment analysts within a one-year time frame.  Unrealized losses on marketable equity securities that are in excess of 25% of cost, and that have been sustained for more than twelve months are considered other than temporary and charged to earnings as impairment losses, or realized through the sale of the security.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

4.	LOANS

A summary of loans follow:

		December 31,
	June 30, 2007
		2006	2005

	(Unaudited)
Mortgage loans on real estate:
Residential real estate	$210,939	$204,559	$205,044
Commercial real estate	169,337	169,422	156,995
Construction	110,327	101,495	76,041
Multi-family	25,941	26,781	19,392
Home equity lines-of-credit	21,380	20,663	16,794

	537,924	522,920	474,266

Other loans:
Commercial non-real estate	8,652	10,220	10,149
Passbook and stock secured	713	506	529
Personal	1,267	824	470

	10,632	11,550	11,148

Total loans	548,556	534,470	485,414
Less:
Allowance for loan losses	(3,503)	(3,362)	(2,937)
Net deferred loan origination fees	(1,288)	(1,458)	(1,644)

Loans, net	$543,765	$529,650	$480,833

An analysis of the allowance for loan losses follows:

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Balance at beginning of period	$3,362	$2,937	$2,937	$2,485	$2,619
Provision (credit) for loan losses	143	180	434	456	(113)
Recoveries	75	3	3	7	9
Loans charged-off	(77)	(1)	(12)	(11)	(30)

Balance at end of period	$3,503	$3,119	$3,362	$2,937	$2,485

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

LOANS (concluded)

The following is a summary of information pertaining to impaired and non-accrual loans:

		December 31,
	June 30, 2007
		2006	2005

	(Unaudited)
Impaired loans without a valuation allowance	$2,822	$1,814	$—
Impaired loans with a valuation allowance	61	—	—

Total impaired loans	$2,883	$1,814	$—

Valuation allowance related to impaired loans	$61	$—	$—

Total non-accrual loans	$7,013	$2,667	$317

Total loans past-due ninety days or more and still accruing	$—	$—	$—

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Average investment in impaired loans	$2,778	$—	$701	$—	$—

Interest income recognized on impaired loans	$46	$—	$—	$—	$—

Interest income recognized on a cash basis on impaired loans	$46	$—	$—	$—	$—

No additional funds are committed to be advanced in connection with impaired loans.

5.	SERVICING

Loans serviced for others by the Bank are not included in the accompanying consolidated balance sheets.  The Bank retains servicing on most loan sales and generally earns a fee of 0.25% per annum based on the monthly outstanding balances of the loans serviced.  The unpaid principal balances of mortgage loans serviced for others amounted to $84,201, $85,254 and $85,542 at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

SERVICING (concluded)

Included in loans serviced for others at June 30, 2007 (unaudited) and December 31, 2006 and 2005 is $71,447, $71,505 and $72,568, respectively, in loans serviced for the Federal Home Loan Bank with a recourse provision whereby the Bank may be obligated to participate in potential losses on a limited basis. When a realized loss on foreclosure occurs. Losses are borne in priority order by the borrower, PMI insurance, the Federal Home Loan Bank and the Bank.   As of June 30, 2007 (unaudited) and December 31, 2006 and 2005, the maximum contingent liability associated with loans sold with recourse is $1,408, $1,362 and $1,378, respectively, which is not recorded in the consolidated financial statements. The Bank has never repurchased any loans or incurred any losses under these recourse provisions.

The following summarizes mortgage servicing rights capitalized and amortized:

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Balance at beginning of period	$292	$404	$404	$419	$450
Mortgage servicing rights capitalized	39	43	110	204	195
Mortgage servicing rights amortized	(69)	(111)	(222)	(219)	(226)

Balance at end of period	$262	$336	$292	$404	$419

The fair value of mortgage servicing rights at June 30, 2007 (unaudited) and December 31, 2006 and 2005 amounted to $1,000, $1,004 and $994, respectively.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

6.	PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment is as follows:

	June 30, 2007	December 31,		Estimated Useful Lives

		2006	2005

	(Unaudited)
Land and land improvements	$4,373	$3,082	$3,082	—
Buildings	15,958	12,221	12,184	40 years
Leasehold improvements	411	623	621	5 years
Equipment	6,076	5,699	5,610	3-10 years
Construction in process	2,619	4,587	1,978

	29,437	26,212	23,475
Less accumulated depreciation and amortization	(7,062)	(6,512)	(5,546)

	$22,375	$19,700	$17,929

Depreciation and amortization expense for the six months ended June 30, 2007 and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004 amounted to $574, $589, $1,178 and $1,131, $1,019, respectively.

At June 30, 2007 (unaudited), construction in process represents costs capitalized in connection with branches in Lynn and East Boston and firm commitments related to construction amounted to $141.

At December 31, 2006, construction in process represents costs capitalized in connection with branches in Lynn, Everett and East Boston and firm commitments related to construction amounted to $1,103.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

PREMISES AND EQUIPMENT (concluded)

Lease Commitments

The Bank is obligated under noncancellable operating lease agreements for banking offices and facilities.  These leases have primary terms with renewal options, the cost of which is not included below.  The leases generally provide that real estate taxes, insurance, maintenance and other related costs are to be paid by the Bank.  At June 30, 2007 and December 31, 2006, future minimum lease payments are as follows:

	June 30, 2007	December 31, 2006

	(Unaudited)
Within 1 year	$78	$76
Over 1 year to 2 years	61	62
Over 2 years to 3 years	61	54
Over 3 years to 4 years	61	54
Over 4 years to 5 years	38	54
Thereafter	—	4

	$299	$304

Total rent expense for all operating leases amounted to $62, $79, $153, $169 and $186, for the six months ended June 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004, respectively.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

7.	DEPOSITS

A summary of deposit balances, by type, follows:

	June 30, 2007	December 31,

		2006	2005

	(Unaudited)
Demand deposits	$29,136	$23,982	$29,107
NOW deposits	64,108	65,136	66,368
Money market deposits	108,785	96,744	111,261
Regular and other deposits	128,328	130,878	149,721

Total non-certificate accounts	330,357	316,740	356,457

Term certificates less than $100,000	257,339	256,251	213,346
Term certificates $100,000 and greater	157,917	163,998	102,741

Total term certificates	415,256	420,249	316,087

Total deposits	$745,613	$736,989	$672,544

A summary of term certificates, by maturity, follows:

	June 30, 2007		December 31, 2006		December 31, 2005

	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate

	(Unaudited)
Within 1 year	$242,087	4.85%	$286,883	4.60%	$159,790	3.09%
Over 1 year to 2 years	149,042	5.07	75,942	4.89	122,953	4.11
Over 2 year to 3 years	18,990	4.51	47,364	5.16	11,965	3.53
Over 3 years	5,137	4.41	10,060	4.14	21,379	3.92

	$415,256	4.90%	$420,249	4.70%	$316,087	3.56%

Brokered certificates of deposit, included in the above table, amounted to $850, $1,215, and $1,912 at June 30, 2007 (unaudited), December 31, 2006 and 2005, respectively.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

8.	BORROWINGS

Federal Home Loan Bank (“FHLB”) advances amounting to $9,154, $8,916 and $6,933 at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively, mature within one year at a weighted average rate of 5.33%, 5.33% and 4.39%, respectively.

Long-term FHLB advances outstanding are as follows:

	June 30, 2007		December 31, 2006		December 31, 2005

Maturing During the Year Ending December 31,	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate

	(Unaudited)
2006	$—	—%	$—	—%	$10,115	3.71%
2007	2,880	4.77	4,450	4.69	3,010	4.39
2008	14,698	4.81	14,698	4.81	5,000	3.74
2009	7,475	4.00	7,475	4.00	7,000	3.90
2010	5,050	4.22	5,050	4.22	5,050	4.22

Total FHLB advances	$30,103	4.51%	$31,673	4.51%	$30,175	3.91%

As of June 30, 2007 (unaudited), the Bank also has an available line of credit of $9,430 with the Federal Home Loan Bank of Boston at an interest rate that adjusts daily.

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of certain first mortgage loans on owner-occupied residential property.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

9.	INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Current tax provision:
Federal	$1,147	$1,023	$1,314	$3,440	$1,697
State	228	233	203	1,011	294

Total current provision	1,375	1,256	1,517	4,451	1,991

Deferred tax (benefit) provision:
Federal	(93)	(153)	(350)	(1,302)	1,415
State	(17)	(40)	(40)	(449)	488

Total deferred (benefit) provision	(110)	(193)	(390)	(1,751)	1,903

Total provision	$1,265	$1,063	$1,127	$2,700	$3,894

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Statutory federal tax rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	3.6	2.5	2.4	4.6	4.9
Dividends received deduction	(2.2)	(5.1)	(5.0)	(1.9)	(1.4)
Bank-owned life insurance	(2.8)	(6.3)	(6.2)	(2.3)	(0.8)
Other, net	0.2	0.2	0.3	(1.1)	(0.2)

Effective tax rates	32.8%	25.3%	25.5%	33.3%	36.5%

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

INCOME TAXES (continued)

The components of the net deferred tax asset, included in other assets on the consolidated balance sheet, are as follows:

	June 30, 2007	December 31,

		2006	2005

	(Unaudited)
Deferred tax asset:
Federal	$3,261	$3,168	$2,712
State	1,026	1,009	935

	4,287	4,177	3,647

Deferred tax liability:
Federal	(2,554)	(2,629)	(1,087)
State	(1,144)	(1,186)	(633)

	(3,698)	(3,815)	(1,720)

Net deferred tax asset	$589	$362	$1,927

The tax effects of each item that give rise to deferred taxes are as follows:

	June 30, 2007	December 31,

		2006	2005

	(Unaudited)
Net unrealized gain on securities available for sale	$(2,963)	$(3,080)	$(718)
Depreciation and amortization	(289)	(304)	(498)
Allowance for loan losses	1,434	1,376	1,202
Employee benefit plans	2,265	2,186	1,987
Deferred income	34	104	180
Other, net	108	80	(226)

Net deferred tax asset	$589	$362	$1,927

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

INCOME TAXES (concluded)

A summary of the change in the net deferred tax asset (liability) is as follows:

	Six Months Ended June 30,		Years Ended December 31,

	2007	2006	2006	2005	2004

	(Unaudited)
Balance at beginning of period	$362	$1,927	$1,927	$(1,947)	$(1,639)
Deferred tax benefit (provision)	110	193	390	1,751	(1,903)
Change in net unrealized gain on securities available for sale	117	695	(2,362)	2,123	1,595
Adjustment to initially apply SFAS No. 158	—	—	407	—	—

Balance at end of period	$589	$2,815	$362	$1,927	$(1,947)

The federal income tax reserve for loan losses at the Bank’s base year is $7,500.  If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the year in which used.  As the Bank intends to use the reserve to absorb only loan losses, a deferred tax liability of $3,000 has not been provided.

10.	OTHER COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments which are not reflected in the accompanying consolidated financial statements.

Loan Commitments

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.  The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.  The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

OTHER COMMITMENTS AND CONTINGENCIES (continued)

Loan Commitments (concluded)

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual amount of those instruments.  The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.  A summary of outstanding financial instruments whose contract amounts represent credit risk is as follows:

	June 30, 2007	December 31,

		2006	2005

	(Unaudited)
Commitments to originate loans	$45,996	$28,218	$9,414
Unadvanced funds on construction loans	36,076	37,617	84,927
Unadvanced funds on home equity lines of credit	17,997	19,673	19,099
Unadvanced funds on revolving lines of credit	28,914	25,374	24,241
Commercial letters of credit	1,809	1,306	761

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since a portion of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements.  The Bank evaluates each customer’s credit worthiness on a case by case basis.  The amount of collateral obtained, if deemed necessary by the Bank for the extension of credit, is based upon management’s credit evaluation of the borrower.  Collateral held includes, but is not limited to, residential real estate and deposit accounts.

Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers.  These lines of credit are collateralized if deemed necessary and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party.  Those letters of credit are primarily issued to support borrowing arrangements.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

OTHER COMMITMENTS AND CONTINGENCIES (concluded)

Employment Agreements

The Bank has entered into employment agreements with certain senior executives.  The agreements provide for a minimum annual salary, subject to increase at the discretion of the Board of Directors, and other benefits.  The agreements may be terminated for cause by the Bank without further liability on the part of the Bank, or by the executives with prior written notice to the Board of Directors.

Legal Claims

Various legal claims may arise from time to time in the normal course of business, but in the opinion of management, these claims are not expected to have a material effect on the Company’s consolidated financial statements.

11.	EMPLOYEE BENEFIT PLANS

401(k) Plan

The Bank has a 401(k) plan to provide basic and supplemental retirement benefits for eligible employees.  Under this plan, each employee reaching the age of eighteen and having completed at least three months of service in any one twelve-month period, beginning with such employee’s date of employment, can elect to be a participant in the retirement plan.  All participants are fully vested upon entrance to the plan.  The Bank contributes three percent of an employee’s compensation regardless of the employee’s contributions and makes matching contributions equal to fifty percent of the first six percent of an employee’s compensation contributed to the Plan.  For the six months ended June 30, 2007  and 2006 (unaudited) and years ended December 31, 2006, 2005 and 2004, expense attributable to the plan amounted to $273, $257, $484, $501 and $468, respectively.

Supplemental Executive Retirement Plans – Officers and Directors

The Bank has Supplemental Executive Retirement Plans for certain senior officers and directors which provide for a defined benefit obligation, based on the executive’s or director’s final average compensation.

These plans are unfunded and have no assets. The Bank does not expect to contribute assets to the plans in 2007.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (continued)

Supplemental Executive Retirement Plans – Officers and Directors (continued)

Information pertaining to activity in the plans is as follows:

	Six Months Ended June 30,

	2007		2006

	Officers	Directors	Officers	Directors

	(Unaudited)
Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—	$—	$—
Employer contribution	—	—	—	—
Benefits payments	—	—	—	—

Fair value of plan assets at end of period	—	—	—	—

Change in benefit obligation:
Benefit obligation at beginning of period	3,547	646	3,922	386
Service cost	32	30	32	30
Interest cost	113	11	113	11
Benefit payments	—	—	—	—
Plan amendment	—	—	—	—
Actuarial loss (gain)	—	—	—	—

Benefit obligation at end of period	3,692	687	4,067	427

Funded status	(3,692)	(687)	(4,067)	(427)
Unrecognized net loss	—	—	—	—
Unrecognized net transition obligation	—	—	—	—

Accrued benefit obligation	$(3,692)	$(687)	$(4,067)	$(427)

Accumulated benefit obligation	$2,905	$640	$2,882	$394

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (continued)

Supplemental Executive Retirement Plans – Officers and Directors (continued)

	Years Ended December 31,

	2006		2005		2004

	Officers	Directors	Officers	Directors	Officers	Directors

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—	$—	$—	$—	$—
Employer contribution	784	—	—	—	—	—
Benefits payments	(784)	—	—	—	—	—

Fair value of plan assets at end of year	—	—	—	—	—	—

Change in benefit obligation:
Benefit obligation at beginning of year	3,922	386	4,161	—	2,829	—
Service cost	63	59	88	56	182	—
Interest cost	226	22	208	18	163	—
Benefit payments	(784)	—	—	—	—	—
Plan amendment	—	—	—	312	—	—
Actuarial loss (gain)	120	179	(535)	—	987	—

Benefit obligation at end of year	3,547	646	3,922	386	4,161	—

Funded status	(3,547)	(646)	(3,922)	(386)	(4,161)	—
Unrecognized net loss	—	—	442	—	987	—
Unrecognized net transition obligation	—	—	—	284	—	—

Accrued benefit obligation	$(3,547)	$(646)	$(3,480)	$(102)	$(3,174)	$—

Accumulated benefit obligation	$2,905	$517	$2,860	$271	$3,065	$—

The components of net periodic pension cost are as follows:

	Six Months Ended June 30,

	2007		2006

	Officers	Directors	Officers	Directors

	(Unaudited)
Service cost	$32	$30	$32	$30
Interest cost	113	11	113	11
Recognized net actuarial loss	—	—	—	—
Recognition of prior service cost	—	—	—	—

	$145	$41	$145	$41

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (continued)

Supplemental Executive Retirement Plans – Officers and Directors (concluded)

	Years Ended December 31,

	2006		2005		2004

	Officers	Directors	Officers	Directors	Officers	Directors

Service cost	$63	$59	$88	$56	$182	$—
Interest cost	226	22	208	18	163	—
Recognized net actuarial loss	5	—	10	—	—	—
Recognition of prior service cost	—	28	—	28	—	—

	$294	$109	$306	$102	$345	$—

The assumptions used to determine benefit obligation and net periodic pension cost are as follows:

	Six Months Ended June 30,

	2007		2006

	Officers	Directors	Officers	Directors

Discount rate	5.75%	5.75%	5.75%	5.75%
Rate of compensation increase	4.00%	3.00%	4.00%	3.00%
Expected return on plan assets	n/a	n/a	n/a	n/a
Retirement age	65	72	65	72

	Years Ended December 31,

	2006		2005		2004

	Officers	Directors	Officers	Directors	Officers	Directors

Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	—
Rate of compensation increase	4.00%	3.00%	4.00%	3.00%	4.00%	—
Expected return on plan assets	N/A	N/A	N/A	N/A	N/A	—
Retirement age	65	72	65	72	65	—

The expected future benefit payments for the plans are as follows:

Year Ending December 31,	Officers	Directors

2007	$—	$—
2008	—	240
2009	—	—
2010	—	—
2011	3,533	—
2012-2016	1,666	565

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

EMPLOYEE BENEFIT PLANS (concluded)

Equity Appreciation Plan

The Bank has an equity appreciation plan to attract, retain and motivate directors and officers and other key managerial employees.  On February 10, 2005, the Bank’s Executive Committee voted to freeze the Equity Appreciation Plan at the current level of shares and on January 25, 2007 voted to terminate the Plan with payout to occur in 2008.  The accrued liability for this plan as of June 30, 2007 (unaudited) and December 31, 2006 and 2005 amounted to $1,723, $1,723 and $1,885, respectively.  The expense for the years ended December 31, 2005 and 2004 amounted to $488 and $330, respectively.

Incentive Compensation Plan

Eligible officers and employees of the Bank participate in an incentive compensation plan which is based on various factors as set forth by the Executive Committee.  Incentive compensation plan expense for the six months ended June 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004 amounted to $378, $252, $573, $828 and $1,036, respectively.

12.	RELATED PARTY TRANSACTIONS

The following summarizes the activity with respect to loans made to officers and directors of the Company and members of their immediate families.

	Six Months Ended June 30, 2007
		Years Ended December 31,

		2006	2005

	(Unaudited)
Balance at beginning of period	$12,294	$12,129	$11,016
Additions	1,169	3,123	3,103
Reductions	(1,433)	(2,958)	(1,990)

Balance at end of period	$12,030	$12,294	$12,129

Such loans are made in the normal course of business at the Bank’s normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection.

Deposits from related parties totaled $7,563, $7,080 and $6,368 at June 30, 2007 (unaudited) and December 31, 2006 and 2005, respectively.  All such deposits were accepted in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

RELATED PARTY TRANSACTIONS (concluded)

In connection with the Company’s investment in Hampshire First Bank (“HFB”), East Boston Savings Bank has entered into a Master Services Agreement whereby certain services are provided to HFB.  During the six months ended June 30, 2007 (unaudited) and the year ended December 31, 2006, revenue recorded by the Company for providing such services amounted to $1 and $12, respectively.  Additionally, four out of ten of the directors of HFB also serve as directors of the Company, including one who serves as the Chairman of the Board of both entities.

13.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory-and possible additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to mutual holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of June 30, 2007 (unaudited), December 31, 2006 and 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of June 30, 2007 and December 31, 2006, the most recent notification from the Federal Deposit Insurance Company categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

The Company’s and the Bank’s actual capital amounts and ratios follow:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

June 30, 2007 (Unaudited)
Total Capital (to Risk Weighted Assets):
Consolidated	$117,151	15.4%	$60,838	8.0%	N/A	N/A
East Boston Savings Bank	103,306	13.8	59,824	8.0	$74,781	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	109,476	14.4	30,419	4.0	N/A	N/A
East Boston Savings Bank	95,631	12.8	29,912	4.0	44,868	6.0
Tier 1 Capital (to Average Assets):
Consolidated	109,476	12.0	36,403	4.0	N/A	N/A
East Boston Savings Bank	95,631	10.7	35,640	4.0	44,550	5.0
December 31, 2006
Total Capital (to Risk Weighted Assets):
Consolidated	$114,684	15.1%	$60,688	8.0%	N/A	N/A
East Boston Savings Bank	100,187	13.4	59,638	8.0	$74,548	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	106,882	14.1	30,344	4.0	N/A	N/A
East Boston Savings Bank	92,385	12.4	29,819	4.0	44,729	6.0
Tier 1 Capital (to Average Assets):
Consolidated	106,882	12.4	34,402	4.0	N/A	N/A
East Boston Savings Bank	92,385	10.5	35,335	4.0	44,168	5.0

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2005
Total Capital (to Risk Weighted Assets):
Consolidated	$108,659	15.5%	$56,113	8.0%	N/A	N/A
East Boston Savings Bank	108,659	15.5	56,113	8.0	$70,142	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	103,576	14.8	28,057	4.0	N/A	N/A
East Boston Savings Bank	103,576	14.8	28,057	4.0	42,085	6.0
Tier 1 Capital (to Average Assets):
Consolidated	103,576	12.8	32,433	4.0	N/A	N/A
East Boston Savings Bank	103,576	12.8	32,433	4.0	40,541	5.0

A reconciliation of the Company’s and Bank’s retained earnings to regulatory capital follows:

	June 30, 2007		December 31, 2006		December 31, 2005

	Consolidated	Bank	Consolidated	Bank	Consolidated	Bank

	(Unaudited)
Total retained earnings per financial statements	$112,702	$98,857	$110,275	$95,778	$104,243	$104,243
Adjustments to Tier 1 capital:
Accumulated other comprehensive income	(3,200)	(3,200)	(3,364)	(3,364)	(626)	(626)
Servicing assets	(26)	(26)	(29)	(29)	(41)	(41)

Total Tier 1 capital	109,476	95,631	106,882	92,385	103,576	103,576

Adjustments for total capital:
Allowance for loan losses	3,503	3,503	3,354	3,354	2,937	2,937
45% of net unrealized gains on marketable equity securities	4,172	4,172	4,448	4,448	2,146	2,146

Total capital per regulatory reporting	$117,151	$103,306	$114,684	$100,187	$108,659	$108,659

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.  Disclosure is not required for certain financial instruments and all nonfinancial instruments.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and cash equivalents - The carrying amounts of cash and short-term instruments approximate fair values.

Securities available for sale - Fair values for securities are based on quoted market prices.

Federal Home Loan Bank stock - The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans held for sale - Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loans - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits- The fair values disclosed for non-certificate accounts, by definition, equal to the amount payable on demand at the reporting date which is their carrying amounts.  Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

Borrowings - The fair value is estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest - The carrying amounts of accrued interest approximate fair value.

Off-balance sheet credit-related instruments - Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.  The fair value of these instruments is considered immaterial.

The carrying amounts and estimated fair values of the Company’s financial instruments are as follows:

	June 30,		December 31,

	2007		2006		2005

	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(Unaudited)
Financial assets:
Cash and cash equivalents	$27,893	$27,893	$23,494	$23,494	$31,667	$31,667
Securities available for sale	271,934	271,934	281,662	281,662	264,174	264,174
Federal Home Loan Bank stock	3,165	3,165	3,371	3,371	3,470	3,470
Loans held for sale	4,149	4,149	3,594	3,594	—	—
Loans	543,765	535,123	529,650	532,484	480,833	482,781
Accrued interest receivable	5,519	5,519	5,502	5,502	4,670	4,670
Financial liabilities:
Deposits	745,613	748,106	736,989	738,422	672,544	672,842
Borrowings	39,257	38,811	40,589	40,042	37,108	36,675
Accrued interest payable	1,133	1,133	1,169	1,169	770	770

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

15.	CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining only to Meridian Interstate Bancorp funded in July 2006, is as follows:

BALANCE SHEETS	June 30, 2007	December 31, 2006

	(Unaudited)
Assets
Cash and cash equivalents	$47	$26
Securities available for sale at fair value	2,495	2,506
Investment in subsidiary	98,856	96,227
Investment in affiliate bank	11,102	11,313
Other assets	202	203

Total assets	$112,702	$110,275

Liabilities and Stockholder’s Equity
Accrued expenses and other liabilities	$—	$—
Stockholder’s equity	112,702	110,275

Total liabilities and stockholder’s equity	$112,702	$110,275

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)

CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (concluded)

	Six Months Ended June 30, 2007	Year Ended December 31, 2006

	(Unaudited)
STATEMENTS OF INCOME
Income:
Interest and dividends on securities	$64	$180
Equity loss on investment in affliate bank	(211)	(578)

Total loss	(147)	(398)
Operating expenses	49	58

Loss before income taxes and equity in undistributed earnings of subsidiary	(196)	(456)
Applicable income tax provision (benefit)	6	(113)

	(202)	(343)
Equity in undistributed earnings of subsidiary	2,793	3,637

Net income	$2,591	$3,294

STATEMENTS OF CASH FLOWS
Cash flows from operating activities:
Net income	$2,591	$3,294
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Equity in undistributed earnings of subsidiary	(2,793)	(3,637)
Equity loss on investment in affliate bank	211	578
Net amortization of securities available for sale	—	(125)
Decrease (increase) in other assets	1	(203)

Net cash provided (used) by operating activities	10	(93)

Cash flows from investing activities:
Sales and maturities of securities available for sale	75	23,050
Purchase of securities available for sale	(64)	(25,431)
Investment in affiliate bank	—	(12,000)
Dividend from subsidiary	—	14,500

Net cash from investing activities	11	119

Net increase in cash and cash equivalents	21	26
Cash and cash equivalents at beginning of period	26	—

Cash and cash equivalents at end of period	$47	$26

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

(Dollars in Thousands)

16.	STOCK OFFERING

On July 2, 2007, the Board of Directors of the Company and the Board of Directors of the Bank unanimously adopted the Plan of Stock Issuance (the “Plan”) pursuant to which the Company intends to sell common stock representing a minority ownership of the estimated pro forma market value of the Company, which will be determined by an independent appraisal, to eligible depositors of the Bank and the Company’s qualified employee benefit plans in a stock subscription offering and, if necessary, to the general public in a community and/or syndicated community offering.  The majority of the common stock will be owned by the Company’s parent company, Meridian Financial Services, Incorporated (a mutual holding company).  The Plan is subject to the approval of the appropriate regulatory agencies.

Offering costs will be deferred and reduce the proceeds from the shares sold in the offering.  If the offering is not completed, all costs will be expensed.  At June 30, 2007, deferred costs of $23 had been incurred, and are included in other assets in the accompanying balance sheet.

As part of the offering, the Company will establish a liquidation account in the amount equal to the net worth of the Company as of the date of the latest consolidated balance sheet appearing in the final prospectus distributed in connection with the offering.  The liquidation account will be maintained for the benefit of the eligible account holders and supplemental eligible account holders who maintain their accounts at East Boston Savings Bank after the offering.  The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date.  Subsequent increases will not restore an account holder’s interest in the liquidation account.  In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts held then.

Subsequent to the offering, the Company may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

You should rely only on the information contained in this prospectus.  Neither East Boston Savings Bank nor Meridian Interstate Bancorp has authorized anyone to provide you with different information.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Holding Company for East Boston Savings Bank)

11,557,500 Shares
(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

KEEFE, BRUYETTE & WOODS

_______________, 2007

Until __________, 2007, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$4,173
NASD filing fee (1)	14,092
Nasdaq Stock Market listing fee	100,000
Massachusetts amended articles fee	50,275
EDGAR, printing, postage and mailing	100,000
Legal fees and expenses (including marketing firm legal fees)	375,000
Accounting fees and expenses	200,000
Appraiser’s fees and expenses	57,500
Business Plan fees and expenses	35,000
Marketing firm fees and expenses (1) (2)	892,800
Offering agent fees and expenses	27,500
Transfer agent and registrar fees and expenses	20,000
Certificate printing	5,000
Miscellaneous	8,660

Total	$1,890,000

(1)	Estimated expenses based on the registration of 13,591,125 shares at $10.00 per share.
(2)

Keefe, Bruyette & Woods, Inc. will receive a fee equal to 0.75% of the aggregate purchase price of shares sold in the subscription and community offering, excluding shares purchased by the employee stock ownership plan, by the charitable foundation and by officers, directors and employees of East Boston Savings Bank and members of their immediate families.

Item 14.  Indemnification of Directors and Officers.

          Sections 8.50-8.59 of the Massachusetts Business Corporation Act authorize a Massachusetts corporation to indemnify its present and former directors and officers under certain conditions. Article 7 of our bylaws provides that we shall indemnify each person who serves or has served as a director or officer at the level of Vice President or above to the fullest extent permitted by applicable law, against expenses (including attorney’s fees), judgments, fines, ERISA excise taxes, penalties, and amounts reasonably paid in settlement incurred in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative, arbitrative or investigative (without regard to whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity for or on behalf of Meridian Interstate Bancorp, Inc. while serving as a director or officer) or any claim, issue or matter therein, which proceeding such director or officer is, or is threatened to be made, a party to or participant in by reason of the fact that he or she is or was one of our directors or officers or was serving at our request as a director, officer, trustee, or in a similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights of indemnification continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, estate, executors, administrators and personal representatives. No amendment, termination or repeal of the provisions of Article 7 of our bylaws or of the relevant provisions of the Massachusetts Business Corporation Act shall affect or deprive a director or officer of the benefit of those by-laws or applicable law with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to such amendment, termination or repeal.

          Section 2.02 of the Massachusetts Business Corporation Act authorizes a Massachusetts corporation to adopt a provision in its articles of organization eliminating or limiting the personal liability of directors to the corporation for monetary damages for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for:

•	any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any improper distributions to shareholders under Section 6.40 of the Massachusetts Business Corporation Act; or

•	any transaction from which the director derived an improper personal benefit.

          Section 6.5.4 of Meridian Interstate Bancorp’s articles of organization provides that, to the maximum extent permitted by the Massachusetts Business Corporation Act, none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability. No amendment to or repeal of the provisions of Section 6.5.4 shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any act or failure to act of such director occurring prior to such amendment or repeal. If the Massachusetts Business Corporation Act is subsequently amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Act as so amended. A principal effect of Section 6.5.4 is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described above.

          Section 8.57 of the Massachusetts Business Corporation Act also authorizes a Massachusetts corporation to obtain insurance on behalf of its directors and officers against liability incurred by them in those capacities. We have procured a directors’ and officers’ liability and company reimbursement liability insurance policy that insures (a) our directors and officers against losses, above a deductible amount, arising from specified types of claims made against them by reason of enumerated acts done or attempted by our directors or officers and (b) us against losses, above a deductible amount, arising from any of the specified types of claims, but only if we are required or permitted to indemnify our directors or officers for those losses under statutory or common law or under provisions of our articles of organization or bylaws.

Item 15.  Recent Sales of Unregistered Securities.

None.

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between East Boston Savings Bank and Keefe, Bruyette & Woods, Inc. *
1.2	Draft Agency Agreement
2.1	Plan of Stock Issuance *
3.1	Amended and Restated Articles of Organization of Meridian Interstate Bancorp, Inc. *
3.2	Amended and Restated Bylaws of Meridian Interstate Bancorp, Inc. *
4.1	Draft Specimen Stock Certificate of Meridian Interstate Bancorp, Inc. *
5.1	Opinion of Muldoon Murphy & Aguggia LLP re: Legality
8.1	Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters
10.1	Form of East Boston Savings Bank Employee Stock Ownership Plan *
10.2	Form of East Boston Savings Bank Employee Stock Ownership Plan Trust Agreement *
10.3	East Boston Savings Bank Employee Stock Ownership Plan Loan Agreement, Pledge Agreement and Promissory Note *
10.4	Form of Amended and Restated Employment Agreement *
10.5	Form of East Boston Savings Bank Employee Severance Compensation Plan *
10.6	Form of Amended and Restated Supplemental Executive Retirement Agreements with certain officers *
10.7	Form of Supplemental Executive Retirement Agreements with certain directors *
16.0	Letter on Change in Certifying Accountant *
23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1 and 8.1 filed herewith)
23.2	Consent of Wolf & Company, P.C.
23.3	Consent of Grant Thornton LLP
23.4	Consent of Keller & Company, Inc. *
24.1	Powers of Attorney *
99.1	Appraisal Report of Keller & Company, Inc. (P) *
99.2	Draft Marketing Materials
99.3	Form of Subscription Order Form and Instructions
99.4	Form of Meridian Charitable Foundation, Inc. Gift Instrument *

(P)	The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.
*	Previously filed.

(b)	Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling prece dent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Boston, Commonwealth of Massachusetts on November 7 , 2007.

Meridian Interstate Bancorp, Inc.

By:	/s/ Richard J. Gavegnano

Richard J. Gavegnano
Chairman of the Board and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Richard J. Gavegnano	Chairman of the Board and	November 7 , 2007
Chief Executive Officer (principal executive officer)
Richard J. Gavegnano

/s/ Leonard V. Siuda	Chief Financial Officer and Treasurer (principal accounting and financial officer)	November 7 , 2007

Leonard V. Siuda

*	President and Director

Robert F. Verdonck

*	Executive Vice President and Director

Philip F. Freehan

*	Director

Vincent D. Basile

*	Director

James P. DelRossi

*	Director

Anna R. DiMaria

*	Director

Domenic A. Gambardella

*	Director

Edward L. Lynch

*	Director

Gregory F. Natalucci

*	Director

James G. Sartori

*	Director

Paul T. Sullivan

*	Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Meridian Interstate Bancorp, Inc. on September 28, 2007

/s/ Richard J. Gavegnano	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 7, 2007

Richard J. Gavegnano